      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1994


                                                       REGISTRATION NO. 33-54099
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 PRE-EFFECTIVE



                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ---------------------

                            DRESSER INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                       75-0813641                          35
(STATE OR OTHER JURISDICTION OF (I.R.S. EMPLOYER IDENTIFICATION   (PRIMARY STANDARD INDUSTRIAL
 INCORPORATION OR ORGANIZATION)               NO.)                   CLASSIFICATION NUMBER)

                             ---------------------

                2001 ROSS AVENUE                               REBECCA R. MORRIS
              DALLAS, TEXAS 75201                VICE PRESIDENT-CORPORATE COUNSEL AND SECRETARY
                 (214) 740-6000                             DRESSER INDUSTRIES, INC.
       (ADDRESS, INCLUDING ZIP CODE, AND                        2001 ROSS AVENUE
   TELEPHONE NUMBER, INCLUDING AREA CODE, OF                  DALLAS, TEXAS 75201
   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                     (214) 740-6000
                                                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                                                                    NUMBER,
                                                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ---------------------
                                   COPIES TO:

              MICHAEL D. REYNOLDS                            J. DAVID KIRKLAND, JR.
               WHEATLEY TXT CORP.                            BAKER & BOTTS, L.L.P.
             6750 S. 57TH W. AVENUE                           3000 ONE SHELL PLAZA
             TULSA, OKLAHOMA 74131                            HOUSTON, TEXAS 77002

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE EFFECTIVE TIME OF THE MERGER (THE "MERGER") OF WTXT ACQUISITION CORPORATION ("WAC") INTO WHEATLEY TXT CORP. ("WHEATLEY"), AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 31, 1994 (THE "MERGER AGREEMENT"), ATTACHED AS APPENDIX I TO THE PROXY STATEMENT/PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT.
                             ---------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            DRESSER INDUSTRIES, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501 (B) OF REGULATION S-K

                                                                      CAPTION OR LOCATION IN
                        ITEM NUMBER TO FORM S-4                     PROXY STATEMENT/PROSPECTUS
                        -----------------------                     --------------------------
A.  INFORMATION ABOUT THE TRANSACTION
     1.   Forepart of Registration Statement and Outside
          Front Cover Page of Prospectus.....................   Cover Page of Registration
                                                                Statement; Outside Front Cover
                                                                Page of Proxy Statement/Prospectus
     2.   Inside Front and Outside Back Cover Pages
          of Prospectus......................................   Available Information;
                                                                Incorporation of Certain Documents
                                                                by Reference
     3.   Risk Factors, Ratio of Earnings to Fixed Charges
          and Other Information..............................   Summary
     4.   Terms of the Transaction...........................   Summary; The Merger; Certain
                                                                Provisions of the Merger
                                                                Agreement; Comparative Rights of
                                                                Stockholders
     5.   Pro Forma Financial Information....................   Summary; Unaudited Pro Forma
                                                                Combined Condensed Financial
                                                                Statements
     6.   Material Contacts with the Company Being
          Acquired...........................................   Not Applicable
     7.   Additional Information Required for Reoffering by
          Persons and Parties Deemed to be Underwriters......   Not Applicable
     8.   Interests of Named Experts and Counsel.............   Not Applicable
     9.   Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities.....   Not Applicable
B.  INFORMATION ABOUT THE REGISTRANT
    10.   Information with Respect to S-3 Registrants........   Available Information;
                                                                Incorporation of Certain Documents
                                                                by Reference
    11.   Incorporation of Certain Information by
          Reference..........................................   Available Information;
                                                                Incorporation of Certain Documents
                                                                by Reference
    12.   Information with Respect to S-2 or S-3
          Registrants........................................   Not Applicable
    13.   Incorporation of Certain Information by
          Reference..........................................   Not Applicable
    14.   Information with Respect to Registrants Other Than
          S-3 or S-2 Registrants.............................   Not Applicable
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
    15.   Information with Respect to S-3 Companies..........   Available Information;
                                                                Incorporation of Certain Documents
                                                                by Reference
    16.   Information with Respect to S-2 or S-3 Companies...   Not Applicable
    17.   Information with Respect to Companies Other Than
          S-3 or S-2 Companies...............................   Not Applicable
D.  VOTING AND MANAGEMENT INFORMATION
    18.   Information if Proxies, Consents or Authorizations
          are to be Solicited................................   Outside Front Cover Page of Proxy
                                                                Statement/Prospectus; Available
                                                                Information; Incorporation of
                                                                Certain Documents by Reference;
                                                                Summary; Introduction; The
                                                                Meeting; The Merger; Proposals of
                                                                Stockholders
    19.   Information if Proxies, Consents or Authorizations
          Are Not to be Solicited or in an Exchange Offer....   Not Applicable

[WHEATLEY-TXT LOGO]


                                                                   July   , 1994


To Our Stockholders:


     You are cordially invited to attend a Special Meeting of Stockholders of Wheatley TXT Corp. ("Wheatley") at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Friday, August 5, 1994, at 9:00 a.m., Houston time.


     At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 31, 1994, by and among Wheatley, Dresser Industries, Inc. ("Dresser") and WTXT Acquisition Corporation, a wholly owned subsidiary of Dresser ("WAC"), pursuant to which WAC would merge (the "Merger") with and into Wheatley. If the Merger Agreement is approved and adopted and the Merger becomes effective, each share of common stock of Wheatley will be converted into the right to receive 0.7 shares of Dresser common stock. The exchange ratio for shares of Dresser common stock to be received by Wheatley stockholders is subject to adjustment if Dresser common stock trades below $20 per share or above $27 per share during a specified period prior to the approval of the Merger by Wheatley stockholders. The adjustment is described more fully in the accompanying Proxy Statement/Prospectus.

     Your Board of Directors believes that the proposed Merger, which was approved unanimously by the Board, is in the best interest of Wheatley and recommends that you vote FOR adoption and approval of the Merger Agreement and the Merger. In addition, the Board of Directors has received the opinion of Simmons & Company International that the consideration to be received by holders of Wheatley common stock in the Merger is fair from a financial point of view. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Wheatley common stock.

     You are urged to read carefully the Proxy Statement/Prospectus and the Appendices in their entirety for a complete description of the Merger and the Merger Agreement. Whether or not you plan to attend the Special Meeting, please be sure to date, sign and return the proxy card in the enclosed postage-paid envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          /s/ GARY L. ROSENTHAL
                                              Gary L. Rosenthal
                                              Chairman of the Board

                               WHEATLEY TXT CORP.
                             6750 S. 57TH W. AVENUE
                             TULSA, OKLAHOMA 74131

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON AUGUST 5, 1994


TO THE STOCKHOLDERS:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Wheatley TXT Corp. ("Wheatley") will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Friday, August 5, 1994, at 9:00 a.m., Houston time, to vote upon adoption and approval of an Agreement and Plan of Merger (the "Merger Agreement"), which is described in and attached as Appendix I to the attached Proxy Statement/Prospectus, and the merger provided for therein.


     Pursuant to the Merger Agreement, (a) a newly formed, wholly owned subsidiary of Dresser Industries, Inc. ("Dresser") would merge with and into Wheatley, (b) Wheatley would become a wholly owned subsidiary of Dresser and (c) each issued and outstanding share of common stock of Wheatley would be converted into 0.7 shares of Dresser common stock. The exchange ratio for shares of Dresser common stock to be received by Wheatley stockholders is subject to adjustment if Dresser common stock trades below $20 per share or above $27 per share during a specified period prior to the approval of the Merger Agreement by Wheatley stockholders. The adjustment is more fully described in the accompanying Proxy Statement/Prospectus.


     Only Wheatley stockholders of record at the close of business on June 29, 1994 are entitled to notice of and to vote at the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination during normal business hours by any Wheatley stockholder, for purposes germane to the Special Meeting, for a period of ten days prior to the Special Meeting at the office of Wheatley's subsidiary, Texsteam, Inc., 1020 Rankin Road, Houston, Texas 77073.


     We hope you will be represented at the meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important -- as is the vote of every stockholder -- and the Board of Directors of Wheatley appreciates the cooperation of stockholders in directing proxies to vote at the meeting.

     Your proxy may be revoked at any time by the following procedures set forth in the accompanying Proxy Statement/Prospectus.

                                          By order of the Board of Directors

                                          /s/ MICHAEL D. REYNOLDS
                                              Michael D. Reynolds
                                              Vice President -- Human Resources
                                              and Secretary

Tulsa, Oklahoma
July   , 1994

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would  be unlawful prior to           *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED JULY 6, 1994


                            DRESSER INDUSTRIES, INC.
                               WHEATLEY TXT CORP.

                           PROXY STATEMENT/PROSPECTUS

                             ---------------------

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of WTXT Acquisition Corporation ("WAC") with and into Wheatley TXT Corp. ("Wheatley") pursuant to an Agreement and Plan of Merger dated as of May 31, 1994, among Dresser Industries, Inc. ("Dresser"), WAC and Wheatley (the "Merger Agreement"). As a result of the Merger, Wheatley will become a wholly owned subsidiary of Dresser and the stockholders of Wheatley will receive in the aggregate up to 9,133,675 shares of Dresser common stock, par value $.25 per share ("Dresser Common Stock"), together with a corresponding number of associated rights ("Dresser Stock Purchase Rights") to purchase one one-hundredth of a share of Series A Junior Preferred Stock, without par value, of Dresser in exchange for all of the issued and outstanding shares of Wheatley common stock, par value $.01 per share ("Wheatley Common Stock"), and shares potentially issuable pursuant to Wheatley employee benefit plans and convertible securities. Pursuant to the Merger, each outstanding share of Wheatley Common Stock will be converted into 0.7 shares (the "Conversion Number" or "Exchange Ratio") of Dresser Common Stock. The Conversion Number is subject to adjustment, as more fully described herein, if the average trading price of the Dresser Common Stock is below $20 per share or above $27 per share during a specified period prior to the approval of the Merger Agreement by Wheatley stockholders.


     This Proxy Statement/Prospectus serves as the Proxy Statement of Wheatley for its special meeting of stockholders to be held on August 5, 1994 (the "Special Meeting"). See "The Meeting." This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Wheatley on
or about July   , 1994 in connection with the solicitation by the Board of
Directors of Wheatley (the "Wheatley Board") of proxies from the holders of Wheatley Common Stock to be used at the Special Meeting. This Proxy Statement/Prospectus also constitutes a prospectus of Dresser with respect to the shares of Dresser Common Stock to be issued to stockholders of Wheatley pursuant to the Merger Agreement.


     No persons have been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by Dresser or Wheatley. This Proxy Statement/
Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of Dresser or Wheatley since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date.

                             ---------------------

THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATE HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
  OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY  , 1994.

                             AVAILABLE INFORMATION

     Dresser and Wheatley are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the following Regional Offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information filed by Dresser can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, Incorporated (the "PSE"), 301 Pine Street, San Francisco, California 94104, on which exchanges the Dresser Common Stock is listed.

     Dresser has filed with the Commission a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Dresser Common Stock to be issued pursuant to the Merger Agreement. Except as provided in the Merger Agreement, the information contained herein with respect to Dresser and its subsidiaries has been provided by Dresser and the information with respect to Wheatley and its subsidiaries has been provided by Wheatley. The Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments hereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO DRESSER, REBECCA R. MORRIS, VICE PRESIDENT - CORPORATE COUNSEL AND SECRETARY, DRESSER INDUSTRIES, INC., 2001 ROSS AVENUE, DALLAS, TEXAS 75201, TELEPHONE NUMBER (214) 740-6000, AND IN THE CASE OF DOCUMENTS RELATING TO WHEATLEY, MICHAEL D. REYNOLDS, VICE PRESIDENT - HUMAN RESOURCES AND SECRETARY, WHEATLEY TXT CORP., 6750 S. 57TH W. AVENUE, TULSA, OKLAHOMA 74131, TELEPHONE NUMBER (918) 446-4551. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 29, 1994.


     Dresser and Wheatley hereby undertake to provide, without charge, to each person, including any beneficial owner of Wheatley Common Stock, to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to one of the persons indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated herein by reference:

           (1) Dresser's Annual Report on Form 10-K for its fiscal year ended October 31, 1993.


           (2) Dresser's Quarterly Report on Form 10-Q for the period ended January 31, 1994.



           (3) Dresser's Quarterly Report on Form 10-Q for the period ended April 30, 1994, as amended by Amendment No. 1 to such Quarterly Report on Form 10-Q/A dated June 24, 1994.



           (4) Dresser's Current Reports on Form 8-K dated December 9, 1993, December 29, 1993 and January 28, 1994.



           (5) Dresser's Current Report on Form 8-K dated January 21, 1994, as amended by Amendment No. 1 to such Current Report on Form 8-K/A dated March 10, 1994.



           (6) Annual Report of Baroid Corporation ("Baroid") on Form 10-K for its fiscal year ended December 31, 1993.



           (7) Baroid's Current Reports on Form 8-K dated January 14, 1994 and January 18, 1994.



           (8) Baroid's prospectus dated April 16, 1993, filed pursuant to Rule 424(b) under the Securities Act.



           (9) The description of the Dresser Stock Purchase Rights, including a description of the Dresser Common Stock (contained in Exhibit 1 to the Registration Statement on Form 8-A filed by Dresser with the Commission August 30, 1990, as amended by Amendment No. 1 on Form 8 filed with the Commission on October 3, 1990).



           (10) Wheatley's Annual Report on Form 10-K for its fiscal year ended February 28, 1994, as amended by Amendment No. 1 on Form 10-K/A dated June 13, 1994.



          (11) Wheatley's Current Report on Form 8-K dated December 3, 1993, as amended by Wheatley's Current Report on Form 8-K/A dated January 14, 1994.



          (12) Wheatley's Current Reports on Form 8-K dated December 31, 1993 and June 2, 1994.


     All documents and reports filed by Dresser or Wheatley pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus except as so modified or superseded.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................      2
SUMMARY...............................................................................      5
THE COMPANIES.........................................................................     12
THE MEETING...........................................................................     13
  Special Meeting.....................................................................     13
  Quorum..............................................................................     13
  Vote Required.......................................................................     13
  Record Date; Stock Entitled to Vote.................................................     13
  Voting of Proxies...................................................................     14
  Revocation of Proxies...............................................................     14
  Solicitation of Proxies.............................................................     14
  Security Ownership of Certain Persons...............................................     14
THE MERGER............................................................................     15
  Merger Consideration................................................................     15
  Adjustments to Merger Consideration.................................................     15
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares....     15
  Stock Exchange Listing..............................................................     16
  Background of the Merger............................................................     16
  Recommendation of the Wheatley Board; Reasons for the Merger........................     18
  Opinion of Financial Advisor........................................................     19
  Effective Time of the Merger........................................................     23
  Certain Federal Income Tax Consequences.............................................     23
  Anticipated Accounting Treatment....................................................     24
  Certain Regulatory Matters..........................................................     25
  Rights of Dissenting Stockholders...................................................     25
  Wheatley Employee Matters...........................................................     25
  Resales of Dresser Common Stock; Registration Rights................................     26
  Interests of Certain Persons in the Merger..........................................     27
CERTAIN PROVISIONS OF THE MERGER AGREEMENT............................................     29
  Conditions to the Merger............................................................     29
  Representations and Warranties......................................................     30
  Certain Covenants; Conduct of Business of Wheatley..................................     31
  Additional Agreements...............................................................     33
  Expenses and Termination Fee........................................................     34
  Indemnification.....................................................................     34
  Amendment, Waiver and Termination...................................................     35
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................     37
DESCRIPTION OF DRESSER CAPITAL STOCK..................................................     54
DESCRIPTION OF DRESSER STOCK PURCHASE RIGHTS..........................................     54
COMPARISON OF STOCKHOLDER RIGHTS......................................................     57
  Preferred Stock.....................................................................     57
  No Preemptive Rights................................................................     57
  Limitations on Specified Transactions...............................................     57
  Liability of Directors and Officers.................................................     58
  Vacancies on the Board of Directors.................................................     58
  Restriction on Payment of Greenmail.................................................     58
PROPOSALS OF STOCKHOLDERS.............................................................     59
MANAGEMENT AND OTHER INFORMATION......................................................     59
LEGAL MATTERS.........................................................................     59
EXPERTS...............................................................................     59
APPENDIX I -- AGREEMENT AND PLAN OF MERGER............................................    I-1
APPENDIX II -- OPINION OF SIMMONS & COMPANY INTERNATIONAL.............................   II-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to carefully read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE SPECIAL MEETING


Meeting of Stockholders....  The Special Meeting will be held on Friday, August
                               5, 1994 at 9:00 a.m. Houston time at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.


Matter to be Considered at
the Special Meeting........  At the Special Meeting, stockholders of Wheatley will be asked to approve and adopt the Merger Agreement and the Merger. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each share of Wheatley Common Stock will be converted into 0.7 shares of Dresser Common Stock. The Conversion Number is subject to certain adjustments as described under "The Merger -- Adjustments to Merger Consideration." For additional information relating to the Special Meeting, see "The Meeting."

Quorum; Vote Required......  The presence, in person or by proxy, at the Special
                               Meeting of the holders of a majority of the outstanding shares of Wheatley Common Stock is necessary to constitute a quorum at the meeting. Adoption and approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Wheatley Common Stock. See "The Meeting -- Vote Required" and "Certain Provisions of the Merger
                               Agreement -- Conditions to the Merger."


Record Date................  Only stockholders of record of Wheatley Common
                               Stock at the close of business on June 29, 1994 are entitled to notice of and to vote at the Special Meeting. On that date, there were 11,823,373 shares of Wheatley Common Stock outstanding, with each share of Wheatley Common Stock entitled to cast one vote with respect to the Merger Agreement.



Security Ownership of
  Management...............  Directors and executive officers of Wheatley who had the right to vote, as of the record date, approximately 4% of the outstanding Wheatley Common Stock as a group have indicated that they intend to vote in favor of the proposal to approve and adopt the Merger Agreement. See "The Meeting -- Security Ownership of Certain Persons."


THE MERGER

Effect of the Merger.......  Pursuant to the Merger, WAC would merge with and into Wheatley, Wheatley would continue as the surviving corporation (sometimes referred to as the "Surviving Corporation"), and Wheatley would become a wholly owned subsidiary of Dresser. Pursuant to the Merger, each issued and outstanding share of Wheatley Common Stock would be automatically converted into 0.7 shares of Dresser Common Stock. The Conversion Number is subject to adjustment in the event the Average Daily Price (as defined herein) of Dresser Common Stock is either less than $20 or greater than $27 during a specified period prior to the Special Meeting. See "The
                               Merger -- Adjustments to Merger Consideration."

Recommendation of the
  Wheatley Board and
  Reasons
  for the Merger...........  The Board of Directors of Wheatley believes that the terms of the Merger are fair to and in the best interests of its stockholders and has unanimously approved the Merger Agreement and the Merger. The Board of Directors of Wheatley unanimously recommends that Wheatley stockholders vote to adopt and approve the Merger Agreement. See "The Merger -- Recommendation of the Wheatley Board; Reasons for the Merger."

                             Wheatley's Board of Directors believes the Merger
                               is an opportunity for Wheatley's stockholders to participate in a combined enterprise that has significantly greater business and financial resources than Wheatley would have absent the Merger and to receive, on a tax-deferred basis, a premium for their Wheatley Common Stock based on recent market prices. See "The
                               Merger -- Background of the Merger" and
                               "-- Recommendation of the Wheatley Board of
                               Directors; Reasons for the Merger."

Opinion of Financial
Advisor....................  Simmons & Company International ("SCI") has
                               delivered its written opinion to the Board of Directors of Wheatley dated May 27, 1994, that, as of the date of such opinion, the consideration to be received by the holders of Wheatley Common Stock in the Merger was fair from a financial point of view.

                             For information on the assumptions made, matters
                               considered and limits of the review by SCI in connection with its opinion, see "The
                               Merger -- Opinion of Financial Advisor."
                               Stockholders are urged to read in its entirety the opinion of SCI, attached as Appendix II to this Proxy Statement/Prospectus.

Effective Time of the
Merger.....................  The Merger will become effective upon the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, or, if agreed to by the parties, at such time thereafter as may be provided in the Certificate of Merger (the "Effective Time"). The filing will be made as soon as practicable after the closing of the Merger (the "Closing"). The Merger Agreement provides that the Closing is to occur no later than two days after all of the conditions to the Merger contained in the Merger Agreement have been satisfied or waived, unless another time is agreed to by the parties. See "Certain Provisions of the Merger
                               Agreement -- Conditions to the Merger."

Conditions to the Merger...  The obligations of Dresser and Wheatley to consummate the Merger are subject to certain conditions including: (i) obtaining the approval of the stockholders of Wheatley; (ii) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) no order being entered in any action or proceeding or other legal restraint or prohibition preventing the consummation of the Merger; (iv) the receipt by each party of various certificates, consents, reports and approvals from the other parties to the Merger and from third parties; (v) the accuracy in all material respects of the representations and warranties of each party and compliance with all covenants and conditions by each party; (vi) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; and (vii) approval for listing on the NYSE, subject to official notice of issuance, of the Dresser Common Stock to be issued in connection with the Merger. Dresser and Wheatley anticipate that substantially all the above conditions (other than Wheatley stockholder approval) will be satisfied prior to the Special Meeting. Either Dresser or Wheatley may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations. See "The Merger -- Certain Regulatory Matters" and "Certain Provisions of the Merger Agreement -- Conditions to the Merger."

Amendment, Waiver and
  Termination..............  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of Dresser and Wheatley, or by either party if (i) the Merger shall not have been consummated on or before October 31, 1994, (ii) any court or governmental entity shall have prohibited consummation of the Merger, (iii) the approval of stockholders of Wheatley required for consummation of the Merger shall not have been obtained at the Special Meeting, or (iv) the Board of Directors of Wheatley shall have approved or recommended any other proposal for the acquisition of Wheatley that is financially superior to the Merger. The Merger Agreement may be terminated by Wheatley if the Average Daily Price of Dresser Common Stock is less than $18 per share, or by Dresser if the Average Daily Price is greater than $29 per share. In addition, either Dresser or Wheatley may extend the time for performance of any of the obligations of the other party or may waive conditions with respect to those obligations. See "The Merger -- Certain Regulatory Matters" and "Certain Provisions of the Merger Agreement -- Conditions to the Merger."

Appraisal Rights...........  Under Delaware law, Wheatley's stockholders will not be entitled to any appraisal or dissenter's rights in connection with the Merger. See "The Merger -- Rights of Dissenting Stockholders."


Certain Federal Income Tax
  Consequences.............  The Merger is intended to qualify as a reorganization for federal income tax purposes so that no gain or loss would be recognized by Dresser, WAC or Wheatley, and no gain or loss would be recognized by Wheatley's stockholders (except in respect of cash received in lieu of fractional shares). Wheatley has received an opinion of counsel regarding the federal income tax consequences of the Merger, including an opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger -- Certain Federal Income Tax Consequences."


Anticipated Accounting
  Treatment................  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. See "The Merger -- Anticipated Accounting Treatment."

PRICE RANGE OF COMMON STOCK

     Dresser Common Stock is traded both on the NYSE and the PSE under the symbol "DI." Wheatley Common Stock is quoted on the NASDAQ National Market System under the symbol "WTXT."


     The following table sets forth the closing price per share of Dresser Common Stock and Wheatley Common Stock on the NYSE and the NASDAQ National Market System, respectively, and the equivalent per share price (as explained below) of Wheatley Common Stock on May 20, 1994, the business day preceding public announcement of the Merger, and on July 1, 1994:



                                                DRESSER         WHEATLEY        EQUIVALENT
             MARKET PRICE PER SHARE AT:       COMMON STOCK    COMMON STOCK    PER SHARE PRICE
        ------------------------------------  ------------    ------------    ---------------
        May 20, 1994........................     $23.00          $11.75           $ 16.10
        July 1, 1994........................     $20.63          $14.13           $ 14.44


     The equivalent per share price of a share of Wheatley Common Stock represents the closing price of a share of Dresser Common Stock on such date multiplied by the Conversion Number of 0.7 shares of Dresser Common Stock for each share of Wheatley Common Stock. The Conversion Number is subject to adjustment under certain circumstances. See "The Merger -- Adjustments to Merger Consideration."

     Stockholders are advised to obtain current market quotations for Dresser Common Stock and Wheatley Common Stock. No assurance can be given as to the market price of Dresser Common Stock or Wheatley Common Stock at, or in the case of Dresser Common Stock, after the effective time of the Merger.

THE COMPANIES

     Dresser supplies products and services for industries involved in petroleum and natural gas exploration and development, energy processing and conversion, engineering services, and mining and selected industrial activities. Typically, Dresser's products and services are technologically complex and require a high degree of expertise in design, manufacturing and marketing. Dresser's principal executive offices are located at 2001 Ross Avenue, Dallas, Texas 75201, and its telephone number is (214) 740-6000. See "The Companies -- Dresser Industries, Inc."

     Wheatley designs, manufactures, markets and distributes equipment used primarily in the production of oil and natural gas. Wheatley's product lines include an extensive selection of pumps, valves and measurement and control equipment. Wheatley's brand names include Wheatley, Texsteam, Axelson, GASO, Clif Mock and Tom Wheatley. Wheatley's principal executive offices are located at 6750 S. 57th W. Avenue, Tulsa, Oklahoma 74131, and its telephone number is
(918) 446-4551. See "The Companies -- Wheatley TXT Corp."

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth selected historical financial information for Dresser for each of the five fiscal years in the period ended October 31, 1993 and the six months ended April 30, 1994 and 1993, and for Wheatley for each of the four fiscal years in the period ended February 28, 1994 and certain prior periods. Such data should be read in conjunction with the consolidated financial statements of Dresser and Wheatley and the related notes thereto included in the documents incorporated by reference in this Proxy Statement/Prospectus. Selected unaudited financial data for the six months ended April 30, 1994 and 1993 for Dresser include all adjustments (consisting only of normally recurring accruals) that Dresser considers necessary for a fair presentation of consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

     On January 21, 1994, a wholly owned subsidiary of Dresser merged (the "Baroid Merger") with Baroid. Dresser issued 0.40 shares of Dresser Common Stock for each share of outstanding Baroid common stock, and Baroid became a wholly owned subsidiary of Dresser. The Baroid Merger has been accounted for as a pooling of interests. Dresser, as used in the selected financial information, refers to Dresser and its subsidiaries including Baroid. All Dresser financial information has been restated to reflect the Baroid Merger.

     Further information about the Baroid Merger is available from documents incorporated by reference in this Proxy Statement/Prospectus. Dresser's Current Report on Form 8-K dated January 21, 1994, as amended by Dresser's Form 8-K/A dated March 10, 1994, contains supplemental consolidated financial statements and notes reflecting the Baroid Merger.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF DRESSER


                                                SIX MONTHS ENDED
                                                   APRIL 30,                       YEARS ENDED OCTOBER 31,
                                               ------------------    ---------------------------------------------------
                                                1994       1993       1993       1992       1991       1990       1989
                                               -------    -------    -------    -------    -------    -------    -------
                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales and service revenues............... $2,636.0   $2,370.5   $5,043.8   $4,551.8   $4,681.1   $4,310.9   $3,761.8
Earnings from continuing operations before
  non-recurring and extraordinary items......     92.2       77.4      204.7      142.2      161.6      164.7      155.8
  Gains on sales of interests in Western
    Atlas and M-I Drilling Fluids............    148.3         --         --         --         --         --         --
  Litigation (settlement) and recoveries.....      5.6      (40.9)     (41.0)        --         --         --         --
  Restructuring charges......................       --       (4.3)     (35.5)     (50.0)     (24.0)        --         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings from continuing operations before
  extraordinary items........................    246.1       32.2      128.2       92.2      137.6      164.7      155.8
  Per share..................................      1.41       0.19       0.74       0.54       0.80       0.97       0.98
Cash dividends declared......................     55.1       49.5      100.0       96.0       95.5       85.5       70.0
  Per share..................................      0.32       0.30       0.60       0.60       0.60       0.53       0.45
Total assets (at end of period)..............  4,123.5    4,163.4    4,370.7    3,833.3    3,804.7    3,790.2    3,391.8
Long-term debt (at end of period)............    459.9      491.1      486.7      142.5      262.0      379.1      281.5
Total shareholders' investment (at end of
  period)....................................  1,425.6    1,199.6    1,213.8    1,240.2    2,066.8    2,087.9    1,782.6

             SELECTED HISTORICAL FINANCIAL INFORMATION OF WHEATLEY


                                                                      WHEATLEY
                                    -----------------------------------------------------------------------------    PREDECESSOR
                                                                                                        FROM          COMPANY(1)
                                                                                                      INCEPTION      ------------
                                                            YEARS ENDED                             (NOVEMBER 1,       JUNE 1,
                                    ------------------------------------------------------------      1989) TO         1989 TO
                                    FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,    FEBRUARY 28,     OCTOBER 31,
                                      1994(2)           1993            1992            1991            1990             1989
                                    ------------    ------------    ------------    ------------    -------------    ------------
                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales and service revenues....     $ 97.5          $ 73.6          $ 88.3          $ 67.0           $12.9           $ 13.5
Earnings from continuing
  operations before extraordinary
  item............................        6.4             4.4             7.2             1.2             0.2              (.3)
  Per Share.......................       0.72            0.50            0.90            0.26            0.03
Common dividends declared.........        0.4             0.3             0.2              --              --
  Per share.......................       0.04            0.04            0.02              --              --
Total assets (at end of period)...      178.6            73.1            72.8            65.5            39.7             22.8
Long-term debt (at end of
  period).........................       77.4             6.1             7.2            26.4            15.7
Total shareholders' investment (at
  end of period)..................       60.9            54.6            50.8            14.2             7.4             19.3


- ---------------

(1) The predecessor company, Wheatley Pump & Valve, Inc. ("WPV"), was a wholly owned subsidiary of Moorco International Inc. prior to its acquisition by Wheatley. As a wholly owned subsidiary, WPV was allocated interest and other expenses by its parent, and no dividends were paid by WPV other than immediately prior to its sale to Wheatley.

(2) The balance sheet data of Wheatley as of February 28, 1994 does not give pro forma effect to the public offering of Wheatley Common Stock in March 1994 (including the issuance by Wheatley of 3,000,000 shares of Wheatley Common Stock for net proceeds of $29.8 million and the application of such net proceeds to repay debt). On a pro forma basis, giving effect to the offering, at February 28, 1994 long-term debt and total shareholders' investment were $48.6 million and $90.7 million, respectively.

                           COMPARATIVE PER SHARE DATA


     The following tables present comparative per share information for Dresser and Wheatley on a historical basis and on a pro forma basis assuming the Merger had been effective during the periods presented. Subsequent to October 31, 1993, Dresser sold its 29.5% interest in Western Atlas International, Inc. ("Western Atlas") and realized a gain of $.84 per share and its 64% interest in M-I Drilling Fluids Company ("M-I Drilling Fluids") and realized a gain of $.01 per share. The Dresser Pro Forma per share information presented for the year ended October 31, 1993 and the six month periods ended April 30, 1994 and 1993 reflects Dresser's per share information excluding Western Atlas and M-I Drilling Fluids and the gains on sale of those operations. The pro forma information has been prepared giving effect to the Merger as a pooling of interests. The tables should be read in conjunction with the financial statements of Dresser and Wheatley incorporated by reference in this Proxy Statement/Prospectus and the pro forma financial statements included elsewhere herein. See "Unaudited Pro Forma Combined Condensed Financial Statements."


                                                                   SIX MONTHS ENDED APRIL 30,
                                          ----------------------------------------------------------------------------
                                                          1994                                   1993
                                          -------------------------------------  -------------------------------------
                                                                   PRO FORMA                              PRO FORMA
                                                                   DRESSER &                              DRESSER &
                                                      PRO FORMA  EQUIVALENT PRO              PRO FORMA  EQUIVALENT PRO
                                          HISTORICAL   DRESSER   FORMA WHEATLEY  HISTORICAL   DRESSER   FORMA WHEATLEY
                                          ----------  ---------  --------------  ----------  ---------  --------------
Per Share of Dresser Common Stock:
  Earnings from continuing operations
    before extraordinary item............   $ 1.41      $0.55        $ 0.56        $ 0.19      $0.22        $ 0.23
  Cash dividends.........................     0.32                     0.32          0.30                     0.30
  Book value.............................     8.13                     8.26
Per Share of Wheatley Common Stock(a):
  Earnings from continuing operations
    before extraordinary item............   $ 0.42                   $ 0.39        $ 0.25                   $ 0.16
  Cash dividends.........................     0.02                     0.22          0.02                     0.21
  Book value.............................     6.91                     5.78

                                                            YEARS ENDED OCTOBER 31,
                        ------------------------------------------------------------------------------------------------
                                          1993                               1992                        1991
                        ----------------------------------------  --------------------------  --------------------------
                                                    PRO FORMA                   PRO FORMA                   PRO FORMA
                                                    DRESSER &                   DRESSER &                   DRESSER &
                                       PRO FORMA  EQUIVALENT PRO              EQUIVALENT PRO              EQUIVALENT PRO
                         HISTORICAL     DRESSER   FORMA WHEATLEY  HISTORICAL  FORMA WHEATLEY  HISTORICAL  FORMA WHEATLEY
                        -------------  ---------  --------------  ----------  --------------  ----------  --------------
Per Share of Dresser
  Common Stock:
  Earnings from
    continuing
    operations before
    extraordinary
    item...............     $0.74        $0.71        $ 0.74        $ 0.54        $ 0.55        $ 0.80        $ 0.80
  Cash dividends.......      0.60                       0.60          0.60          0.60          0.60          0.60
Per Share of Wheatley
  Common Stock(a):
  Earnings from
    continuing
    operations before
    extraordinary
    item...............     $0.56                     $ 0.52        $ 0.76        $ 0.39        $ 0.56        $ 0.56
  Cash dividends.......      0.04                       0.42          0.04          0.42            --          0.42

- ---------------

Notes:

(a) Equivalent pro forma information for Wheatley is presented on an equivalent per share basis assuming an Exchange Ratio of 0.7 shares of Dresser Common Stock for each share of Wheatley Common Stock. The equivalent pro forma per share information for Wheatley reflecting the minimum and maximum Exchange Ratios of .6750 and .7368, respectively, is as follows:

                                                                    SIX MONTHS ENDED
                                                                        APRIL 30,              YEARS ENDED OCTOBER 31,
                                                                    -----------------       -----------------------------
                                                                    1994        1993        1993        1992        1991
                                                                    -----       -----       -----       -----       -----
Equivalent pro forma per share of Wheatley Common Stock:
  Minimum:
    Earnings from continuing operations before extraordinary
      item........................................................  $0.38       $0.16       $0.50       $0.37       $0.54
    Cash dividends................................................   0.22        0.20        0.41        0.41        0.41
    Book value....................................................   5.58
  Maximum:
    Earnings from continuing operations before extraordinary
      item........................................................  $0.41       $0.17       $0.55       $0.41       $0.59
    Cash dividends................................................   0.24        0.22        0.44        0.44        0.44
    Book value....................................................   6.09

                                 THE COMPANIES

DRESSER INDUSTRIES, INC.

     Dresser supplies products and services for industries involved in petroleum and natural gas exploration and development, energy processing and conversion, engineering services, and mining and selected industrial activities. Typically, Dresser's products and services are technologically complex and require a high degree of expertise in design, manufacturing and marketing.

     Dresser's operations are divided into three industry segments: Oilfield Services; Hydrocarbon Processing Industry; and Engineering Services.

     Oilfield Services. This segment supplies products and services essential to oil and gas exploration, drilling and production, including drilling fluid systems, drilling and coring bits, directional and measurement-while-drilling tools and services and production tools. The segment also performs pipecoating services for oil and gas pipelines located above and below ground as well as underwater and diving and underwater engineering services for the inspection, construction, maintenance and repair of offshore drilling rigs, platforms, pipelines and other subsea structures.

     Hydrocarbon Processing Industry. This segment designs, manufactures and markets highly engineered products and systems for energy producers, transporters, processors, distributors and users throughout the world. Products and systems of this segment include compressors, turbines, electrical generator systems, pumps, power systems, measurement and control devices, and gasoline dispensing systems.

     Engineering Services. Dresser's wholly owned subsidiary, The M.W. Kellogg Company, provides engineering, construction and related services, primarily to the hydrocarbon processing industries.

     WAC is a wholly owned subsidiary of Dresser incorporated in Delaware in May 1994 for purposes of the Merger. WAC engages in no other business. Dresser's principal executive offices are located at 2001 Ross Avenue, Dallas, Texas 75201 and its telephone number is (214) 740-6000.

WHEATLEY TXT CORP.

     Wheatley, headquartered in Tulsa, Oklahoma, designs, manufactures, markets and distributes equipment used primarily in the production of oil and natural gas. Wheatley's product lines include an extensive selection of pumps, valves and measurement and control equipment. Wheatley's brand names include Wheatley, Texsteam, Axelson, GASO, Clif Mock and Tom Wheatley. Wheatley's products are distributed through a network of Company sales and service centers, third-party supply stores, distributors, sales representatives and agents.

     Wheatley has recently acquired the following well-established oil and gas production equipment manufacturers: Axelson, Inc. ("Axelson"), Tom Wheatley Valve Company ("Tom Wheatley") and Clif Mock Company ("Clif Mock"). The acquisition of Axelson resulted in Wheatley's expansion into the manufacturing, marketing, distribution and servicing of downhole rod pumps and related sucker rods and surface safety equipment. The acquisition of Tom Wheatley expanded Wheatley's valve line by adding a number of engineered check and ball valve products, including products with pipeline transmission and subsea applications, and the acquisition of Clif Mock provided Wheatley with measurement, control and sampling products. The Axelson and Clif Mock acquisitions significantly increased Wheatley's marketing, distribution and servicing capabilities by adding approximately 70 sales and service centers located throughout the United States and Canadian oilfields.

     Pump Products. Wheatley's pump products consist of three principal product lines: downhole rod pumps and related sucker rods, high pressure reciprocating pumps and chemical injection pumps. Wheatley's downhole (or subsurface) rod pumps and related sucker rods are used primarily to lift oil from an underground producing formation through the production tubing to the surface. Wheatley's high pressure reciprocating pumps, which transfer or inject low to medium volumes of liquids at medium to high pressures, are used in a variety of oil and natural gas production applications, such as secondary oil recovery, produced water reinjection, glycol circulation and well servicing. These pumps are also used in petroleum transportation and in certain industrial applications, including salt water desalinization and power generation. Wheatley's chemical injection pumps are small metering pumps that precisely control the volume and pressure of chemicals delivered and are typically used to inject small amounts of specialty chemicals (such as corrosion inhibitors, anti-foam agents, antifreezes or emulsion breakers) into producing wells and flowlines.

     Valves and Safety Equipment. Wheatley's valve products, safety equipment and accessories primarily include check valves, block (or shut-off) valves and surface safety equipment. Wheatley's valve products are used primarily in oil and natural gas production, gathering and transportation. Wheatley's check valves allow gas or fluid flow in only one direction and prevent flow reversal in the event of sudden pressure changes, such as from the rupture of a gathering line or pipeline. Wheatley's block valves include plug, gate and ball valves used to turn on and off the flow of gas and fluids. Wheatley's surface safety products include surface safety valves, wellhead safety shut-down valves, safety system control units and gate valve actuators, and are generally used to control and monitor high pressures and provide emergency shut-down mechanisms. Wheatley also manufactures valves, including engineered high-alloy specialty valves, for use in various industrial applications.

     Measurement and Control Equipment. Wheatley's other products consist principally of flow meters, measurement equipment, sampling products, actuators and other controllers and regulators. These products are used primarily to control and measure the flow of, and record and sample the mixture of, hydrocarbon gases and liquids or to open, close or position valves and other devices, generally for valve and factory equipment automation in a variety of industrial and process applications.

     Wheatley's principal executive offices are located at 6750 S. 57th W. Avenue, Tulsa, Oklahoma 74131, and its telephone number is (918) 446-4551.

                                  THE MEETING

SPECIAL MEETING


     The Special Meeting is to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Friday, August 5, 1994, at 9:00 a.m. Houston time.


     At the Special Meeting, the stockholders of Wheatley will be asked to consider and vote upon the adoption and approval of the Merger and the Merger Agreement under which, among other things, WAC would be merged with and into Wheatley with Wheatley surviving the Merger, Wheatley would become a wholly owned subsidiary of Dresser and each outstanding share of Wheatley Common Stock would be converted into 0.7 shares of Dresser Common Stock, together with the corresponding number of Dresser Stock Purchase Rights. The Conversion Number is subject to adjustment in certain circumstances described herein. See "The Merger -- Adjustments to the Merger Consideration."

     The Wheatley Board has unanimously approved the Merger Agreement and recommends a vote FOR adoption and approval of the Merger Agreement.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Wheatley Common Stock at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding Wheatley Common Stock is required to adopt and approve the Merger and the Merger Agreement.

RECORD DATE; STOCK ENTITLED TO VOTE


     The Wheatley Board has established June 29, 1994 as the date to determine those record holders of Wheatley Common Stock entitled to notice of and to vote at the Special Meeting. On that date, there were

11,823,373 shares of Wheatley Common Stock outstanding, with each share entitled to one vote with respect to the Merger Agreement.


VOTING OF PROXIES

     Shares represented by all properly executed proxies received prior to the Special Meeting will be voted at the meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted FOR adoption and approval of the Merger Agreement at the Special Meeting. It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

     If a holder of Wheatley Common Stock does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the Merger Agreement at the Special Meeting unless such holder attends and votes at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote against the Merger Agreement.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

REVOCATION OF PROXIES

     Any holder of Wheatley Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Special Meeting by (i) filing a written revocation with the Secretary of Wheatley prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date, or
(iii) attending the Special Meeting and voting in person. Attendance by a stockholder at the Special Meeting will not in and of itself revoke his or her proxy.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the Special Meeting may be made in person or by mail, telephone, telecopy or telegram. Wheatley will bear the cost of the solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Wheatley may solicit proxies from stockholders by telephone, telecopy or telegram or in person. Wheatley has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Wheatley Common Stock held of record by such entities, and Wheatley will, upon the request of such record holders, reimburse reasonable forwarding expenses. In addition, Wheatley has retained Georgeson & Company Inc. to assist in the solicitation of proxies. Wheatley anticipates that it will incur total fees of approximately $5,000, plus reimbursement of certain out-of-pocket expenses, for this service.

SECURITY OWNERSHIP OF CERTAIN PERSONS


     As of June 29, 1994, Wheatley's Directors and executive officers as a group may be deemed to own beneficially (excluding shares purchasable upon exercise of stock options) 4% of the outstanding shares of Wheatley Common Stock. Directors and executive officers of Wheatley who had the right to vote, as of the record date, approximately 4% of the outstanding Wheatley Common Stock have indicated that they intend to vote in favor of the proposal to approve and adopt the Merger Agreement.

                                   THE MERGER
MERGER CONSIDERATION

     Pursuant to the Merger Agreement, at the Effective Time, WAC will merge with and into Wheatley and each share of Wheatley Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Wheatley Common Stock owned by Wheatley as treasury stock and shares of Wheatley Common Stock owned by Dresser, WAC or any wholly owned subsidiary of Dresser or Wheatley, which are to be canceled in accordance with the Merger Agreement) will be converted into 0.7 shares of Dresser Common Stock, together with the corresponding number of Dresser Stock Purchase Rights, provided that the Average Daily Price (as hereinafter defined) of the Dresser Common Stock is at least $20 but not more than $27. In addition, each outstanding option ("Wheatley Stock Option") to purchase Wheatley Common Stock under Wheatley's 1990 Stock Option Plan (the "Wheatley Stock Option Plan") shall be assumed by Dresser. See "The Merger -- Wheatley Employee Matters." Dresser will also be bound by the conversion provision of Wheatley's $1 million note issued in connection with the Clif Mock acquisition (the "Wheatley Convertible Note"), such that the Wheatley Convertible Note will be convertible into Dresser Common Stock in accordance with the terms of the Wheatley Convertible Note.

     Based upon the capitalization of Dresser and Wheatley as of May 15, 1994, immediately after the Effective Time, the persons who are, prior to the Effective Time, stockholders of Wheatley will hold approximately 5% of the outstanding Dresser Common Stock.

ADJUSTMENTS TO MERGER CONSIDERATION

     In the event the average of the per share Daily Prices (as hereinafter defined) on the NYSE of Dresser Common Stock (as reported in the NYSE Composite Transactions) during the 20 consecutive trading days ending on the fifth trading day prior to the Special Meeting (the "Average Daily Price") is less than $20.00 but equal to or greater than $18.00, then the Conversion Number shall be deemed to be that fraction, rounded to the nearest ten thousandth, or if there shall not be a nearest ten thousandth, to the next higher ten thousandth, equal to the quotient obtained by dividing (x) $14.00 by (y) the product of 0.5 times the sum of (a) the Average Daily Price plus (b) $20.00; and in the event such Average Daily Price is greater than $27.00 but equal to or less than $29.00, then the Conversion Number shall be deemed to be that fraction, rounded to the nearest ten thousandth, or if there shall not be a nearest ten thousandth, to the next lower ten thousandth, equal to the quotient obtained by dividing (x) $18.90 by
(y) the product of 0.5 times the sum of (a) the Average Daily Price plus (b) $27.00; provided, however, that the Conversion Number shall in no event be greater than 0.7368 nor less than 0.6750; provided, further, that if the Average Daily Price is less than $18.00 or greater than $29.00, then the Conversion Number shall be 0.7368 or 0.6750, respectively. In the event the Average Daily Price is greater than $29.00, Dresser will have the right to terminate the Merger Agreement, and in the event the Average Daily Price is less than $18.00, Wheatley will have the right to terminate the Merger Agreement. See "Certain Provisions of the Merger Agreement -- Amendment, Termination and Waiver." The term "Daily Price" shall mean the volume weighted average of the selling prices on the day in question. All references to the Dresser Common Stock to be received pursuant to the Merger shall be deemed to include the Dresser Stock Purchase Rights. All such shares of Wheatley Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Dresser Common Stock and cash in lieu of fractional shares of Dresser Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate, without interest.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Wheatley Common Stock into Dresser Common Stock will occur automatically at the Effective Time.

     As soon as practicable after the Effective Time, Harris Trust Co. of New York or another bank or trust company designated by Dresser and reasonably acceptable to Wheatley, in its capacity as Exchange Agent

(the "Exchange Agent"), will send a transmittal form to each Wheatley stockholder. The transmittal form will contain instructions with respect to the surrender of certificates representing Wheatley Common Stock to be exchanged for certificates representing Dresser Common Stock.

     WHEATLEY STOCKHOLDERS SHOULD NOT FORWARD WHEATLEY STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. WHEATLEY STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Until the certificates representing Wheatley Common Stock are surrendered for exchange after the consummation of the Merger, holders of such certificates will not be paid dividends on the Dresser Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Wheatley Common Stock at the Effective Time will be deemed to evidence ownership of the shares of Dresser Common Stock into which those shares have been converted by virtue of the Merger.

     All shares of Dresser Common Stock issued upon conversion of shares of Wheatley Common Stock will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Wheatley Common Stock.

     No fractional shares of Dresser Common Stock will be issued to any Wheatley stockholder upon consummation of the Merger. For each fractional share that would otherwise be issued, Dresser will pay by check an amount equal to a pro rata portion of the proceeds of the sale by the Exchange Agent of shares of Dresser Common Stock representing the aggregate of all such fractional shares and the aggregate dividends or other distributions that are payable with respect to such shares of Dresser Common Stock. Such sale is to be executed by the Exchange Agent as soon as practicable after the Effective Time at then prevailing prices on the NYSE.

STOCK EXCHANGE LISTING

     It is a condition to the Merger that the shares of Dresser Common Stock to be issued in the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

BACKGROUND OF THE MERGER

     The past few years have been marked by changes in the competitive environment of the oil and gas industry, trending toward competitors that are able to provide an integrated and comprehensive array of products and services in the oilfield. Dresser and Wheatley believe several recent business combinations within the industry have resulted from the strategy aimed at the integration of the products and services of separate companies into a combined company better positioned to provide integrated solutions to the needs of customers. These transactions have included the three largest oil service companies, Schlumberger Limited, Baker Hughes Incorporated and Halliburton Co.

     During this period, both Dresser and Wheatley have reviewed their individual strategic alternatives and have taken various actions to increase their competitiveness by increasing their product offerings and, in Dresser's case, by expanding its ability to provide more integrated services. With respect to Dresser, these actions included, among others, Dresser's 1994 acquisition of Baroid, a provider of performance drilling equipment and services, underwater services, drilling and completion fluids and drill bits, Dresser's 1993 acquisitions of Bredero Price Holding B.V., a provider of pipe coating for both onshore and offshore markets, and TK Valve & Manufacturing, Inc., a supplier of ball valves for oil and gas production and transmission, and Dresser's 1992 acquisition of AVA International, Inc., a provider of tools for completion, production and workover segments of the oil production industry. With respect to Wheatley, these actions included, among others, Wheatley's 1993 acquisitions of Axelson, a provider of downhole rod pumps and related sucker rods and surface safety equipment, Tom Wheatley, a supplier of check and ball valve products, and Clif Mock, a supplier of measurement, control and sampling products.

     In late March 1994, William E. Bradford, Dresser's President and Chief Operating Officer, contacted a representative of SCI to explore the possibility of a business combination of Dresser and Wheatley. At that time, SCI was known to have acted as financial advisor to Wheatley on several prior occasions. Additional meetings between representatives of Dresser and SCI were held in April and early May 1994 to discuss further the possibility of such a transaction.

     On May 6, 1994, representatives of SCI first advised Gary L. Rosenthal, the Chairman of the Board, President and Chief Executive Officer of Wheatley, and L.
E. Simmons, a director of Wheatley, of Dresser's interest in a possible business combination.

     On May 9, 1994, Messrs. Rosenthal and Simmons met with Mr. Bradford and John J. Murphy, Dresser's Chairman of the Board and Chief Executive Officer, to discuss an acquisition proposal developed by Dresser. Dresser's proposal involved a tax-free structure that was expected to be accounted for as a pooling of interests. Messrs. Rosenthal and Simmons responded to Dresser's presentation by indicating that Wheatley might consider a business combination. The Dresser and Wheatley representatives agreed that the parties should enter into a Confidentiality Agreement, pursuant to which Dresser would be provided certain nonpublic information regarding Wheatley to assist in its analysis for continued discussions. No confidential information had been provided to Dresser prior to the May 9 meeting.

     On May 12, 1994, Wheatley engaged SCI to provide Wheatley with financial advisory services with respect to various matters relating to the merger discussions with Dresser and to review the fairness from a financial point of view to Wheatley's stockholders of any proposed business combination of Wheatley and Dresser.

     On May 13, 1994, Wheatley and Dresser entered into a Confidentiality Agreement in accordance with the discussions held at the May 9 meeting. Thereafter, representatives of Dresser were provided with certain nonpublic information concerning Wheatley and made tours of certain of Wheatley's manufacturing facilities.

     On May 18, 1994, Messrs. Rosenthal and Simmons met with Messrs. Murphy, Bradford and James L. Bryan, Dresser's Senior Vice President - Operations, to discuss a revised business combination proposal prepared by Dresser. The parties arrived at an agreement in principle including a termination fee in the amount of $5,000,000.

     On May 18 and 19, 1994, Mr. Rosenthal advised Stephen V. Ardia and Gene J. Kaefer (the directors of Wheatley other than Messrs. Rosenthal and Simmons) of the discussions with Dresser and discussed the situation with them.


     On May 19, 1994 at a regular meeting of the Board of Directors of Dresser (the "Dresser Board"), Mr. Murphy advised the Dresser Board of discussions with Wheatley and reviewed the proposed terms, benefits and anticipated financial impact of a combination of the companies. After full discussion and review, the Dresser Board authorized the execution and delivery of an agreement in principle, proceeding with due diligence, and the negotiation of a definitive agreement with respect to the Merger.


     Representatives of Dresser and Wheatley exchanged drafts of a Letter of Intent on May 19, 1994, and negotiated the terms of the Letter of Intent on May 20 and 21, 1994. Negotiations on the Letter of Intent concluded on May 21, 1994, with Dresser transmitting an executed copy of the Letter of Intent to Wheatley.

     On May 22, 1994, a special meeting of the Wheatley Board was convened for the principal purpose of reviewing the status and progress of discussions with Dresser. Prior to the meeting, materials concerning Dresser and the proposed transaction were furnished to the Wheatley Board. At such meeting, representatives of SCI presented an analysis of Dresser, which SCI prepared based upon publicly available information and which it had previously circulated to the members of the Wheatley Board, and an analysis of the valuation of Wheatley. After a full discussion and review, the Wheatley Board authorized the execution and delivery of the Letter of Intent and authorized negotiations to proceed with respect to the Merger Agreement. The Letter of Intent was then executed by Wheatley and the parties also executed another Confidentiality Agreement, pursuant to which Wheatley would be provided certain nonpublic information regarding Dresser for purposes of conducting a due diligence review of Dresser.

     On May 22, 1994, Wheatley's outside counsel delivered an initial draft of the Merger Agreement to representatives of Dresser.

     On May 23, 1994, Wheatley and Dresser issued a joint press release announcing the execution of the Letter of Intent, and Wheatley and Dresser commenced their respective due diligence reviews.

     On May 24, 1994, representatives of Wheatley and Dresser met to discuss the proposed terms of the Merger Agreement. Negotiations with respect to the Merger Agreement continued by telephone on May 25 through 27, 1994, and the terms of the Merger Agreement were finalized on May 27, 1994.


     On May 27, 1994, the Dresser Board held a special meeting to receive a due diligence report on Wheatley and to consider the reasons for the Merger, the value of the Merger consideration, and the other terms and conditions of the Merger. The Dresser Board approved the Merger Agreement by a unanimous vote. Also on May 27, 1994, the Wheatley Board held a special meeting to consider the Merger. At the meeting, SCI presented its valuation analysis and its opinion as to the fairness from a financial point of view of the proposed merger to Wheatley's stockholders. See "The Merger -- Opinion of Financial Advisor." The Wheatley Board also received a due diligence report on Dresser. After a full discussion and review, the Wheatley Board unanimously approved the Merger and the Merger Agreement.


     On June 1, 1994, following completion of the schedules to the Merger Agreement, the Merger Agreement was executed and delivered. Before the commencement of trading on June 2, 1994, Dresser and Wheatley issued a joint press release announcing the entering into of the definitive agreement.

RECOMMENDATION OF THE WHEATLEY BOARD; REASONS FOR THE MERGER

     The Wheatley Board believes that the terms of the Merger are fair to and in the best interests of Wheatley and its stockholders and has unanimously approved the Merger Agreement and recommends its approval and adoption by Wheatley's stockholders.

     In reaching its conclusion, the Wheatley Board considered, among other factors:

          (i) Information concerning the financial performance and condition, business operations and prospects of each of Wheatley and Dresser, and Wheatley's projected future performance and prospects as a separate entity and on a combined basis with Dresser.

          (ii) Current industry, economic and market conditions, which have encouraged business combinations and other strategic alliances in the oil and gas industry.

          (iii) Recent and prior market prices of the Wheatley Common Stock and the Dresser Common Stock.

          (iv) The structure of the transaction and terms of the Merger Agreement and the Conversion Number, which were the result of arm's-length negotiations between Dresser and Wheatley.

          (v) The financial analyses and opinion of SCI described below.

          (vi) The fact that the Merger would provide holders of Wheatley Common Stock with the opportunity to receive a premium over prior market prices for the Wheatley Common Stock.

          (vii) Consolidation benefits that would be available to the combined entity after the Merger, which would primarily involve non-personnel related cost reductions.

          (viii) The terms of the Merger Agreement that permit the Wheatley Board, in the exercise of its fiduciary duties and subject to certain conditions, to respond to inquiries regarding potential business combination transactions, to provide information to, and negotiate with, third parties making an unsolicited proposal to acquire Wheatley in such a transaction and to terminate the Merger Agreement if the Wheatley Board determines to recommend an alternative business combination transaction. In that regard, the Wheatley Board noted that the Merger Agreement provides that if, under certain circumstances, the Merger Agreement is terminated, Wheatley will be obligated to pay Dresser a $5 million fee if a competing acquisition proposal is consummated. The Wheatley Board did not view the termination fee provision of the Merger Agreement as unreasonably impeding any interested third party from proposing a superior transaction. See "Certain Provisions of the Merger Agreement -- Expenses and Termination Fee."

          (ix) The expectation that the Merger will afford Wheatley's stockholders the opportunity to receive Dresser Common Stock in a transaction that is nontaxable for federal income tax purposes.

          (x) The likelihood that the Merger would be consummated.

          (xi) Opportunities for Wheatley's employees in the Dresser organization after the Merger.

     In determining the Merger was fair to and in the best interest of Wheatley's stockholders, the Wheatley Board considered the factors above as a whole and did not assign specific or relative weights to such factors. The Wheatley Board believes that the Merger is an opportunity for Wheatley's stockholders to participate in a combined enterprise that has significantly greater business and financial resources than Wheatley would have absent the Merger and to receive, on a tax-deferred basis, a premium for their Wheatley Common Stock based on recent market prices.

OPINION OF FINANCIAL ADVISOR

     Wheatley retained SCI to act as its financial advisor in connection with the Merger and to render a fairness opinion in connection with the Merger. SCI rendered a written opinion to the Wheatley Board on May 27, 1994 that the consideration to be received by the holders of Wheatley Common Stock in the Merger is fair from a financial point of view.

     The full text of SCI's fairness opinion, dated May 27, 1994, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Appendix II to this Proxy Statement/Prospectus. SCI's opinion is directed only to the fairness, from a financial point of view, to the holders of Wheatley Common Stock of the consideration to be received by such holders in the Merger and does not constitute a recommendation to any holder of Wheatley Common Stock as to how such stockholder should vote on the Merger Agreement. The summary of SCI's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix II. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     In connection with rendering its opinion, SCI reviewed and analyzed, among other things, the following: (i) the Letter of Intent between Dresser and Wheatley dated May 22, 1994; (ii) the proposed form of Merger Agreement; (iii) the financial statements and other information concerning Wheatley, including the Annual Reports on Form 10-K of Wheatley for each of the years in the three year period ended February 28, 1994; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Wheatley furnished by Wheatley for purposes of SCI's analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Wheatley Common Stock; (vi) certain publicly available information concerning Dresser, including the Annual Reports on Form 10-K of Dresser for each of the years in the three year period ended October 31, 1993, the Quarterly Report on Form 10-Q of Dresser for the quarter ended January 31, 1994 and the Current Report on Form 8-K of Dresser dated January 21, 1994, as amended; (vii) certain other internal information, primarily financial in nature, concerning the business and operations of Dresser furnished by Dresser for purposes of SCI's analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, the Dresser Common Stock; (ix) certain publicly available information with respect to certain other companies that SCI believes to be comparable to Wheatley or Dresser and the trading markets for certain of such other companies' securities; (x) certain publicly available information concerning the estimates of the future operating and financial performance of Wheatley, Dresser and the comparable companies prepared by industry experts unaffiliated with either Wheatley or Dresser (the "Analysts' Estimates"); and (xi) certain publicly available information concerning the nature and terms of certain other transactions that SCI considered relevant to its inquiry. SCI also met with certain officers and employees of Wheatley and Dresser to discuss the foregoing as well as other matters SCI believed relevant to its inquiry.

     In arriving at its opinion, SCI assumed and relied upon the accuracy and completeness of all of the financial and other information provided or publicly available, including without limitation information with respect to liability reserves and insurance coverages, and did not attempt independently to verify any of such information. SCI did not conduct a physical inspection of any of the properties or facilities of Wheatley or Dresser, nor did SCI make or obtain any independent evaluations or appraisals of any of such properties or facilities. In addition, although SCI discussed the prospects of Wheatley and Dresser with certain representatives of their respective managements, SCI was provided with only limited financial projections and other similar analyses prepared by Wheatley's management with respect to Wheatley's future performance and by Dresser's management with respect to Dresser.

     In conducting its analysis and arriving at its opinion, SCI considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Wheatley and Dresser; (ii) the business prospects of Wheatley and Dresser; (iii) the historical and current market for Wheatley Common Stock, for Dresser Common Stock and for the equity securities of certain other companies believed to be comparable to Wheatley or Dresser; and
(iv) the nature and terms of certain other acquisition transactions that SCI believed to be relevant. SCI also took into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities valuation generally. SCI's opinion was based upon conditions as they existed and could be evaluated on the date of its opinion.

     In connection with a presentation to the Wheatley Board on May 27, 1994, SCI advised the Wheatley Board that, in evaluating the consideration to be received in the Merger by the holders of Wheatley Common Stock, SCI had performed a variety of financial analyses with respect to Wheatley and Dresser.

     Exchange Ratio Profile. SCI performed an analysis of the ratio of the market price of Wheatley Common Stock to the market price of Dresser Common Stock during the period from May 1991 through May 1994. SCI calculated the ratio of the Wheatley Common Stock closing price for the last trading day of each week during that period to the Dresser Common Stock closing price for such day. This analysis implied an exchange ratio ranging from a high of 0.69 shares of Dresser Common Stock for each share of Wheatley Common Stock to a low of 0.34 shares of Dresser Common Stock for each share of Wheatley Common Stock, with an average during the period of 0.48 shares of Dresser Common Stock for each share of Wheatley Common Stock. SCI also calculated the ratio of the Wheatley Common Stock price on May 20, 1994 ($11.75 per share) to the Dresser Common Stock price on such day ($23.00 per share). This implied an exchange ratio of 0.51 shares of Dresser Common Stock for each share of Wheatley Common Stock.

     Premium Analysis. SCI calculated the premium to holders of Wheatley Common Stock of the "Implied Consideration" (obtained by multiplying the closing stock price for Dresser Common Stock on May 20, 1994 by the Conversion Number of 0.7) to the closing stock prices for Wheatley Common Stock on such date and on the dates one month, three months and six months prior thereto, as well as to the daily average closing stock price for Wheatley Common Stock during the latest twelve months ("LTM") and to each of the 52-week high and low closing prices for Wheatley Common Stock. Based upon the closing stock price for Dresser Common Stock of $23.00 on May 20, 1994, SCI calculated premiums to holders of Wheatley Common Stock equal to 37.0% of the closing stock price for Wheatley Common Stock of $11.75 on May 20, 1994; 43.1% of the closing stock price for Wheatley Common Stock of $11.25 one month earlier; 44.7% of the closing stock price for Wheatley Common Stock of $11.125 three months earlier; 53.3% of the closing stock price for Wheatley Common Stock of $10.50 six months earlier; 47.4% of the LTM average price for Wheatley Common Stock of $10.92; and 26.3% and 84.0% of the 52-week high and low closing prices, respectively, for Wheatley Common Stock of $12.75 and $8.75.

     SCI also analyzed average acquisition premiums for acquisitions of public companies in the years 1987 through 1994, focusing on completed transactions in the $50 to $500 million range. The average premium to last closing price prior to announcement of such transactions during any year ranged from a low of 24.0% to a high of 41.6%, with the weighted average being 31.5%, as compared with the premium for the Merger of 37.0%, based on a closing price of $11.75 per share for Wheatley Common Stock and $23.00 per share for Dresser Common Stock on May 20, 1994.

     Valuation Multiple Analysis. SCI calculated multiples of the $11.75 closing price per share of Wheatley Common Stock and the Implied Consideration to Wheatley's LTM earnings and cash flow per share and to its projected earnings and cash flow per share for fiscal years 1995 and 1996 (based on the Analysts' Estimates), and multiples of Wheatley's "Adjusted Market Capitalization" (defined as the market value of the common equity calculated using the $11.75 closing price or the Implied Consideration plus the book value of total debt, less excess cash and cash equivalents) to its LTM revenues, its LTM earnings before depreciation, interest and taxes ("EBDIT") and its Adjusted Book Value (defined as the book value of the common equity, plus the book value of total debt, less excess cash and cash equivalents). For this purpose, cash flow per share was defined as earnings per share plus depreciation and amortization per share. These calculations resulted in ratios of the $11.75 closing price and the Implied Consideration, respectively, to LTM earnings per share of 15.6x and 21.3x, respectively; to LTM cash flow per share of 8.8x and 12.0x, respectively; to projected fiscal 1995 earnings per share of 13.1x and 17.9x, respectively; to projected fiscal 1995 cash flow per share of 7.9x and 10.8x, respectively; to projected fiscal 1996 earnings per share of 11.0x and 15.0x, respectively; and to projected fiscal 1996 cash flow per share, 7.1x and 9.7x, respectively. Based on the $11.75 closing price and the Implied Consideration, respectively, the ratio of Adjusted Market Capitalization to revenues was 1.2x and 1.6x, respectively, the ratio of Adjusted Market Capitalization to EBDIT was 7.8x and 9.8x, respectively, and the ratio of Adjusted Market Capitalization to Adjusted Book Value was 1.3x and 1.7x, respectively.

     Analysis of Selected Publicly-Traded Comparable Companies. SCI reviewed certain financial information as of April 30, 1994 and for the 12 months ended February 28, 1994 and stock market information as of May 20, 1994 for Wheatley and certain publicly available financial information as of the most recently reported period and stock market information as of May 20, 1994 for certain selected publicly traded companies in each of two industry sectors -- companies in the pump and valve industry and companies with revenues in the range of $100 to $700 million in the oil service industry. For Wheatley and each comparable company, SCI calculated multiples of market stock price to LTM earnings and cash flow per share, and estimated earnings and cash flow per share (derived from the Analysts' Estimates) for 1994 and 1995 (fiscal 1995 and 1996, respectively, for Wheatley), and multiples of Adjusted Market Value to Adjusted Book Value, LTM revenues and EBDIT. An analysis of the multiples of market stock price to LTM earnings per share, to estimated 1994 earnings per share and to estimated 1995 earnings per share yielded for Wheatley 15.6x, 13.1x and 11.0x, respectively (21.3x, 17.9x and 15.0x, respectively, at the Implied Consideration), with medians of 16.8x and 18.8x, 15.9x and 21.5x, and 13.0x and 14.6x for the pump and valve companies and the oil service companies, respectively. An analysis of the multiples of market stock price to LTM cash flow per share, to estimated 1994 cash flow per share and estimated 1995 cash flow per share yielded for Wheatley 8.8x, 7.9x and 7.1x, respectively (12.0x, 10.8x and 9.7x, respectively, at the Implied Consideration), with medians of 10.2x and 8.6x, 10.1x and 8.5x, and 8.4x and 6.3x for the pump and valve companies and the oil service companies, respectively. An analysis of the multiples of Adjusted Market Value to Adjusted Book Value yielded 1.3x for Wheatley (1.7x at the Implied Consideration), with medians of 1.9x and 1.2x for the pump and valve companies and the oil service companies, respectively. An analysis of the multiples of Adjusted Market Value to LTM revenues yielded 1.2x for Wheatley (1.6x at the Implied Consideration), with a median of 1.0x for both the pump and valve companies and the oil service companies. An analysis of the multiples of Adjusted Market Value to LTM EBDIT yielded 7.8x for Wheatley (9.8x at the Implied Consideration), with medians of 7.8x and 8.1x for the pump and valve companies and the oil service companies, respectively.

     SCI performed a similar analysis with respect to Dresser and certain comparable large diversified oil service companies. For Dresser and each comparable company, SCI calculated multiples of market stock price to LTM earnings and cash flow per share, and estimated earnings and cash flow per share for 1994 and 1995 (derived from the Analysts' Estimates), and multiples of Adjusted Market Value to Adjusted Book Value, LTM revenues and EBDIT. An analysis of the multiples of market price to LTM earnings per share, estimated 1994 earnings per share and estimated 1995 earnings per share yielded 20.1x, 18.5x and 16.2x, respectively, for Dresser, with medians of 22.1x, 27.0x and 21.3x, respectively for the large diversified oil service companies. An analysis of the multiples of market price to LTM cash flow per share, estimated 1994 cash flow per share and estimated 1995 cash flow per share yielded 10.7x, 10.3x and 9.5x, respectively, for Dresser, with medians of 10.6x, 9.1x and 8.3x, respectively, for the large diversified oil service companies. An analysis of the multiples of Adjusted Market Value to Adjusted Book Value yielded 2.5x for Dresser, with a median of 1.7x for the large diversified oil service companies. An analysis of the multiples of Adjusted Market Value to LTM revenues yielded 0.9x for Dresser, with a median of 1.4x for the large diversified oil service companies. An analysis of the multiples of Adjusted Market Value to LTM EBDIT yielded 8.1x for Dresser, with a median of 10.6x for the large diversified oil service companies.

     Analysis of Selected Comparable Acquisition Transactions. SCI reviewed transactions involving the acquisition of all or part of certain pump and valve companies (ten transactions) and certain oilfield service companies (nine transactions). SCI calculated the multiples of acquisition price or transaction value to LTM revenues, EBDIT, Adjusted Book Value and net income of such companies.

     For pump and valve companies, these calculations yielded a range of acquisition price to LTM EBDIT of from 4.7x to 14.9x with a median of 6.7x, a range of acquisition price to LTM revenues of from 0.6x to 1.5x with a median of 1.1x, a range of acquisition price to Adjusted Book Value of from 0.7x to 3.5x with a median of 2.0x and a range of acquisition price to net income of from 9.2x to 31.6x with a median of 11.8x. SCI then compared the results of these calculations to multiples calculated using the closing price of $11.75 and the Implied Consideration: to Wheatley's LTM EBDIT, 7.8x and 9.8x, respectively; to Wheatley's LTM revenues, 1.2x and 1.6x, respectively; to Wheatley's Adjusted Book Value, 1.3x and 1.7x, respectively; and to Wheatley's net income, 15.6x and 21.3x, respectively.

     For oilfield service companies, these calculations yielded a range of transaction value to LTM EBDIT of from 4.5x to 11.6x, with a median of 7.7x, a range of transaction value to LTM revenues of from 0.8x to 2.0x, with a median of 1.5x, and a range of transaction value to Adjusted Book Value of from 0.8x to 2.6x, with a median of 2.0x. SCI then compared the results of these calculations to the multiples calculated using the closing price of $11.75 and the Implied Consideration listed above.

     Relative Contribution Analysis. SCI analyzed the relative contributions of Wheatley and Dresser to the combined revenues, EBDIT, earnings before interest and taxes ("EBIT"), net income, total assets and stockholders' equity of the two companies, assuming completion of the Merger, based on LTM results (without giving effect to any transaction adjustments). SCI calculated contributions by Wheatley of approximately 3.3% of combined revenues; 4.5% of combined EBDIT; 4.9% of combined EBIT; 4.3% of combined net income; 4.1% of combined total assets; and 6.1% of combined stockholders' equity. Additionally, SCI calculated contributions by Wheatley of approximately 4.7% of projected fiscal 1995 net income, 4.9% of fiscal 1996 net income, 4.2% of total market capitalization and 3.4% of the market value of equity. SCI also calculated the percentage of the combined companies' equity that would be held by former Wheatley stockholders assuming completion of the Merger as 4.6% (using the Conversion Number of 0.7) and compared such percentage with the foregoing contribution percentages.

     Discounted Cash Flow Analyses. SCI used Wheatley projections to calculate projected future cash flows for Wheatley through fiscal 1999. SCI then performed discounted cash flow analyses employing two methodologies: the first based on the free cash flow of the entire firm and an estimated terminal value derived as a multiple of six times EBDIT ("Firm Value Approach"); the second based on free cash flow to equity and an estimated terminal value derived as a multiple of six times EBDIT, less debt ("Equity Value Approach").

     The Firm Value Approach discounted to present value the future cash flows of the firm and the terminal value of six times EBDIT by applying discount rates ranging from 12% to 15%. Based on these calculations, SCI then derived present values per share ranging from $12.43 to $10.65 for the Wheatley Common Stock.

     The Equity Value Approach discounted to present value the future cash flows to equity and the terminal value of six times EBDIT, less debt by applying discount rates ranging from 15% to 20%. Based on these calculations, SCI then derived present values per share ranging from $11.28 to $9.18 for the Wheatley Common Stock.

     The foregoing summary does not purport to be a complete description of the analyses performed by SCI or of its presentations to the Wheatley Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. SCI believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by SCI, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by SCI and its opinion. SCI made no attempt to assign specific weights to particular analyses. Any estimates contained in SCI's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, SCI does not assume responsibility for their accuracy.

     SCI is a specialized energy-related investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity and the management and underwriting of sales of equity and debt to the public. SCI has previously rendered investment banking services to Wheatley and to Dresser in connection with a number of transactions for which SCI received customary compensation. In addition, in the ordinary course of business, SCI may actively trade the securities of Wheatley and Dresser for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Mr. L. E. Simmons, a director of the Company, was an officer and a director of SCI until September 1993 and continues to be a less than 4% shareholder of SCI. See "-- Interests of Certain Persons in the Merger." Mr. Matthew R. Simmons, brother of Mr. L. E. Simmons, is the president and principal shareholder of SCI.


     Pursuant to the engagement letter with SCI, Wheatley has agreed to pay SCI a fee of 1% of the transaction value of the Merger (the value of the Dresser Common Stock received by Wheatley stockholders plus debt for borrowed money assumed). Wheatley has also agreed to reimburse SCI for certain expenses incurred in connection with its engagement and to indemnify SCI and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws. See also "-- Interests of Certain Persons in the Merger."


EFFECTIVE TIME OF THE MERGER

     Upon the terms and conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), WAC shall be merged with and into Wheatley at the Effective Time. The Merger shall become effective immediately when the Certificate of Merger, prepared and executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as may be provided in the Certificate of Merger. The filing of the Certificate of Merger will be made as soon as practicable on or after the Closing.

     The Merger Agreement provides that the Closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction of (or waiver in accordance with the Merger Agreement) the latest to occur of the conditions set forth in Article VI of the Merger Agreement (the "Closing Date"), at the offices of Dresser, unless another date or place is agreed to in writing by the parties. See "Certain Provisions of the Merger Agreement -- Conditions to the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Wheatley has received an opinion from Baker & Botts, L.L.P., counsel to Wheatley, to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) and (2)(E) of the Code, (ii) Dresser, WAC and Wheatley will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by a stockholder of Wheatley as a result of the Merger upon the conversion of shares of Wheatley Common Stock into shares of Dresser Common Stock. Such opinion was based upon such counsel's review of those documents and materials that it considered to be relevant, including this Proxy Statement/Prospectus, the Merger Agreement and the rights agreement relating to the Dresser Stock Purchase Rights. In addition, in rendering such opinion, such counsel received and relied upon representations of fact contained in certificates of Dresser and Wheatley (including, in the case of Wheatley, a representation to the effect that a sufficient number of

Wheatley stockholders do not intend to dispose of the shares of Dresser Common Stock to be received as a result of the Merger so as to satisfy a "continuity of interest" requirement).

     Assuming qualification of the Merger as a reorganization under the Code,
(i) no gain or loss will be recognized by Wheatley, WAC, Dresser or its stockholders as a result of the Merger, (ii) no gain or loss will be recognized by a Wheatley stockholder upon the receipt of Dresser Common Stock (together with the corresponding Dresser Stock Purchase Rights) in the Merger in exchange for shares of Wheatley Common Stock (except for cash received in lieu of a fractional share), (iii) the basis of the shares of Dresser Common Stock (including a fractional share) to be received by a Wheatley stockholder in the Merger will be the same as the basis of the shares of Wheatley Common Stock surrendered in exchange therefor and (iv) the holding period of the shares of Dresser Common Stock (including a fractional share) to be received by a Wheatley stockholder in the Merger will include the holding period of the shares of Wheatley Common Stock exchanged therefor, provided that such Wheatley Common Stock was held as a capital asset by such stockholder as of the Effective Time.

     A Wheatley stockholder who receives cash in lieu of a fractional share of Dresser Common Stock in connection with the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the cash received in lieu of such fractional share and the basis of such fractional share. Such gain or loss will be capital gain or loss, provided that the Wheatley Common Stock was held as a capital asset. Any such capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for such Wheatley Common Stock exceeds one year as of the Effective Time.

     An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or on the courts. Therefore, there can be no assurance that the Merger will constitute a reorganization or that any of the tax consequences of a reorganization that are described above will be available to the Wheatley stockholders. Because of the complexity of the tax laws and because the tax consequences to any particular stockholder may be affected by matters not discussed herein, each Wheatley stockholder is advised to consult his or her own tax advisor concerning the applicable federal, foreign, state and local income tax consequences of the Merger.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS UNDER THE CODE, THE LEGISLATIVE HISTORY OF THE CODE, CURRENT RULINGS AND PRONOUNCEMENTS OF THE IRS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN WHEATLEY STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED THEIR SHARES THROUGH THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION FOR EMPLOYMENT. EACH WHEATLEY STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND OF ANY POSSIBLE FUTURE CHANGES IN THE TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is intended to be treated as a pooling of interests transaction for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the recorded assets and liabilities of Dresser and Wheatley will be carried forward to Dresser's consolidated financial statements at their recorded amounts, the consolidated earnings of Dresser will include earnings of Dresser and Wheatley for the entire fiscal year in which the Merger occurs and the reported retained earnings of Dresser and Wheatley for prior periods will be combined and restated as consolidated retained earnings of Dresser. See "Certain Provisions of the Merger Agreement -- Conditions to the Merger" and "Unaudited Pro Forma Combined Condensed Financial Statements."

     Dresser, WAC and Wheatley have agreed that during the period from the date of the Merger Agreement through the Effective Time, unless the parties shall have otherwise agreed in writing, none of Dresser, WAC, any other subsidiary of Dresser, Wheatley or any subsidiary of Wheatley shall knowingly take or fail to take any reasonable action which action or failure to act would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes; provided, however, that pooling treatment is not a condition to Closing. See "Certain Provisions of the Merger
Agreement -- Additional Agreements."

CERTAIN REGULATORY MATTERS


     The HSR Act and the rules and regulations thereunder provide that certain transactions may not be consummated until required information and materials have been furnished to the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. The respective obligations of Dresser and Wheatley to consummate the Merger are conditioned upon all waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act having expired or been terminated. See "Certain Provisions of the Merger Agreement -- Conditions to the Merger." Wheatley and Dresser made filings under the HSR Act on June 3, 1994 in connection with the Merger, and the waiting period has terminated.


     At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired or terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Wheatley or businesses of Dresser or Wheatley. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, Dresser and Wheatley believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Dresser and Wheatley would prevail or would not be required to accept certain conditions, possibly including certain divestitures in order to consummate the Merger.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under Delaware law, Wheatley's stockholders will not be entitled to any appraisal or dissenter's rights in connection with the Merger.

WHEATLEY EMPLOYEE MATTERS

     Pursuant to the Merger Agreement, certain officers and employees of Wheatley will receive certain benefits in connection with the Merger. See "-- Interests of Certain Persons in the Merger" for a description of such arrangements.

     Benefits and pension plans of Wheatley in effect at the date of the Merger Agreement will generally, to the extent practicable and except as described below, remain in effect until otherwise determined by Dresser after the Effective Time. To the extent such benefit plans are not continued, Dresser will maintain benefit plans that are not less favorable, in the aggregate, for the employees covered by such Wheatley benefit plans for a period of one year after the Effective Time, except to the extent that continuation of such plans would be unduly burdensome, or would materially increase the cost of providing such plans in the aggregate, due to changes in national health care policy or regulation. However, Dresser is not required to continue any specific plans other than as described herein. In case of benefit plans under which Wheatley's employees' interests are based upon Wheatley Common Stock, such interests will be based on Dresser Common Stock in an equitable manner (and in the case of any such interests existing at the Effective Time, on the basis of the Conversion Number).

     At the Effective Time, each outstanding Wheatley Stock Option granted pursuant to the Wheatley Stock Option Plan, whether vested or unvested, will be assumed by Dresser. Each Wheatley Stock Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Wheatley Stock Option, the number of shares of Dresser Common Stock equal to the number of shares of Wheatley Common Stock purchasable pursuant to such Wheatley Stock Option, multiplied by the Conversion Number, at a price per share equal to (i) the per-share exercise price for the shares of Wheatley Common Stock subject to such Wheatley Stock Option divided by (ii) the Conversion Number; provided, however, that the conversion with respect to any incentive stock option will be determined in order to comply with applicable provisions of the Code; provided, further, that the number of shares of Dresser Common Stock that may be purchased upon exercise of any Wheatley Stock Option will not include any fractional share and, upon exercise of such Wheatley Stock Options, a cash payment will be made for any fractional share based upon the closing price of a share of Dresser Common Stock on the NYSE on the last trading day of the calendar month immediately preceding the date of exercise.

     Dresser has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Dresser Common Stock for delivery upon exercise of the Wheatley Stock Options. Dresser has also agreed to register such shares under the Securities Act.

     Pursuant to the Wheatley Stock Option Plan, provision has been made so that after the Effective Time an optionee who either (i) is involuntarily terminated without "Cause" (as defined) or (ii) terminates his employment for "Good Reason" (as defined) shall be entitled to exercise an option held by him (x) if fully vested at date of termination, for one year thereafter and (y) if not then fully vested, for one year after the date the option becomes fully vested (and such vesting shall continue as scheduled and shall not be affected by the termination of employment or the fact that the optionee is not employed). Approval and adoption of the Merger Agreement by the stockholders of Wheatley will also constitute approval of the treatment of outstanding Wheatley Stock Options as described herein. The foregoing shall not adversely affect any options previously granted to Gene J. Kaefer, which may provide for a longer period of exercisability. For purposes of this treatment of options, Mr. Rosenthal will be treated as though he had been involuntarily terminated without Cause at the conclusion of his four-month employment period with the Surviving Corporation after the Effective Time. See "-- Interests of Certain Persons in the
Merger -- Arrangements with Certain Officers."

     Employees of Wheatley and its subsidiaries will receive service credit (for purposes of all employee benefit plans, programs or practices (other than for purposes of benefit accrual under any tax-qualified defined benefit plan) maintained for such employees after the Effective Time) for prior service with Wheatley or any of its subsidiaries or predecessors. The Wheatley Profit Sharing Plan will be continued in effect through the end of Wheatley's February 28, 1995 fiscal year, and the plan will be appropriately adjusted pursuant to the terms of the plan to reflect the Merger.

RESALES OF DRESSER COMMON STOCK; REGISTRATION RIGHTS

     The shares of Dresser Common Stock to be issued to the stockholders of Wheatley pursuant to the Merger Agreement are being registered under the Securities Act pursuant to the Registration Statement. However, because some stockholders of Wheatley are or may be affiliates of Wheatley, such persons will not be able to resell the Dresser Common Stock received by them in the Merger unless the Dresser Common Stock is registered for resale under the Securities Act, is sold in compliance with an exemption from the registration requirements of the Securities Act or is sold in compliance with Rule 145 under the Securities Act.

     Pursuant to Rule 145 under the Securities Act, the sale of Dresser Common Stock acquired by such Wheatley stockholders pursuant to the Merger will be subject to certain restrictions. Such persons may sell Dresser Common Stock under Rule 145 only if (i) Dresser has filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the preceding twelve months, (ii) the Dresser Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to the broker, (c) the broker does no more than execute the order and receive a nominal commission and (d) the broker does not solicit customer orders to buy the securities, and (iii) such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of (x) 1% of the outstanding shares of Dresser Common Stock and (y) the average weekly trading volume of Dresser Common Stock on all national securities exchanges during the four-week period preceding the sale.

     Wheatley entered into a registration rights agreement dated as of August 23, 1990 with certain of its stockholders (the "Registration Rights Agreement"), pursuant to which such stockholders were granted certain rights, subject to the terms and conditions of the Registration Rights Agreement, to register for resale shares of Wheatley Common Stock. Pursuant to the Registration Rights Agreement, if Wheatley proposes to file a registration statement under the Securities Act with respect to an offering for its own account or for the account of any other person of any class of equity security, Wheatley is required to offer the stockholders the opportunity to register such number of shares of common stock held by the stockholders as each such stockholder requests. Wheatley is not required to offer the stockholders the opportunity for registration if the proposed registration statement is a registration of securities to be offered in connection with or pursuant to (i) a stock option or employee benefit plan, or relating to warrants, options or shares to be granted or sold primarily to employees, directors or officers of Wheatley, (ii) stockholder reinvestment plans, (iii) an exchange for any securities or assets of, or in connection with a merger, (iv) a shareholder "rights" plan, (v) Rule 145 of Securities Act or (vi) preferred stock issued in connection with debt financing. Expenses of registration are to be borne by Wheatley, even if the registration statement is not declared effective. Pursuant to the terms of the Merger Agreement, Dresser has agreed to assume all of Wheatley's obligations under the Registration Rights Agreement, and all such registration rights previously granted thereunder with respect to Wheatley Common Stock will be deemed to apply to the Dresser Common Stock received in exchange for such Wheatley Common Stock pursuant to the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Wheatley Board with respect to the Merger, stockholders should be aware that certain members of Wheatley's management and the Wheatley Board have certain interests in the Merger that are in addition to the interests of the stockholders of Wheatley generally. The Wheatley Board and (in the case of arrangements involving officers or employees) the Compensation Committee thereof was aware of, and approved, these interests and considered them in connection with its consideration of the Merger, the Merger Agreement and the transactions contemplated thereby.

     Arrangements with Certain Officers. In May 1994 and in connection with the Merger, Wheatley entered into Severance Allowance Agreements with six of its employees who are not directors, including David A. Moore, Ronald J. Foster and Michael D. Reynolds. Under the terms of these agreements, if the employee is "involuntarily terminated" (as defined therein, which excludes a termination for "due cause") within two years following the Merger, the employee will receive a lump-sum severance payment of twice the employee's annual salary and maximum bonus amount (reduced in 25% increments for each six months that passes after the Effective Time). Such arrangements were determined by the Wheatley Board to be reasonable and necessary to retain the services of these employees during the pendency of the Merger.

     Immediately prior to the Effective Time, Wheatley will pay Gary L. Rosenthal, Wheatley's Chairman of the Board, President and Chief Executive Officer, $195,000 as an estimated amount of his maximum bonus for the period prior to the Effective Time. Mr. Rosenthal, the Surviving Corporation and Dresser will also enter into an employment, consulting and noncompetition agreement. Pursuant to the agreement, Mr. Rosenthal will be employed by the Surviving Corporation for four months after the Effective Time at a salary of $45,000 per month, which is equivalent to his pro rata monthly salary and maximum bonus. The agreement will also provide for noncompetition and consulting arrangements for an 18-month period thereafter for which Mr. Rosenthal will be paid (i) an initial payment of $375,000 at the commencement of his employment period and (ii) $22,500 per month for each of the 18 months of the noncompetition and consulting period. The Compensation Committee of the Wheatley Board has determined that these arrangements are reasonable and appropriate in the circumstances.

     See "Certain Provisions of the Merger Agreement -- Indemnification" for information concerning indemnification of directors and executive officers. See "-- Wheatley Employee Matters" for information concerning the treatment of the options previously granted employees of Wheatley and other employee benefit matters.

     Engagement of SCI. Wheatley has retained SCI as its financial advisor in connection with the Merger and to render a fairness opinion regarding the Merger. Upon consummation of the Merger, SCI will receive a fee in this connection in an amount equal to 1% of the transaction value (as defined) of the Merger. Based on market prices as of May 20, 1994, the amount of such fee would have been approximately $2.5 million. L.E. Simmons, a director of Wheatley, is also a shareholder of SCI (owning less than 4% of its outstanding stock) and, until September 1993, was an officer and director of SCI. See "-- Opinion of Financial Advisor." SCI is also the beneficial owner of shares of Wheatley Common Stock. See "-- Other Arrangements Involving Mr. Simmons."



     Other Arrangements Involving Mr. Simmons. L.E. Simmons is the president, a director and the sole shareholder of the general partner of SCF Partners, L.P., which is the general partner of WPV Partners, L.P., Wheatley's largest stockholder. Mr. Simmons is also a limited partner of WPV Partners, L.P. SCI is a limited partner of SCF Partners, L.P. As of May 31, 1994, WPV Partners, L.P. owned 3,151,513 shares of Wheatley Common Stock. WPV Partners, L.P. has distributed these shares of Wheatley Common Stock to its partners, including 366,175 shares distributed to SCF Partners, L.P. (of which 226,827 are being distributed to Mr. Simmons and 66,113 are being distributed to SCI) and 33,245 shares distributed directly to Mr. Simmons. The partnership agreement for WPV Partners, L.P. provides for an increase in the sharing ratio attributable to SCF Partners, L.P.'s general partner interest after payout of the partnership.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix I to this Proxy Statement/Prospectus and is incorporated by reference herein.

CONDITIONS TO THE MERGER

  Conditions to Obligation of Each Party to Effect the Merger

     The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions:

     Wheatley Stockholder Approval. The Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Wheatley Common Stock entitled to vote thereon.

     NYSE Listing. The shares of Dresser Common Stock issuable to Wheatley stockholders pursuant to the Merger Agreement and such other shares of Dresser Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

     Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any governmental entity in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by Wheatley, Dresser and WAC shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, and authorizations would not be reasonably likely to result in a Material Adverse Effect on Dresser (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

     The Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations to provide information and obtain such consents and approvals from governmental entities or courts in connection with the Merger and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by the Merger Agreement.

  Additional Conditions to Obligation of Dresser and WAC

     The obligations of Dresser and WAC to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Dresser and WAC:

     Representations and Warranties. Each of the representations and warranties of Wheatley set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in the Merger Agreement) could not reasonably be expected to have a Material Adverse Effect on Wheatley or as otherwise contemplated by the Merger Agreement.

     Performance of Obligations of Wheatley. Wheatley shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

     Letters from Wheatley Affiliates. Wheatley shall cause to be prepared and delivered to Dresser a list identifying all persons who, at the time of the Special Meeting, may be deemed to be "affiliates" of Wheatley as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). Wheatley shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to Dresser at or prior to the Effective Time, a written agreement that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Dresser Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Wheatley shall also use its best efforts to cause each person who is identified as an Affiliate in such list to sign, on or prior to the thirtieth day prior to the Effective Time, a written agreement, in the form to be approved by Dresser and Wheatley, that, with certain exceptions, such party will not sell or in any other way reduce such party's risk relative to any shares of Dresser Common Stock to be received in the Merger until such time as financial results covering at least 30 days of post-merger operations have been published. As a condition to its obligations, Dresser shall have received signed copies of such agreements from all parties deemed to be Affiliates of Wheatley.

  Additional Conditions to Obligation of Wheatley

     The obligation of Wheatley to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Wheatley:

     Representations and Warranties. Each of the representations and warranties of Dresser and WAC set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in the Merger Agreement) could not reasonably be expected to have a Material Adverse Effect on Dresser or as otherwise contemplated by the Merger Agreement.

     Performance of Obligations of Dresser and WAC. Dresser and WAC shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date.


     Tax Opinion. Wheatley shall have received an opinion, satisfactory to Wheatley, a copy of which shall be furnished to Dresser, of Baker & Botts, L.L.P., counsel to Wheatley, to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, that Dresser, WAC and Wheatley will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by a stockholder of Wheatley as a result of the Merger upon the conversion of shares of Wheatley Common Stock into shares of Dresser Common Stock, which opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates of Dresser, WAC and Wheatley. See "The Merger -- Certain Federal Income Tax Consequences."


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by each of Dresser, WAC and Wheatley relating to, among other things, (i) each of their and certain of their respective subsidiaries' organization and similar corporate matters, (ii) each of their capital structures, (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations of or defaults under the Restated Certificates of Incorporation, as amended or By-Laws, as amended, of each of Dresser and Wheatley, or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dresser or Wheatley or any of their respective subsidiaries or any of their respective properties or assets, (iv) the documents and reports filed by each of them with the Commission and the accuracy of the information contained therein, (v) the accuracy of the information provided by each of them with respect to the Registration Statement and this Proxy Statement/Prospectus, (vi) the absence of certain events, changes or effects, (vii) the absence of undisclosed material liabilities, (viii) compliance with certain laws, (ix) litigation, (x) taxes, (xi) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended, (xii) employee representation by labor unions or employee involvement in any other organizational activity, (xiii) authority to use all patents and trademarks, (xiv) compliance with all environmental laws,
(xv) the stockholder vote required to approve the Merger Agreement, (xvi) certain accounting matters, (xvii) beneficial ownership of the other party's common stock, (xviii) maintenance of insurance, (xix) broker's or similar fees, and (xx) certain tax matters. The Merger Agreement also contains representations and warranties by Wheatley relating to SCI's fairness opinion, and representations and warranties by Dresser and WAC regarding the rights agreement relating to the Dresser Stock Purchase Rights and the interim operations of WAC.

CERTAIN COVENANTS; CONDUCT OF BUSINESS OF WHEATLEY

     During the period from the date of the Merger Agreement and continuing until the Effective Time, Wheatley has agreed as to itself and its subsidiaries that (except as expressly contemplated or permitted by the Merger Agreement, or to the extent that Dresser has otherwise consented in writing):

     Ordinary Course. Except as specifically disclosed to Dresser, each of Wheatley and its subsidiaries shall carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, subject to certain Wheatley employee matters, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

     Dividends; Changes in Stock. Except as specifically disclosed to Dresser, Wheatley shall not and it shall not permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of regular quarterly cash dividends not in excess of $.01 per share of Wheatley Common Stock and dividends from a subsidiary of Wheatley to Wheatley or another subsidiary of Wheatley and except for cash dividends or distributions paid on or with respect to the capital stock of a subsidiary of Wheatley; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Wheatley capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date of the Merger Agreement or as contemplated by any existing employee benefit plan.

     Issuance of Securities. Except as specifically disclosed to Dresser, Wheatley shall not and it shall not permit any of its subsidiaries to issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt (as defined in the Merger Agreement) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than: (i) the issuance of Wheatley Common Stock upon the exercise of stock options granted under the Wheatley Stock Option Plan that are outstanding on the date of the Merger Agreement, or in satisfaction of stock grants or stock based awards made prior to the date of the Merger Agreement pursuant to the Wheatley Stock Option Plan or upon conversion of the Wheatley Convertible Note; and (ii) issuances by a wholly owned subsidiary of its capital stock to its parent.

     Governing Documents. Except as contemplated by the Merger Agreement, Wheatley shall not amend or propose to amend its Restated Certificate of Incorporation or By-Laws.

     No Acquisitions. Other than acquisitions previously disclosed to Dresser or acquisitions as to which the aggregate purchase price is not in excess of $1.5 million, Wheatley shall not, and it shall not permit any of its subsidiaries to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

     No Dispositions. Other than: (i) dispositions or proposed dispositions previously disclosed to Dresser; (ii) as may be necessary or required by law to consummate the transactions contemplated by the Merger Agreement; or (iii) dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to Wheatley and its subsidiaries taken as a whole, Wheatley shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

     No Dissolution, Etc. Except as otherwise permitted or contemplated by the Merger Agreement, Wheatley shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of such party or any of its Significant Subsidiaries (as defined in the Merger Agreement).

     Certain Employee Matters. With the exception of certain employee matters specifically disclosed to Dresser, Wheatley shall not and it shall not permit any of its subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees, except increases in the ordinary course of business and in accordance with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Wheatley Employee Benefit Plans or Wheatley Pension Plans (as each are defined in the Merger Agreement) as in effect on the date of the Merger Agreement to any such director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) become obligated under any new Wheatley Employee Benefit Plan or Wheatley Pension Plan, which was not in existence or approved by the Wheatley Board prior to or on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder.

     Indebtedness; Leases; Capital Expenditures. With the exception of certain previously disclosed matters, Wheatley shall not, nor shall Wheatley permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money (except for working capital under Wheatley's existing credit facilities, and refinancings of existing debt that permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of Wheatley or any of its subsidiaries in connection with any indebtedness thereof, except for those securing purchase money indebtedness or (iii) commit to aggregate capital expenditures in excess of $250,000 outside the capital budget, as amended and approved by Wheatley prior to the date of the Merger Agreement.

     No Solicitation. From and after the date of the Merger Agreement, Wheatley will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any of its subsidiaries (collectively, "Wheatley Representatives") to, directly or indirectly, solicit or initiate any prospective buyer or make any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person; provided, however, that, notwithstanding any other provision of the Merger Agreement, (i) Wheatley may engage in discussions or negotiations with a third party who (without any solicitation or initiation, directly or indirectly, by or with Wheatley or any Wheatley Representatives after the date of the Merger Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Wheatley and its business, properties and assets, (ii) the Wheatley Board may take and disclose to Wheatley's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (iii) following receipt of an Acquisition Proposal that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by the Wheatley Board after consultation with Wheatley's financial advisors), the Wheatley Board may withdraw, modify or not make its recommendation to approve the Merger or terminate the Merger Agreement in accordance with the Merger Agreement, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Wheatley Board shall conclude in good faith that such action is necessary in order for the Wheatley Board to act in a manner that is consistent with its fiduciary obligations under applicable law. Wheatley will promptly notify Dresser of any such requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and (unless the Wheatley Board concludes such disclosure is inconsistent with its fiduciary obligations under applicable law) the material terms and conditions of any Acquisition Proposal. As used in the Merger Agreement, "Acquisition Proposal" means any proposal or offer, other than a proposal or offer by Dresser or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Wheatley or any Significant Subsidiary of Wheatley or any proposal to acquire in any manner a substantial equity interest in, or substantially all of the assets of, Wheatley or any of its Significant Subsidiaries.

ADDITIONAL AGREEMENTS


     Pursuant to the Merger Agreement, Dresser and Wheatley have agreed that (i) they will prepare and file the Proxy Statement/Prospectus and have it mailed to stockholders of Wheatley at the earliest practicable date, Dresser will prepare and file with the Commission the Registration Statement, and each will use its best efforts to have the Registration Statement declared effective, (ii) they will use their best efforts to have timely delivered to the other "comfort" letters from their respective independent public accountants, (iii) they will each afford to the other access to their respective officers, properties and other information as the other party may reasonably request, (iv) Wheatley will call a meeting of its stockholders to be held as promptly as practicable, (v) they will comply with all legal requirements imposed on each other with respect to the Merger and furnish information to the other in connection with such legal requirements, (vi) Dresser will take action necessary to permit it to issue shares of Dresser Common Stock pursuant to the Merger and will use all reasonable efforts to have approved for listing on the NYSE, subject to official notice of issuance, the shares of Dresser Common Stock to be issued in the Merger and shares of Dresser Common Stock issued or reserved for issuance under the Wheatley Stock Option Plan, (vii) they each agree to certain employee matters (see "The Merger -- Wheatley Employee Matters" and "-- Interests of Certain Persons in the Merger"), (viii) Dresser will assume outstanding stock options to purchase Wheatley Common Stock, which will become options to purchase Dresser Common Stock at the Conversion Number (see "The Merger -- Merger Consideration") and file a registration statement with respect to the Dresser Common Stock subject to the options, (ix) Dresser will, subject to certain limits, maintain directors and officers liability insurance for officers and directors of Wheatley and its subsidiaries, (x) Dresser will assume the Registration Rights Agreement, (xi) Dresser will take certain actions with respect to Wheatley's bank credit agreement, (xii) they will cooperate and use reasonable best efforts to defend any claim arising from or in connection with the Merger, (xiii) they will not take any action that would affect the accounting treatment of the Merger as a "pooling of interests," (xiv) they will cooperate and consult with the other regarding press releases and changes that may have a Material Adverse Effect (as defined in the Merger Agreement) and (xv) they will not take any action that would affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.


     Each of Wheatley, Dresser and WAC have agreed to take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on any of them with respect to the Merger (including, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental entity) and to promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Wheatley, Dresser and WAC will, and will cause their respective subsidiaries to, take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any governmental entity or court required to be obtained or made by Wheatley, Dresser or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement, including complying with any requests or orders made by the Justice Department or the Federal Trade Commission in connection with the Merger.

EXPENSES AND TERMINATION FEE

     Each of Dresser and Wheatley is required to pay all costs and expenses incurred by it in connection with the Merger Agreement and all the transactions contemplated thereby, whether or not the Merger is consummated, except that the filing fee for registering shares of Dresser Common Stock pursuant to the Registration Statement and with respect to the Proxy Statement/Prospectus will be paid by Dresser.

     The Merger Agreement also provides that Wheatley will pay to Dresser a fee equal to $5,000,000 (the "Termination Fee") upon consummation of an Acquisition Proposal following termination of the Merger Agreement if (i) the Wheatley Board shall have approved or recommended any Acquisition Proposal that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by the Wheatley Board after consultation with Wheatley's financial advisors), and the Wheatley Board concludes that its fiduciary duties require acceptance or recommendation of such Acquisition Proposal; or (ii) the Wheatley Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Dresser or WAC or shall have resolved to do any of the foregoing.

INDEMNIFICATION

     Wheatley shall, and from and after the Effective Time, Dresser and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of Wheatley or any of its subsidiaries or an employee of Wheatley or any of its subsidiaries who acts as a fiduciary under any Wheatley Employee Benefit Plans or Wheatley Pension Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of Wheatley or any subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent permitted under applicable Delaware law (and Dresser and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any of the Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Wheatley (or to them and Dresser and the Surviving Corporation after the Effective Time) and Wheatley (or after the Effective Time, Dresser and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Wheatley (or after the Effective Time, Dresser and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Wheatley, Dresser nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Wheatley (or after the Effective Time, Dresser and the Surviving Corporation), but the failure so to notify shall not relieve a party from any liability that it may have under the Merger Agreement except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Wheatley, Dresser and WAC agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties (including in Wheatley's Restated Certificate of Incorporation or By-Laws or in the indemnification agreements with Wheatley's directors made available to Dresser) with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

AMENDMENT, WAIVER AND TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Wheatley:

          (1) by mutual written consent of Wheatley and Dresser, or by mutual action of their respective Boards of Directors;

          (2) by either Wheatley or Dresser if (i) the Merger shall not have been consummated by October 31, 1994 (provided that the right to terminate the Merger Agreement shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) any required approval of Wheatley's stockholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or (iv) the Wheatley Board shall have approved or recommended any Acquisition Proposal that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by Wheatley Board after consultation with Wheatley's financial advisors), and the Board of Directors of Wheatley is advised by its outside counsel that the fiduciary duties of the Wheatley Board require acceptance or recommendation of such Acquisition Proposal;

          (3) by Dresser if (i) for any reason Wheatley fails to call and hold a stockholders meeting for the purpose of voting upon the Merger Agreement and the Merger by October 31, 1994 (provided that this right to terminate the Merger Agreement shall not be available to Dresser if Wheatley would be entitled to terminate the Merger Agreement); (ii) Wheatley shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Wheatley at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Wheatley of notice of such breach and is existing at the time of termination of the Merger Agreement); (iii) any representation or warranty of Wheatley contained in the Merger Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Wheatley of notice of such breach and is existing at the time of termination of the Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in the Merger Agreement) could not reasonably be expected to have a Material Adverse Effect; (iv) the Wheatley Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Dresser or WAC or shall have resolved to do any of the foregoing; (v) after the date of the Merger Agreement there has been any Material Adverse Change with respect to Wheatley, except for general economic changes or changes that may affect the industries of Wheatley or any of its subsidiaries generally; or (vi) the Average Daily Price of Dresser Common Stock is greater than $29.00; or

          (4) by Wheatley if (i) Dresser or WAC shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Dresser of notice of such breach and is existing at the time of termination of the Merger Agreement); (ii) any representation or warranty of Dresser or WAC contained in the Merger Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Dresser of notice of such breach and is existing at the time of termination of the Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in the Merger Agreement) could not reasonably be expected to have a Material Adverse Effect; (iii) after the date of the Merger Agreement there has been any Material Adverse Change with respect to Dresser, except for general economic changes or changes that may affect the industries of Dresser or any of its subsidiaries generally; or (iv) if the Average Daily Price of Dresser Common Stock is less than $18.00.

               UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combined condensed financial statements appearing on pages 39-44 give effect to the Merger pursuant to the Merger Agreement. The Merger is reflected in the pro forma combined condensed financial statements under the pooling of interests method of accounting.

     The unaudited pro forma combined condensed statements of earnings assume that the Merger had occurred on November 1, 1990. The unaudited pro forma combined condensed statements of earnings for each of the three years in the period ended October 31, 1993 combine the Dresser results for the years ended October 31 with the Wheatley results for the twelve month periods ended August
31. The unaudited pro forma combined condensed statements of earnings for the six months ended April 30, 1994 and 1993 combine the Dresser results for the six months ended April 30 with the Wheatley results for the six months ended February 28. The unaudited pro forma combined condensed balance sheet assumes that the Merger had occurred on April 30, 1994 and combines the balance sheets of Dresser as of April 30, 1994 and of Wheatley as of February 28, 1994.

     On January 21, 1994, a wholly owned subsidiary of Dresser merged with Baroid. Dresser issued 0.40 shares of Dresser Common Stock for each share of outstanding Baroid common stock, and Baroid became a wholly owned subsidiary of Dresser. The Baroid Merger has been accounted for as a pooling of interests. Dresser, as used in these unaudited pro forma combined condensed financial statements, refers to Dresser and its subsidiaries including Baroid.

     Further information about the Baroid Merger is available from documents incorporated by reference in this Proxy Statement/Prospectus. Dresser's Current Report on Form 8-K dated January 21, 1994, as amended by Dresser's Form 8-K/A dated March 10, 1994, contains supplemental consolidated financial statements and notes reflecting the Baroid Merger. For the following pro forma information, the Dresser information for the six months ended April 30, 1994 and 1993 and for the year ended October 31, 1993 is based on other pro forma information appearing on pages 45-48 of this Proxy Statement/Prospectus; the Dresser information for the years ended October 31, 1992 and 1991 is based on the supplemental consolidated financial statements in Dresser's Form 8-K dated January 21, 1994, as amended by Dresser's Form 8-K/A dated March 10, 1994.

     On March 7, 1994, Wheatley completed the sale of 3 million shares of Wheatley Common Stock in a public offering. Wheatley used the net proceeds of approximately $29.8 million to reduce debt. Further information about the stock offering is available in Wheatley's Annual Report on Form 10-K for the fiscal year ended February 28, 1994, which is incorporated by reference in this Proxy Statement/Prospectus. Such Form 10-K contains a pro forma balance sheet as of February 28, 1994 giving effect to the stock offering. The Wheatley information in the following unaudited pro forma combined condensed balance sheet is based on the pro forma balance sheet in the Form 10-K.

     For the following unaudited pro forma combined condensed statements of earnings, the Wheatley information for the six months ended February 28, 1994 and 1993 and for the twelve months ended August 31, 1993, is based on other pro forma information appearing on pages 49-53 of this Proxy Statement/Prospectus.

     The pro forma financial information is provided for comparative purposes only and does not purport to be indicative of the results that would have been obtained if the Merger had been effected on the date indicated or of those results that may be obtained in the future.

MERGER AGREEMENT

     The terms of the Merger Agreement call for the exchange of 0.7 shares of Dresser Common Stock for each share of Wheatley Common Stock, provided that the Average Daily Price is between $20 and $27 per share during a specified period prior to the Special Meeting. If the Average Daily Price is above or below the specified range during the period, the Conversion Number will be adjusted, but will not be greater than .7368 nor less than .6750.

     The unaudited pro forma combined condensed financial statements have been prepared assuming issuance of 8,275,000 shares of Dresser Common Stock based on an Exchange Ratio of 0.7 shares of Dresser

Common Stock for each of the approximately 11,821,000 shares of Wheatley Common Stock outstanding as of February 28, 1994, which assumes that the Average Daily Price is between $20 and $27 during the specified period referred to above.

NON-RECURRING CHARGES

     Non-recurring charges directly attributable to the Merger are not included in the unaudited pro forma combined condensed financial statements. Such non-recurring charges include severance and termination benefits, legal and other professional fees, and costs of integrating the operations of the companies. As the non-recurring charges are incurred, they will be included in the expenses of the combined operations.

                              DRESSER AND WHEATLEY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF APRIL 30, 1994
                                 (IN MILLIONS)

                                     ASSETS

                                                               DRESSER          WHEATLEY
                                                              HISTORICAL       PRO FORMA
                                                              APRIL 30,       FEBRUARY 28,
                                                                 1994             1994        ADJUSTMENTS      PRO FORMA
                                                              ----------      ------------    -----------      ---------
Current Assets
  Cash and cash equivalents.................................   $  398.6          $  2.4         $ (57.2)(a)    $  343.8
  Notes and accounts receivable.............................      788.0            25.0                           813.0
  Inventories...............................................      610.8            41.4                           652.2
  Deferred income taxes.....................................       98.0              .5                            98.5
  Other current assets......................................       38.9              .9                            39.8
                                                               --------          ------         -------        --------
        Total Current Assets................................    1,934.3            70.2           (57.2)        1,947.3
Notes receivable from sale of Western Atlas.................      200.0                                           200.0
Investment in and receivables from major unconsolidated
  joint ventures............................................      145.8                                           145.8
Intangibles.................................................      606.3            63.7                           670.0
Deferred income taxes.......................................      202.2            (6.2)                          196.0
Other assets................................................      176.7                                           176.7
Property, plant and equipment -- at cost....................    2,099.5            57.9                         2,157.4
Accumulated depreciation and amortization...................    1,241.3            13.2                         1,254.5
                                                               --------          ------         -------        --------
        Total Properties -- Net.............................      858.2            44.7                           902.9
                                                               --------          ------         -------        --------
            Total Assets....................................   $4,123.5          $172.4         $ (57.2)       $4,238.7
                                                               ========          ======         =======        ========
            LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities
  Short-term debt and current portion of long-term debt.....   $   42.2          $  8.6         $  (8.6)(a)    $   42.2
  Accounts payable..........................................      318.4            11.9                           330.3
  Advances from customers on contracts......................      251.9                                           251.9
  Accrued compensation and benefits.........................      214.5                                           214.5
  Income taxes..............................................      189.7                                           189.7
  Other accrued liabilities.................................      366.0             8.5                           374.5
                                                               --------          ------         -------        --------
        Total Current Liabilities...........................    1,382.7            29.0            (8.6)        1,403.1
Employee retirement obligations.............................      674.8                                           674.8
Long-term debt..............................................      459.9            48.6           (48.6)(a)       459.9
Deferred compensation and other liabilities.................       96.9             4.1                           101.0
Minority interest...........................................       83.6                                            83.6
Shareholders' Investment
  Common shares.............................................       43.9              .1             2.0(b)         46.0
  Capital in excess of par value............................      374.2            72.5            (2.0)(b)       444.7
  Retained earnings.........................................    1,142.0            18.5                         1,160.5
  Cumulative translation adjustments........................     (116.6)            (.4)                         (117.0)
  Pension liability adjustment..............................      (13.8)                                          (13.8)
                                                               --------          ------         -------        --------
                                                                1,429.7            90.7                         1,520.4
  Treasury shares, at cost..................................        4.1                                             4.1
                                                               --------          ------         -------        --------
        Total Shareholders' Investment......................    1,425.6            90.7                         1,516.3
                                                               --------          ------         -------        --------
            Total Liabilities and Shareholders'
              Investment....................................   $4,123.5          $172.4         $ (57.2)       $4,238.7
                                                               ========          ======         =======        ========

Adjustments:

(a) Repayment of Wheatley long-term debt, including current portion.

(b) Issuance of 0.7 shares of Dresser Common Stock for each share of Wheatley Common Stock.

                              DRESSER AND WHEATLEY

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                        SIX MONTHS ENDED APRIL 30, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                DRESSER         WHEATLEY
                                               PRO FORMA       PRO FORMA
                                               SIX MONTHS      SIX MONTHS
                                                 ENDED           ENDED
                                               APRIL 30,      FEBRUARY 28,
                                                  1994            1994        ADJUSTMENTS    PRO FORMA
                                               ----------     ------------    -----------    ---------
Sales and service revenues.....................$ 2,489.9         $  80.8         $           $ 2,570.7
Cost of sales and services..................... (1,941.6)          (51.4)                     (1,993.0)
                                                ---------        --------         -----       ---------
  Gross earnings...............................    548.3            29.4                         577.7
Earnings from major unconsolidated joint
  ventures.....................................      8.6                                           8.6
Selling, engineering, administrative and
  general expenses.............................   (410.1)          (19.4)                       (429.5)
Special credits (charges)......................      8.9                                           8.9
                                                ---------        --------         -----      ---------
  Earnings from operations.....................    155.7            10.0                         165.7
                                                ---------        --------         -----       ---------
Other income (deductions)
  Interest earned (expense), net...............      (.2)           (1.8)           1.9(a)        (0.1)
  Other, net...................................     21.8            (0.3)                         21.5
                                                ---------        --------         -----       ---------
          Total................................     21.6            (2.1)           1.9           21.4
                                                ---------        --------         -----       ---------
Earnings before income taxes and minority
  interest.....................................    177.3             7.9            1.9          187.1
Income taxes...................................    (66.6)           (3.4)           (.7)(b)      (70.7)
Minority interest..............................    (13.8)                                        (13.8)
                                                ---------        --------         -----       ---------
          Earnings from continuing
            operations......................... $   96.9         $   4.5          $ 1.2       $  102.6
                                                =========        ========         =====       =========
          Per share............................ $     .55        $    .38                     $     .56
                                                =========        ========         =====       =========
Average common shares outstanding..............    175.1            11.8                         183.4
                                                =========        ========         =====       =========

Adjustments:

(a) Reduction in net interest expense due to repayment of Wheatley long-term debt.

(b) Income tax on (a) above at 35 percent.

                              DRESSER AND WHEATLEY

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                        SIX MONTHS ENDED APRIL 30, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                               DRESSER         WHEATLEY
                                              PRO FORMA       PRO FORMA
                                              SIX MONTHS      SIX MONTHS
                                                ENDED           ENDED
                                              APRIL 30,      FEBRUARY 28,
                                                 1993            1993         ADJUSTMENTS     PRO FORMA
                                              ----------     ------------     -----------     ---------
Sales and service revenues................... $ 2,271.8         $ 76.2           $            $ 2.348.0
Cost of sales and services...................  (1,765.2)         (50.4)                        (1,815.6)
                                              ---------         ------           -----        ---------
  Gross earnings.............................     506.6           25.8                            532.4
Earnings from major unconsolidated joint
  ventures...................................      20.7                                            20.7
Selling, engineering, administrative and
  general expenses...........................    (409.6)         (18.5)                          (428.1)
Special credits (charges)....................     (72.2)                                          (72.2)
                                              ---------         ------           -----        ---------
  Earnings from operations...................      45.5            7.3                             52.8
                                              ---------         ------           -----        ---------
Other income (deductions)
  Interest earned (expense), net.............      (3.0)          (1.6)            1.9 (a)         (2.7)
  Retiree benefit curtailment................      12.8                                            12.8
  Other, net.................................      12.8                                            12.8
                                              ---------         ------           -----        ---------
          Total..............................      22.6           (1.6)            1.9             22.9
                                              ---------         ------           -----        ---------
Earnings before income taxes and minority
  interest...................................      68.1            5.7             1.9             75.7
Income taxes.................................     (20.6)          (2.5)            (.7)(b)        (23.8)
Minority interest............................      (9.9)                                           (9.9)
                                              ---------         ------           -----        ---------
          Earnings from continuing
            operations....................... $    37.6         $  3.2           $ 1.2        $    42.0
                                              =========         ======           =====        =========
          Per share.......................... $     .22         $  .27                        $     .23
                                              =========         ======           =====        =========
Average common shares outstanding............     174.1           11.7                            182.3
                                              =========         ======           =====        =========

Adjustments:

(a) Reduction in net interest expense due to repayment of Wheatley long-term debt.

(b) Income tax on (a) above at 35 percent.

                              DRESSER AND WHEATLEY

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                          YEAR ENDED OCTOBER 31, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                WHEATLEY
                                                               PRO FORMA
                                                DRESSER PRO      TWELVE
                                                   FORMA         MONTHS
                                                YEAR ENDED       ENDED
                                                OCTOBER 31,    AUGUST 31,
                                                   1993           1993       ADJUSTMENTS       PRO FORMA
                                                -----------    ----------    -----------       ---------
Sales and service revenues.....................  $  4,734.9     $  157.6        $              $ 4,892.5
Cost of sales and services.....................    (3,623.2)      (103.5)                       (3,726.7)
                                                 ----------     --------        -----          ---------
  Gross earnings...............................     1,111.7         54.1                         1,165.8
Earnings from major unconsolidated joint
  ventures.....................................        21.4                                         21.4
Selling, engineering, administrative and
  general expenses.............................      (815.7)       (38.0)                         (853.7)
Special credits (charges)......................      (105.1)                                      (105.1)
                                                 ----------     --------        -----          ---------
  Earnings from operations.....................       212.3         16.1                           228.4
                                                 ----------     --------        -----          ---------
Other income (deductions)......................
  Interest earned (expense), net...............        (6.9)        (3.3)         3.8(a)            (6.4)
  Retiree benefit curtailment..................        12.8                                         12.8
  Other, net...................................        26.6          0.2                            26.8
                                                 ----------     --------        -----          ---------
          Total................................        32.5         (3.1)         3.8               33.2
                                                 ----------     --------        -----          ---------
Earnings before income taxes and minority
  interest.....................................       244.8         13.0          3.8              261.6
Income taxes...................................       (83.6)        (5.6)        (1.3)(b)          (90.5)
Minority interest..............................       (36.6)                                       (36.6)
                                                 ----------     --------        -----          ---------
          Earnings from continuing
            operations.........................  $    124.6     $    7.4        $ 2.5          $   134.5
                                                 ==========     ========        =====          =========
          Per share............................  $      .71     $    .63                       $     .74
                                                 ==========     ========                       =========
Average common shares outstanding..............       174.3         11.8                           182.6
                                                 ==========     ========                       =========

Adjustments:

(a) Reduction in net interest expense due to repayment of Wheatley long-term debt.

(b) Income tax on (a) above at 35 percent.

                              DRESSER AND WHEATLEY

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                          YEAR ENDED OCTOBER 31, 1992
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                              WHEATLEY
                                                                             HISTORICAL
                                                                DRESSER        TWELVE
                                                              SUPPLEMENTAL     MONTHS
                                                               YEAR ENDED      ENDED
                                                              OCTOBER 31,    AUGUST 31,
                                                                  1992          1992      COMBINED
                                                              ------------   ----------   --------
Sales and service revenues...................................  $ 4,551.8       $ 80.7    $ 4,632.5
Cost of sales and services...................................   (3,480.9)       (57.6)    (3,538.5)
                                                               ---------       ------     --------
  Gross earnings.............................................    1,070.9         23.1      1,094.0
Earnings from major unconsolidated joint ventures............       80.6                      80.6
Selling, engineering, administrative and general
  expenses...................................................     (910.9)       (12.7)      (923.6)
Special credits (charges)....................................      (70.0)                    (70.0)
                                                               ---------       ------     --------
  Earnings from operations...................................      170.6         10.4        181.0
                                                               ---------       ------     --------
Other income (deductions)
  Interest earned (expense), net.............................      (26.7)         (.2)       (26.9)
  Other, net.................................................       34.8                      34.8
                                                               ---------       ------     --------
          Total..............................................        8.1          (.2)         7.9
                                                               ---------       ------     --------
Earnings before income taxes and minority interest...........      178.7         10.2        188.9
Income taxes.................................................      (76.2)        (3.6)       (79.8)
Minority interest............................................      (10.3)                    (10.3)
                                                               ---------       ------     --------
          Earnings from continuing operations................  $    92.2       $  6.6     $   98.8
                                                               =========       ======     ========
          Per share..........................................  $     .54       $  .76     $    .55
                                                               =========       ======     ========
Average common shares outstanding............................      172.3          8.7        178.4
                                                               =========       ======     ========

                              DRESSER AND WHEATLEY

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                          YEAR ENDED OCTOBER 31, 1991
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                             WHEATLEY
                                                                            HISTORICAL
                                                             DRESSER          TWELVE
                                                           SUPPLEMENTAL       MONTHS
                                                            YEAR ENDED        ENDED
                                                           OCTOBER 31,      AUGUST 31,
                                                               1991            1991        COMBINED
                                                           ------------     ----------     --------
Sales and service revenues...............................   $ 4,681.1         $ 88.0      $ 4,769.1
Cost of sales and services...............................    (3,560.0)         (61.9)      (3,621.9)
                                                            ---------         ------      ---------
  Gross earnings.........................................     1,121.1           26.1        1,147.2
Earnings from major unconsolidated joint ventures........        79.8                          79.8
Selling, engineering, administrative and general
  expenses...............................................      (904.5)         (14.7)        (919.2)
Special charges..........................................       (26.2)                        (26.2)
                                                            ---------         ------      ---------
  Earnings from operations...............................       270.2           11.4          281.6
                                                            ---------         ------      ---------
Other income (deductions)
  Interest earned (expense), net.........................       (36.8)          (3.9)         (40.7)
  Other, net.............................................        22.9                          22.9
                                                            ---------         ------      ---------
          Total..........................................       (13.9)          (3.9)         (17.8)
                                                            ---------         ------      ---------
Earnings before income taxes and minority interest.......       256.3            7.5          263.8
Income taxes.............................................      (102.8)          (2.6)        (105.4)
Minority interest........................................       (15.9)                        (15.9)
                                                            ---------         ------      ---------
          Earnings from continuing operations............   $   137.6         $  4.9       $  142.5
                                                            =========         ======       ========
          Per share......................................   $     .80         $  .56       $    .80
                                                            =========         ======       ========
Average common shares outstanding........................       171.0            8.7          177.1
                                                            =========         ======       ========

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS

     On January 21, 1994, a wholly owned subsidiary of Dresser merged with Baroid. Dresser issued 0.40 shares of Dresser Common Stock for each share of outstanding Baroid common stock, and Baroid became a wholly owned subsidiary of Dresser. The Baroid Merger has been accounted for as a pooling of interests. Dresser, as used in these unaudited pro forma combined condensed financial statements, refers to Dresser and its subsidiaries including Baroid. Further information about the Baroid Merger is available from documents incorporated by reference in this Proxy Statement/Prospectus. Dresser's Current Report on Form 8-K dated January 21, 1994, as amended by Dresser's Form 8-K/A dated March 10, 1994, contains supplemental consolidated financial statements and notes reflecting the Baroid Merger. These supplemental consolidated financial statements have been used in preparing the following annual pro forma information.

     During February and March 1993, Dresser acquired two corporations, Bredero Price Holding B. V. ("Bredero Price") and TK Valve & Manufacturing, Inc. ("TK Valve").

     On January 28, 1994, Dresser sold its 29.5% interest in Western Atlas to a wholly owned subsidiary of Litton Industries, Inc. for $358 million in cash and $200 million in 7 1/2% notes due over seven years.

     In connection with the Baroid Merger, the Antitrust Division of United States Department of Justice ordered Dresser to dispose of either its 64% general partnership interest in M-I Drilling Fluids or its 100% Interest in Baroid Drilling Fluids Inc. by June 1, 1994. Dresser completed the sale of its 64% interest in M-I Drilling Fluids to Smith International, Inc. for $160 million effective February 28, 1994.

     The following unaudited pro forma combined condensed statements of earnings assume that the acquisitions of Bredero Price and TK Valve and the sales of interests in M-I Drilling Fluids and Western Atlas had occurred on November 1, 1992. The pro forma financial data is provided for comparative purposes only and does not purport to be indicative of the results that would have been obtained if the acquisitions and the sales had been effected on the date indicated or of those results that may be obtained in the future. The pro forma financial information is based on the purchase method of accounting for the acquisitions. The pro forma adjustments are described in footnotes to the unaudited pro forma combined condensed statements of earnings.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                        SIX MONTHS ENDED APRIL 30, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                 ELIMINATE
                                                    ELIMINATE       M-I
                                                     WESTERN     DRILLING
                                        DRESSER       ATLAS       FLUIDS      ADJUSTMENTS       PRO FORMA
                                       ---------    ---------    ---------    -----------       ---------
Sales and service revenues...........  $ 2,636.0     $            $(146.1)      $               $ 2,489.9
Cost of sales and services...........   (2,029.7)                    88.1                        (1,941.6)
                                       ---------     -------      -------        -----          ---------
  Gross earnings.....................      606.3                    (58.0)                          548.3
Earnings from major unconsolidated
  joint ventures.....................        8.6                                                      8.6
Selling, engineering, administrative
  and general expenses...............     (457.1)                    47.0                          (410.1)
Special credits (charges)............        8.9                                                      8.9
                                       ---------     -------      -------        -----          ---------
  Earnings from operations...........      166.7                    (11.0)                          155.7
                                       ---------     -------      -------        -----          ---------
Other income (deductions)
  Interest earned (expense), net.....       (7.1)                     (.4)         7.3(a)             (.2)
  Gain on sale of interests in
     Western Atlas and M-I Drilling
     Fluids..........................      278.7      (275.7)        (3.0)
  Other, net.........................       20.8                      1.0                            21.8
                                       ---------     -------      -------        -----          ---------
          Total......................      292.4      (275.7)        (2.4)         7.3               21.6
                                       ---------     -------      -------        -----          ---------
  Earnings before income taxes and
     minority interest...............      459.1      (275.7)       (13.4)         7.3              177.3
  Income taxes.......................     (197.1)      129.3          3.8         (2.6)(b)          (66.6)
  Minority interest..................      (15.9)                     2.1                           (13.8)
                                       ---------     -------      -------        -----          ---------
          Earnings from continuing
            operations...............  $   246.1     $(146.4)     $  (7.5)       $ 4.7          $    96.9
                                       =========     =======      =======        ======         =========
          Per share..................  $    1.41                                                $     .55
                                       =========                                                =========
Average common shares outstanding....      175.1                                                    175.1
                                       =========                                                =========

Adjustments:

(a) Interest on $200 million note received as part of proceeds from sale
    of Western Atlas....................................................         $ 3.8
    Reduction in interest expense due to use of proceeds to reduce debt...         3.5
                                                                                 -----
                                                                                 $ 7.3
                                                                                 =====
(b) Income tax at 35% on (a) above.

                     DRESSER INDUSTRIES, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                           SIX MONTHS ENDED APRIL 30, 1993
                        (IN MILLIONS, EXCEPT PER SHARE DATA)

                                              BREDERO                   ELIMINATE
                                               PRICE       ELIMINATE       M-I
                                                AND         WESTERN     DRILLING     ADJUST-       PRO
                                 DRESSER      TK VALVE       ATLAS       FLUIDS       MENTS       FORMA
                                 --------    ----------    ---------    ---------    -------     --------
Sales and service revenues...... $2,370.5      $ 89.7       $            $(188.4)     $          $2,271.8
Cost of sales and services...... (1,811.1)      (65.1)                     111.0                 (1,765.2)
                                 --------    ----------    ---------    ---------    -------     --------
  Gross earnings................    559.4        24.6                      (77.4)                   506.6
Earnings from major
  unconsolidated joint
  ventures......................     42.1                     (21.4)                                 20.7
Selling, engineering,
  administrative and general
  expenses......................   (477.8)      (10.4)                      73.8        4.8(a)     (409.6)
Special credits (charges).......    (72.2)                                                          (72.2)
                                 --------    ----------    ---------    ---------    -------     --------
  Earnings from operations......     51.5        14.2         (21.4)        (3.6)       4.8          45.5
                                 --------    ----------    ---------    ---------    -------     --------
Other income (deductions)
  Interest earned (expense),
     net........................    (10.2)         .4                         .1        6.7(b)       (3.0)
  Retiree benefit curtailment...     12.8                                                            12.8
  Other, net....................     16.8        (2.2)                      (1.8)                    12.8
                                 --------    ----------    ---------    ---------    -------     --------
          Total.................     19.4        (1.8)                      (1.7)       6.7          22.6
                                 --------    ----------    ---------    ---------    -------     --------
  Earnings before income taxes
     and minority interest......     70.9        12.4         (21.4)        (5.3)      11.5          68.1
Income taxes....................    (27.3)       (3.5)          8.3          5.9       (4.0)(c)     (20.6)
Minority interest...............    (11.4)                                   1.5                     (9.9)
                                 --------    ----------    ---------    ---------    -------     --------
          Earnings from
            continuing
            operations.......... $   32.2      $  8.9       $ (13.1)     $   2.1      $ 7.5      $   37.6
                                 ========    =========      =======      =======      =====      ========
          Per share............. $    .19                                                        $    .22
                                 ========                                                        ========
Average common shares
  outstanding...................    174.1                                                           174.1
                                 ========                                                        ========

Adjustments:

(a) Amortization of Bredero Price and TK Valve goodwill..........................     $(1.7)
    Anticipated reduction in Baroid corporate expense............................       6.5
                                                                                      -----
                                                                                      $ 4.8
                                                                                      =====
(b) Interest on $200 million note received as part of proceeds from sale of
      Western Atlas..............................................................     $ 7.5
     Reduction of interest expense due to use of proceeds to reduce debt.........       7.0
     Interest expense on borrowings to finance acquisitions of Bredero Price
       and TK Valve..............................................................      (7.8)
                                                                                      -----
                                                                                      $ 6.7
                                                                                      =====
(c) Income tax at 35% on (a) and (b) above.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                          YEAR ENDED OCTOBER 31, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                        BREDERO                    ELIMINATE
                                                         PRICE       ELIMINATE        M-I
                                         DRESSER          AND         WESTERN      DRILLING      ADJUST-       PRO
                                       SUPPLEMENTAL     TK VALVE       ATLAS        FLUIDS        MENTS       FORMA
                                       ------------     --------     ---------     ---------     -------     --------
Sales and service revenues...........    $5,043.8        $ 89.7       $             $(398.6)      $          $4,734.9
Cost of sales and services...........    (3,792.9)        (65.1)                      234.8                  (3,623.2)
                                         --------        ------       -------       -------       -----      --------
  Gross earnings.....................     1,250.9          24.6                      (163.8)                  1,111.7
Earnings from major unconsolidated
  joint ventures.....................        60.6                       (39.2)                                   21.4
Selling, engineering, administrative
  and general expenses...............      (961.9)        (10.4)                      145.3         11.3(a)    (815.7)
Special credits (charges)............      (105.1)                                                             (105.1)
                                         --------        ------       -------       -------       -----      --------
  Earnings from operations...........       244.5          14.2         (39.2)        (18.5)        11.3        212.3
                                         --------        ------       -------       -------       -----      --------
Other income (deductions)
  Interest earned (expense), net.....       (24.8)           .4                         (.3)        17.8(b)      (6.9)
  Retiree benefit curtailment........        12.8                                                                12.8
  Other, net.........................        35.4          (2.2)                       (6.6)                     26.6
                                         --------        ------       -------       -------       -----      --------
          Total......................        23.4          (1.8)                       (6.9)        17.8         32.5
                                         --------        ------       -------       -------       -----      --------
  Earnings before income taxes and
     minority interest...............       267.9          12.4         (39.2)        (25.4)        29.1        244.8
Income taxes.........................       (95.5)         (3.5)         15.7           9.9        (10.2)(c)    (83.6)
Minority interest....................       (44.2)                                      7.6                     (36.6)
                                         --------        ------       -------       -------       -----      --------
          Earnings from continuing
            operations...............    $  128.2        $  8.9       $ (23.5)      $  (7.9)     $  18.9     $  124.6
                                         ========        ======       =======       =======      =======     ========
          Per share..................    $    .74                                                            $    .71
                                         ========                                                            ========
Average common shares outstanding....       174.3                                                               174.3
                                         ========                                                            ========

Adjustments:

(a) Amortization of Bredero Price and TK Valve goodwill.....................................      $ (1.7)
    Anticipated reduction in Baroid corporate expense......................................         13.0
                                                                                                  ------
                                                                                                  $ 11.3
                                                                                                  ======
(b) Interest on $200 million note received as part of proceeds from sale of
     Western Atlas........................................................................        $ 15.0
     Reduction in interest expense due to use of proceeds to reduce debt....................        11.4
     Interest expense on borrowings to finance acquisitions of Bredero Price and TK Valve...        (8.6)
                                                                                                  ------
                                                                                                  $ 17.8
                                                                                                  ======
(c) Income tax at 35% on (a) and (b) above.

                        WHEATLEY TXT CORP. AND SUBSIDIARIES

                     UNAUDITED PRO FORMA STATEMENTS OF EARNINGS

     On December 31, 1993, Wheatley acquired Axelson from a subsidiary of Hanson plc (collectively, "Hanson Industries") for approximately $80 million. On December 3, 1993, Wheatley acquired Tom Wheatley in an asset purchase transaction with a purchase price of approximately $9 million. On July 8, 1993, Wheatley acquired Clif Mock in an asset purchase transaction with a purchase price of approximately $6 million.

     The indebtedness incurred to finance the Axelson acquisition was borrowed under a bank credit agreement (the "Credit Agreement"), consisting of a $40 million revolving credit facility (the "Revolving Credit Facility") and a $40 million term loan (the "Term Loan"). On March 7, 1994, Wheatley completed the sale of 3 million shares of Wheatley Common Stock in a public offering with a price to the public of $10.75 per share. Wheatley used the net proceeds of approximately $29.8 million to prepay $15 million of the Term Loan debt and to repay $14.8 million of the Revolving Credit Facility Borrowings.

     The unaudited pro forma statements of earnings give effect to (i) the Clif Mock, Tom Wheatley and Axelson acquisitions under the purchase method of accounting and the related assumptions and adjustments described in the accompanying notes, (ii) the establishment of the Credit Agreement providing for the Term Loan and Revolving Credit Facility and the borrowing by Wheatley of $40 million under the Term Loan and $27 million under the Revolving Credit Facility to finance the Axelson acquisition, including transaction costs and costs to establish the Credit Agreement and (iii) the issuance and sale of 3 million shares of Wheatley Common Stock and the application of the net proceeds therefrom to prepay $15 million of the Term Loan and to repay $14.8 million of the Revolving Credit Facility.

     Wheatley's historical results of operations are derived from unaudited consolidated statements of operations for the 12 months ended August 31, 1993, and the six months ended February 28, 1993 and 1994.

     The historical results of operations for Axelson included in the unaudited pro forma statement of earnings for the 12 months ended August 31, 1993, are from the audited combined statements of operations for the year ended October 2, 1993. The historical results of operations for Axelson included in the unaudited pro forma statement of earnings for the six months ended February 28, 1993, are from unaudited combined statements of operations for the six months ended March 31, 1993. The historical results of operations for Axelson included in the unaudited pro forma statement of earnings for the six months ended February 28, 1994, are derived from unaudited combined statements of operations for the period from September 1, 1993 to December 31, 1993. The results of operations for Axelson are included in Wheatley's historical results of operations since the acquisition date (December 31, 1993). Axelson revenues for the period from December 31, 1993 through February 28, 1994, represented approximately $9.7 million of Wheatley's sales.

     The historical results of operations of Tom Wheatley are derived from unaudited statements of operations for the year ended August 31, 1993, the six months ended February 28, 1993, and the period from September 1, 1993 to December 3, 1993. The results of operations of Tom Wheatley are included in Wheatley's historical results of operations since the acquisition date (December 3, 1993). Tom Wheatley revenues for the period from December 3, 1993 through February 28, 1994, represented approximately $1.7 million of Wheatley's sales.

     The historical results of operations of Clif Mock are derived from unaudited statements of operations for the six months ended February 28, 1993, and the period from September 1, 1992 to July 8, 1993. The results of operations of Clif Mock are included in Wheatley's historical results of operations since the acquisition date (July 8, 1993). Clif Mock revenues for the period from July 8, 1993 through August 31, 1993, and for the six months ended February 28, 1994 represented approximately $2.2 million and $6.5 million, respectively, of Wheatley's sales.

     The unaudited pro forma statements of earnings for the year ended August 31, 1993, and for the six months ended February 28, 1993 and 1994, have been prepared assuming the transactions described above were consummated as of September 1, 1992. The pro forma statements of earnings and the pro forma adjustments are based upon available information and certain assumptions that management of Wheatley believes are reasonable. The pro forma financial statements do not purport to represent what Wheatley's financial position or results of operations actually would have been had such transactions in fact occurred on the dates indicated or to project Wheatley's financial position or results of operations for any future date or period. Wheatley has not completed the evaluations necessary for the final purchase price allocation related to the acquisitions; accordingly, actual adjustments that reflect other evaluations of the purchased assets and assumed liabilities may differ from the pro forma adjustments. If there is an adjustment to the amounts assigned to assets with different estimated lives, depreciation and amortization expense will change.

     These pro forma statements of earnings and the notes thereto should be read in conjunction with the consolidated financial statements of Wheatley, including the notes thereto, and the historical financial statements of Axelson and Tom Wheatley, all of which are incorporated by reference in this Proxy Statement/Prospectus.

                      WHEATLEY TXT CORP. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS
                       SIX MONTHS ENDED FEBRUARY 28, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      HISTORICAL
                                            ------------------------------
                                                                      TOM                     PRO
                                            WHEATLEY     AXELSON     WHEATLEY  ADJUSTMENTS   FORMA
                                            ------       -----       -----     -----------   -----
Sales and service revenues................  $ 58.0       $20.6       $ 2.2       $           $80.8
Cost of sales and services................   (38.2)      (11.3)       (1.9)                  (51.4)
                                            -------      -----       -----       -----       ------
  Gross earnings..........................    19.8         9.3         0.3                    29.4
Selling, engineering, administrative and
  general expenses........................   (12.2)       (6.2)       (0.6)       (0.4)(a)   (19.4)
                                            -------      -----       -----       -----       ------
Earnings from operations..................     7.6         3.1        (0.3)       (0.4)       10.0
                                            -------      -----       -----       -----       ------
Other income (deductions)
  Interest expense, net...................    (1.0)                               (0.8)(b)    (1.8)
  Other, net..............................    (0.3)       (0.2)                    0.2 (c)    (0.3)
                                            -------      -----       -----       -----       -----
          Total...........................    (1.3)       (0.2)                   (0.6)       (2.1)
                                            -------      -----       -----       -----       ------
  Earnings before income taxes............     6.3         2.9        (0.3)       (1.0)        7.9
Income taxes..............................    (2.6)       (1.2)                    0.4 (d)    (3.4)
                                            -------      -----       -----       -----       ------
          Earnings from continuing
            operations....................  $  3.7       $ 1.7       $(0.3)      $(0.6)      $ 4.5
                                            =======      =====       =====       =====       ======
          Per share.......................  $  0.42                                          $ 0.38
                                            =======                                           ======
Average common shares outstanding.........     8.8                                 3.0        11.8
                                            =======                               =====       ======

Adjustments:

 (a)   Adjustment to depreciation and amortization expense
       resulting from the Axelson acquisition..............................  $(0.2)
       Adjustment to reflect accounting for Axelson postretirement
       benefits in accordance with SFAS No. 106............................   (0.1)
       Noncompetition agreement with Hanson Industries.....................   (0.1)
                                                                             -----
                                                                             $(0.4)
                                                                             =====
 (b)   Interest on net borrowings used to finance the Axelson acquisition, including amortization of deferred financing costs incurred.
 (c)   Exclusion of corporate management fees charged to Axelson by Hanson
       Industries.
 (d)   Adjustment to income taxes to reflect Wheatley's historical effective rate, giving effect to the nondeductible amortization of goodwill.

                      WHEATLEY TXT CORP. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS
                       SIX MONTHS ENDED FEBRUARY 28, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL
                                     ----------------------------------------
                                                              TOM       CLIF                   PRO
                                     WHEATLEY    AXELSON     WHEATLEY   MOCK    ADJUSTMENTS   FORMA
                                     --------    -------     --------   -----   -----------   ------
Sales and service revenues.........  $ 36.4      $ 28.1      $ 4.7      $ 7.0      $          $ 76.2
Cost of sales and services.........   (26.6)      (15.2)      (3.5)      (5.1)                 (50.4)
                                     -------     ------      -----      -----      -----      -------
  Gross earnings...................     9.8        12.9        1.2        1.9                   25.8
Selling, engineering,
  administrative
  and general expenses.............    (6.2)       (8.7)      (1.4)      (1.4)      (0.8)(a)   (18.5)
                                     -------     ------      -----      -----      -----      -------
Earnings from operations...........     3.6         4.2       (0.2)       0.5       (0.8)        7.3
                                     -------     ------      -----      -----      -----      -------
Other income (deductions)
  Interest expense, net............    (0.1)                  (0.1)                 (1.4)(b)    (1.6)
  Other, net.......................                (0.3)                             0.3 (c)
                                     -------     ------      -----      -----      -----      -------
          Total....................    (0.1)       (0.3)      (0.1)                 (1.1)       (1.6)
                                     -------     ------      -----      -----      -----      -------
  Earnings before income taxes.....     3.5         3.9       (0.3)       0.5       (1.9)        5.7
Income taxes.......................    (1.3)       (1.6)                             0.4 (d)    (2.5)
                                     -------     ------      -----      -----      -----      -------
          Earnings from continuing
            operations.............  $  2.2      $  2.3      $(0.3)     $ 0.5      $(1.5)     $  3.2
                                     =======     ======      =====      =====      =====      =======
          Per share................  $  0.25                                                  $  0.27
                                     =======                                                  =======
Average common shares
  outstanding......................     8.7                                          3.0        11.7
                                     ======                                        =====      =======

Adjustments:

(a)    Adjustment to depreciation and amortization expense resulting from the Axelson acquisition..............................................  $(0.6)
       Adjustment to reflect accounting for Axelson postretirement benefits
       in accordance with SFAS No. 106......................................   (0.1)
       Noncompetition agreement with Hanson Industries......................   (0.1)
                                                                              -----
                                                                              $(0.8)
                                                                              =====
(b)    Interest on net borrowings used to finance the Axelson acquisition, including amortization of deferred financing costs incurred.
(c)    Exclusion of corporation management fees charged to Axelson by Hanson
       Industries.
(d)    Adjustment to income taxes to reflect Wheatley's historical effective rate, giving effect to the nondeductible amortization of goodwill.

                      WHEATLEY TXT CORP. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS
                      TWELVE MONTHS ENDED AUGUST 31, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                HISTORICAL
                                -------------------------------------------
                                                           TOM        CLIF                     PRO
                                WHEATLEY     AXELSON      WHEATLEY    MOCK     ADJUSTMENTS    FORMA
                                ------       ------       -----       -----    -----------    ------
Sales and service revenues..... $ 75.9       $ 58.9       $10.7       $12.1       $           $157.6
Cost of sales and services.....  (54.3)       (32.2)       (8.1)       (8.8)       (0.1)(a)   (103.5)
                                -------      ------       -----       -----       -----       -------
  Gross earnings...............   21.6         26.7         2.6         3.3        (0.1)        54.1
Selling, engineering,
  administrative and general
  expenses.....................  (13.6)       (18.1)       (2.8)       (2.4)       (1.1)(b)    (38.0)
                                -------      ------       -----       -----       -----       -------
Earnings from operations.......    8.0          8.6        (0.2)        0.9        (1.2)        16.1
                                -------      ------       -----       -----       -----       -------
Other income (deductions)
  Interest expense, net........   (0.1)        (0.1)       (0.2)                   (2.9)(c)     (3.3)
  Other, net...................                (0.4)                                0.6 (d)      0.2
                                -------      ------       -----       -----       -----       -------
          Total................   (0.1)        (0.5)       (0.2)                   (2.3)        (3.1)
                                -------      ------       -----       -----       -----       -------
  Earnings before income
     taxes.....................    7.9          8.1        (0.4)        0.9        (3.5)        13.0
Income taxes...................   (3.0)        (3.1)                                 .5 (e)     (5.6)
                                -------      ------       -----       -----       -----       -------
          Earnings from
            continuing
            operations......... $  4.9       $  5.0       $(0.4)      $ 0.9       $(3.0)      $  7.4
                                =======      ======       =====       =====       =====       =======
          Per share............ $  0.56                                                       $  0.63
                                =======                                                       =======
Average common shares
  outstanding..................    8.8                                              3.0         11.8
                                =======                                            =====      =======

Adjustments:

(a)   Adjustment to reflect accounting for Axelson postretirement benefits in accordance with SFAS No. 106.
(b)   Adjustment to depreciation and amortization expense resulting from the
      Axelson acquisition..................................................       $(0.8)
      Adjustment to reflect accounting for Axelson postretirement benefits
      in accordance with SFAS No. 106......................................        (0.1)
      Noncompetition agreement with Hanson Industries.......................       (0.2)
                                                                                  -----
                                                                                  $(1.1)
                                                                                  =====
(c)   Interest on net borrowings used to finance the Axelson acquisition, including amortization of deferred financing costs incurred.
(d)   Exclusion of corporate management fees charged to Axelson by Hanson
      Industries.
(e)   Adjustment to income taxes to reflect Wheatley's historical effective rate, giving effect to the nondeductible amortization of goodwill.

                      DESCRIPTION OF DRESSER CAPITAL STOCK

     Dresser is authorized by its Restated Certificate of Incorporation, as amended (the "Dresser Certificate"), to issue 400,000,000 shares of Dresser Common Stock and 10,000,000 shares of Preferred Stock (without par value) ("Preferred Stock"), issuable in series. At the close of business on May 15, 1994, 175,401,976 shares of Dresser Common Stock (exclusive of 193,130 shares held in treasury), and no shares of Preferred Stock were outstanding.

     Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Dresser Board of Directors is authorized, within the limitations contained in the Dresser Certificate, to fix before issue with respect to each series, among other things, the designation and number of shares to constitute such series, the dividend rate, whether such dividends will be cumulative, the time and price of redemption and the liquidation preference applicable to the series, whether or not the series shall be subject to the operation of a sinking fund and, if so, the terms and conditions thereof, whether or not the shares of such series shall be convertible into shares of stock of any other class or classes and the terms and provisions of such conversion rights, the voting powers, if any, of the shares of such series and other optional or special rights, privileges and powers.

     Common Stock. Attached to each share of Dresser Common Stock is a Dresser Stock Purchase Right, described below and more fully described in the Registration Statement on Form 8-A, as amended by Amendment No. 1 to such Registration Statement, incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

     Dividend Rights. Subject to the dividend preferences of any Preferred Stock which may be outstanding and to restrictions contained in certain agreements to which Dresser is a party, holders of Dresser Common Stock are entitled to receive dividends when, as and if declared by the Dresser Board of Directors out of funds legally available therefor.

     Voting Rights. Except as otherwise required by law or the Dresser Certificate, holders of Dresser Common Stock are entitled to one vote in respect of each share of Dresser Common Stock on all matters voted upon by the stockholders. Holders of Dresser Common Stock are not entitled to cumulative voting in the election of Directors. Accordingly, the holders of a majority of the outstanding shares of Dresser Common Stock are entitled to elect all the Directors.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of Dresser, after any required distribution to holders of any Preferred Stock that may then be outstanding, the holders of Dresser Common Stock will be entitled pro rata to all the remaining assets available for distribution to stockholders.

     Miscellaneous. Holders of the Dresser Common Stock are not entitled to preemptive rights. The outstanding shares of Dresser Common Stock are fully paid and non-assessable. Outstanding shares of Dresser Common Stock are listed on the NYSE and PSE.

                  DESCRIPTION OF DRESSER STOCK PURCHASE RIGHTS

     On August 16, 1990, the Board of Directors of Dresser declared a dividend of one right (each a "Right") for each outstanding share of Dresser Common Stock. The distribution was made as of October 3, 1990 to stockholders of record on that date.

     Each Right entitles the registered holder to purchase from Dresser one one-hundredth ( 1/100) of a share of Series A Junior Preferred Stock ("Series A Preferred Stock") at a price of $90 per one one-hundredth ( 1/100) of a share (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Dresser and Harris Trust Company of New York, as Rights Agent ("Rights Agent"), dated as of August 16, 1990, which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

     Currently, the Rights are not exercisable, certificates have not been sent to stockholders, and the Rights automatically trade with the Dresser Common Stock.

     Until the close of business on the tenth day (or such later date as may be determined by a majority of the Continuing Directors (as defined in the Rights Agreement)) after the earlier to occur of (i) the public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of Dresser's voting stock ("Acquiring Person"), except that Acquiring Person shall not include (A) Dresser, (B) any subsidiary of Dresser, (C) any employee benefit plan or employee stock plan of Dresser or any subsidiary of Dresser, (D) any person whose ownership of 15% or more of the shares of voting stock of Dresser then outstanding results from a transaction or transactions approved by the Continuing Directors and effected before such person acquires such 15% beneficial ownership (provided that such person shall become an Acquiring Person upon his acquisition of an additional 1% of Dresser's voting stock), (E) any person whose beneficial ownership of shares of voting stock of Dresser is increased to 15% or more of the shares of voting stock of Dresser pursuant to a transaction or transactions approved by the Continuing Directors (provided that such person shall become an Acquiring Person upon his acquisition of an additional 1% of Dresser's voting stock) or (F) any person whose ownership of 15% or more of the shares of voting stock of Dresser then outstanding results from any action or transaction deemed by a resolution of the Continuing Directors not to cause such person to become an Acquiring Person, which resolution is passed prior to such person otherwise becoming an Acquiring Person (provided such person shall become an Acquiring Person upon his acquisition of an additional 1% of Dresser's voting stock) or (ii) the date of the commencement of, or public announcement of an intention to make, a tender or exchange offer (other than a tender or exchange offer by Dresser, any subsidiary of Dresser or any employee benefit plan or employee stock plan of Dresser or any subsidiary of Dresser) the consummation of which would result in the ownership of 30% or more of the outstanding shares of Dresser Common Stock, even if no purchases actually occur pursuant to such offer (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of Dresser Common Stock certificate outstanding as of October 3, 1990, by such certificate with a copy of a Summary of Rights ("Summary of Rights") attached. The Rights Agreement provides that, until the Distribution Date, the Rights will be represented by and transferred with, and only with, Dresser's Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Dresser Common Stock certificates issued after October 3, 1990 will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of Dresser's Common Stock certificates outstanding as of October 3, 1990, with or without a copy of the Summary of Rights attached, will also continue the transfer of the Rights associated with the Dresser Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Dresser Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights from and after the Distribution Date.

     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on October 3, 2000, unless earlier redeemed by Dresser as described below.

     The Series A Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of Dresser's Preferred Stock. The Series A Preferred Stock may not be issued except upon exercise of Rights. Each share of Series A Preferred Stock will be entitled to receive when, as and if declared, a quarterly divided in an amount equal to the greater of $10 per share or 100 times the cash dividends declared on Dresser Common Stock. In addition, the Series A Preferred Stock is entitled to 100 times any non-cash dividends or other non-cash distributions (other than dividends payable in equity securities) declared on the Dresser Common Stock, in like kind. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100 per share or 100 times the payment made per share of Dresser Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Dresser Common Stock. In the event of any merger, consolidation or other transaction in which shares of Dresser Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Dresser Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

     The number of shares of Series A Preferred Stock issuable upon exercise of the Rights are subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the Dresser Common Stock. The Exercise Price is subject to adjustment in the event of extraordinary distributions of cash or other property to the holders of Dresser Common Stock.

     Unless the Rights are earlier redeemed or the transaction is approved by the Continuing Directors, in the event that, after the Rights have become exercisable, Dresser were to be acquired in a merger or other business combination (in which any shares of the Dresser Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of Dresser and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value (as defined in the Rights Agreement) at the time of such transaction equal to two times the Exercise Price. In addition, unless the Rights are earlier redeemed, if a person or group becomes the beneficial owner of 15% or more of Dresser's voting stock (other than pursuant to a tender or exchange offer for all outstanding shares of Dresser Common Stock that is approved by the Continuing Directors, after taking into account the long-term value of Dresser and all other factors that they consider relevant in the circumstances) the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of Series A Preferred Stock having a market value (as defined in the Rights Agreement) at the time of the transaction equal to two times the Exercise Price. In lieu of issuing shares of Series A Preferred Stock in accordance with the foregoing, Dresser may, if the Continuing Directors determine that such action is necessary or appropriate and not contrary to the interests of holders of Rights, elect to issue or pay, upon payment of the Purchase Price, cash, property, shares of Preferred Stock or Dresser Common Stock, or any combination thereof, having an aggregate fair market value (as determined in accordance with the provisions of the Rights Agreement) equal to the fair market value of the shares of Series A Preferred Stock that otherwise would have been issuable.

     Fractions of shares of Series A Preferred Stock may, at the election of Dresser, be evidenced by depositary receipts. Dresser may also issue cash in lieu of fractional shares which are not integral multiples of one-hundredth of a share.

     At any time on or prior to the close of business on the tenth day after a public announcement that a person has become an Acquiring Person (or at such later date as the Continuing Directors may determine), Dresser may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of Dresser authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of Dresser, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group who attempts to acquire Dresser on terms not approved by Dresser's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by Dresser at $.01 per Right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 15% or more of the voting stock (or such later date as the Continuing Directors may determine).

                        COMPARISON OF STOCKHOLDER RIGHTS

     If the Merger is consummated, the stockholders of Wheatley will become stockholders of Dresser. The rights of the stockholders of both Dresser and Wheatley are governed by and subject to the provisions of the DGCL. The rights of current Wheatley stockholders following the Merger will be governed by the Dresser Certificate and the By-Laws, as amended, of Dresser, rather than the provisions of the Restated Certificate of Incorporation, as amended, of Wheatley (the "Wheatley Certificate of Incorporation") and the By-Laws of Wheatley. The following is a brief summary of certain differences between the rights of stockholders of Dresser and the rights of stockholders of Wheatley, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Dresser Certificate, Dresser's By-Laws, the Wheatley Restated Certificate of Incorporation, and Wheatley's By-Laws.

PREFERRED STOCK

     The Boards of Directors of Dresser and Wheatley are authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors providing for the issuance of such series and as permitted by the DGCL. Neither Dresser nor Wheatley currently has any shares of preferred stock issued or outstanding.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of Dresser or Wheatley has a preemptive right to subscribe to any or all additional issues of the stock of Dresser or Wheatley of any or all classes or series thereof.

LIMITATIONS ON SPECIFIED TRANSACTIONS

     Article VI of the Dresser Certificate provides that in order to effect certain specified transactions ("Business Combinations") involving an "Interested Stockholder" (as defined herein) and Dresser or any subsidiary of Dresser, in addition to any affirmative vote required by law or the Dresser Certificate, Dresser must obtain the affirmative vote of at least 70% of the then outstanding shares of capital stock voting as a single class. Such provisions shall not apply if the Business Combination (i) shall have been approved by a majority of Directors not affiliated with or a nominee of an Interested Stockholder or (ii) certain price and procedure requirements are met.

     An "Interested Stockholder" is defined as any individual, group, corporation or other entity who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock entitled to vote generally on the election of Directors (the "Voting Stock"),
(ii) is an "Affiliate" of Dresser and within two years immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock or (iii) is an assignee or has otherwise succeeded in one or more transactions not involving a public offering to beneficial ownership of Voting Stock which were at any time within the two year period immediately prior to the date in question owned by an Interested Stockholder. A person is considered a "beneficial owner" of any Voting Stock that such person or any "Affiliates" or "Associates" (as defined herein) beneficially owns, directly or indirectly, has the right to acquire or to direct the voting of or to vote or that is beneficially owned by any other person with which such person or its Affiliates or Associates has any agreement or arrangement for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     Article VI defines "Affiliate" and "Associate" by reference to Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on January 1, 1985.

     The specified "Business Combinations" to which the provisions of Article VI would apply include merger or consolidation with an Interested Stockholder or its Affiliate, sale, lease, mortgage, pledge, transfer, dividend or distribution (other than on a pro rata basis to all stockholders) of Dresser or a subsidiary, in one transaction or a series of transactions of assets having a fair market value of $100 million or more to, with or from an

Interested Stockholder, issuance or transfer of securities to an Interested Stockholder or its Affiliate, for consideration of $100 million or more, adoption of a plan of liquidation proposed by an Interested Stockholder or its Affiliate, any transaction which has the effect of increasing the proportionate share of Dresser securities held by an Interested Stockholder or its Affiliate, or any series or combination of transactions having the same effect as any of the foregoing.

     Finally, the degree of protection provided by Dresser's Article VI may as a practical matter make the consummation of any transaction within its scope impossible because of the vote required. This could be disadvantageous to stockholders who may desire such a transaction. The provisions of the Article are not intended to constitute "anti-takeover" provisions. Such provisions may, however, have the effect of discouraging offers by third parties to acquire the respective companies.

     There is no similar provision in the Wheatley Certificate of Incorporation or Wheatley's By-Laws. Wheatley is, however, subject to the provisions of
Section 203 of the DGCL, as is Dresser.

LIABILITY OF DIRECTORS AND OFFICERS

     The DGCL permits corporations to (i) include provisions in their certificates of incorporation that limit the personal liability of directors for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits.

     The Dresser Certificate includes a provision that eliminates the personal liability of a director to Dresser and its stockholders for monetary damages resulting from breaches of the duty of care to the full extent currently permitted by the DGCL and further provides that any amendment or repeal of that provision will not affect the elimination of liability accorded to any director for acts or omissions occurring prior to such amendment.

     The Wheatley Certificate of Incorporation also includes a provision that eliminates the personal liability of a director to Wheatley and its stockholders for monetary damages resulting from breaches of the duty of care to the full extent currently permitted by the DGCL and further provides that any amendment or repeal of that provision will not affect the elimination of liability accorded to any director for acts or omissions occurring prior to such amendment.

     Wheatley's By-Laws contain a provision granting its directors, officers, employees and agents indemnification to the fullest extent permitted under the DGCL. The Dresser Certificate contains a similar provision. Wheatley has also entered into indemnification agreements with its directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Dresser's By-Laws provide that any vacancy of the Dresser Board of Directors from any cause whatsoever may be filled by a majority of the Directors then in office, even if less than a quorum.

     Wheatley's By-Laws provide that vacancies and newly created directorships on the Wheatley Board resulting from an increase in the authorized number of directors may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining director.

RESTRICTION ON PAYMENT OF GREENMAIL

     The Dresser Certificate restricts Dresser's repurchase of any class of its equity securities from any person or group that holds 5% or more of such class of securities, where such repurchase would be at a price in excess of the highest closing sale price of such securities during the immediately preceding 30-day period. Excluded are repurchases that are approved by the holders of a majority of the voting power of the then outstanding shares of equity securities entitled to vote generally in the election of directors excluding shares held by the selling securityholder and repurchases made as part of a tender or exchange offer by Dresser to purchase securities of the same class on the same terms made to all holders of such securities.

     There is no similar provision in the Wheatley Certificate of Incorporation or Wheatley's By-Laws.

                           PROPOSALS OF STOCKHOLDERS

     Wheatley will not hold a 1994 annual meeting of stockholders unless the Merger is not consummated. In the event that such a meeting is held, any proposals were required to have been submitted to the Secretary of Wheatley no later than February 10, 1994, in order to be considered for inclusion in Wheatley's 1994 proxy materials.

                        MANAGEMENT AND OTHER INFORMATION

     Certain information relating to the management, executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters pertaining to Dresser and Wheatley is set forth in or incorporated by reference in their respective Annual Reports on Form 10-K for the years ended October 31, 1993 and February 28, 1994, respectively. Such Annual Reports are incorporated in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents By Reference." Stockholders who wish to obtain copies of these documents may contact Dresser or Wheatley at their respective addresses or telephone numbers as set forth under "Incorporation of Certain Documents By Reference."

                                 LEGAL MATTERS


     The validity of the shares of Dresser Common Stock offered by this Proxy Statement/Prospectus will be passed upon by Rebecca R. Morris, Vice
President -- Corporate Counsel and Secretary of Dresser. Mrs. Morris owns 3,960 shares of Dresser Common Stock.


                                    EXPERTS

     The consolidated financial statements of Dresser Industries, Inc. ("Dresser") and Dresser-Rand Company, included in Dresser's Annual Report on Form 10-K for its fiscal year ended October 31, 1993, and the supplemental consolidated financial statements of Dresser and its subsidiaries included in Dresser's Current Report on Form 8-K dated January 21, 1994, as amended by Dresser's Form 8-K/A dated March 10, 1994, have been incorporated by reference in this Proxy Statement/Prospectus in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Baroid Corporation and Subsidiaries appearing in Baroid Corporation's Annual Report (Form 10-K) at December 31, 1993 and 1992, and for each of the two years in the period ended December 31, 1993, incorporated by reference in this Proxy Statement/Prospectus and the Registration Statement, have been audited by Ernst & Young, independent auditors, as set forth in their reports included therein which, as to the year 1992, is based in part on the report of Arthur Andersen & Co. The year ended December 31, 1991 was audited by Coopers & Lybrand, independent auditors, as set forth in their report thereon appearing elsewhere therein. Such consolidated financial statements are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The supplemental consolidated financial statements of Baroid Corporation and Subsidiaries appearing in Baroid Corporation's prospectus dated April 16, 1993 have been audited by Ernst & Young, independent auditors, as set forth in their report included therein and incorporated herein by reference, and are based in part on the reports of Arthur Andersen & Co. and Coopers & Lybrand, independent auditors. Such supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The audited historical consolidated financial statements and schedules of Wheatley TXT Corp. and Subsidiaries appearing in Wheatley's Annual Report on Form 10-K for the year ended February 28, 1994 have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The combined financial statements and schedules of Axelson as of October 3, 1992 and October 2, 1993 and for each of the three years in the period ended October 2, 1993 incorporated by reference in the Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

     The financial statements and schedules of Tom Wheatley as of March 31, 1993 and for the year then ended incorporated by reference in this Proxy Statement/Prospectus and Registration Statement have been audited by Havard + Batte, LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

             DRESSER INDUSTRIES, INC., WTXT ACQUISITION CORPORATION

                                      AND

                               WHEATLEY TXT CORP.

                            DATED AS OF MAY 31, 1994

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
                                          ARTICLE I
                                          THE MERGER
  1.1  The Merger; Effective Time of the Merger........................................   I-1
  1.2  Closing.........................................................................   I-1
  1.3  Effects of the Merger...........................................................   I-1
                                          ARTICLE II
                       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                      CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
  2.1  Effect on Capital Stock.........................................................   I-2
       (a)  Capital Stock of Sub.......................................................   I-2
       (b)  Cancellation of Treasury Stock and Dresser-Owned Stock.....................   I-2
       (c)  Exchange Ratio for Wheatley Common Stock...................................   I-2
       (d)  Assumption of Stock Options................................................   I-3
       (e)  Wheatley Convertible Note..................................................   I-3
  2.2  Exchange of Certificates........................................................   I-3
       (a)  Exchange Agent.............................................................   I-3
       (b)  Exchange Procedures........................................................   I-3
       (c)  Distributions with Respect to Unexchanged Shares...........................   I-4
       (d)  No Further Ownership Rights in Wheatley Common Stock.......................   I-4
       (e)  No Fractional Shares.......................................................   I-4
       (f)  Termination of Exchange Fund...............................................   I-5
       (g)  No Liability...............................................................   I-5
                                         ARTICLE III
                                REPRESENTATIONS AND WARRANTIES
  3.1  Representations and Warranties of Wheatley......................................   I-5
       (a)  Organization, Standing and Power...........................................   I-5
       (b)  Capital Structure..........................................................   I-6
       (c)  Authority; No Violations; Consents and Approvals...........................   I-6
       (d)  SEC Documents..............................................................   I-7
       (e)  Information Supplied.......................................................   I-8
       (f)  Absence of Certain Changes or Events.......................................   I-8
       (g)  No Undisclosed Material Liabilities........................................   I-9
       (h)  No Default.................................................................   I-9
       (i)  Compliance with Applicable Laws............................................   I-9
       (j)  Litigation.................................................................   I-9
       (k)  Taxes......................................................................   I-9
       (l)  Pension and Benefit Plans; ERISA...........................................   I-10
       (m)  Labor Matters..............................................................   I-11
       (n)  Intangible Property........................................................   I-12
       (o)  Environmental Matters......................................................   I-12
       (p)  Opinion of Financial Advisor...............................................   I-13
       (q)  Vote Required..............................................................   I-14
       (r)  Accounting Matters.........................................................   I-14
       (s)  Beneficial Ownership of Dresser Common Stock...............................   I-14
       (t)  Insurance..................................................................   I-14
       (u)  Brokers....................................................................   I-14
       (v)  Tax Matters................................................................   I-14

                                                                                          PAGE
                                                                                          ----
  3.2  Representations and Warranties of Dresser and Sub...............................   I-14
       (a)  Organization, Standing and Power...........................................   I-14
       (b)  Capital Structure..........................................................   I-15
       (c)  Authority; No Violations, Consents and Approvals...........................   I-15
       (d)  SEC Documents..............................................................   I-16
       (e)  Information Supplied.......................................................   I-17
       (f)  Absence of Certain Changes or Events.......................................   I-17
       (g)  No Undisclosed Material Liabilities........................................   I-17
       (h)  No Default.................................................................   I-17
       (i)  Compliance with Applicable Laws............................................   I-18
       (j)  Litigation.................................................................   I-18
       (k)  Taxes......................................................................   I-18
       (l)  Pension and Benefit Plans; ERISA...........................................   I-19
       (m)  Labor Matters..............................................................   I-20
       (n)  Intangible Property........................................................   I-20
       (o)  Environmental Matters......................................................   I-20
       (p)  No Vote Required...........................................................   I-21
       (q)  Accounting Matters.........................................................   I-21
       (r)  Beneficial Ownership of Wheatley Common Stock..............................   I-21
       (s)  Dresser Rights Agreement...................................................   I-21
       (t)  Brokers....................................................................   I-21
       (u)  Interim Operations of Sub..................................................   I-21
       (v)  Tax Matters................................................................   I-21
                                          ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS OF WHEATLEY
  4.1  Conduct of Business by Wheatley Pending the Merger..............................   I-22
       (a)  Ordinary Course............................................................   I-22
       (b)  Dividends; Changes in Stock................................................   I-22
       (c)  Issuance of Securities.....................................................   I-22
       (d)  Governing Documents........................................................   I-22
       (e)  No Acquisitions............................................................   I-22
       (f)  No Dispositions............................................................   I-22
       (g)  No Dissolution, Etc........................................................   I-23
       (h)  Certain Employee Matters...................................................   I-23
       (i)  Indebtedness; Leases; Capital Expenditures.................................   I-23
  4.2  No Solicitation.................................................................   I-23
  4.3  Pooling of Interests............................................................   I-24
                                          ARTICLE V
                                    ADDITIONAL AGREEMENTS
  5.1  Preparation of S-4 and the Proxy Statement......................................   I-24
  5.2  Letter of Wheatley's Accountants................................................   I-24
  5.3  Letter of Dresser's Accountants.................................................   I-24
  5.4  Access to Information...........................................................   I-24
  5.5  Wheatley Stockholders Meeting...................................................   I-25
  5.6  Legal Conditions to Merger......................................................   I-25
  5.7  Agreements of Others............................................................   I-25
  5.8  Authorization for Shares and Stock Exchange Listing.............................   I-25
  5.9  Employee Matters................................................................   I-25
  5.10 Stock Options...................................................................   I-26
  5.11 Indemnification; Directors' and Officers' Insurance.............................   I-26

                                                                                          PAGE
                                                                                          ----
  5.12 Assumption of Registration Rights...............................................   I-27
  5.13 Wheatley Credit Agreement.......................................................   I-27
  5.14 Agreement to Defend.............................................................   I-27
  5.15 Accounting Matters..............................................................   I-27
  5.16 Public Announcements............................................................   I-27
  5.17 Other Actions...................................................................   I-28
  5.18 Advice of Changes; SEC Filings..................................................   I-28
  5.19 Reorganization..................................................................   I-28
                                          ARTICLE VI
                                     CONDITIONS PRECEDENT
  6.1  Conditions to Each Party's Obligation to Effect the Merger......................   I-28
       (a)  Wheatley Stockholder Approval..............................................   I-28
       (b)  NYSE Listing...............................................................   I-28
       (c)  Other Approvals............................................................   I-28
       (d)  S-4........................................................................   I-28
       (e)  No Injunctions or Restraints...............................................   I-28
  6.2  Conditions of Obligations of Dresser and Sub....................................   I-29
       (a)  Representations and Warranties.............................................   I-29
       (b)  Performance of Obligations of Wheatley.....................................   I-29
       (c)  Letters from Wheatley Affiliates...........................................   I-29
  6.3  Conditions of Obligations of Wheatley...........................................   I-29
       (a)  Representations and Warranties.............................................   I-29
       (b)  Performance of Obligations of Dresser and Sub..............................   I-29
       (c)  Tax Opinion................................................................   I-29
                                         ARTICLE VII
                                  TERMINATION AND AMENDMENT
  7.1  Termination.....................................................................   I-30
  7.2  Effect of Termination...........................................................   I-31
  7.3  Amendment.......................................................................   I-31
  7.4  Extension; Waiver...............................................................   I-31
                                         ARTICLE VIII
                                      GENERAL PROVISIONS
  8.1  Payment of Expenses.............................................................   I-31
  8.2  Nonsurvival of Representations, Warranties and Agreements.......................   I-32
  8.3  Notices.........................................................................   I-32
  8.4  Interpretation..................................................................   I-32
  8.5  Counterparts....................................................................   I-33
  8.6  Entire Agreement; No Third Party Beneficiaries..................................   I-33
  8.7  Governing Law...................................................................   I-33
  8.8  No Remedy in Certain Circumstances..............................................   I-33
  8.9  Assignment......................................................................   I-33
  8.10 Schedules.......................................................................   I-33

                           GLOSSARY OF DEFINED TERMS

                                                                                  DEFINED IN
                                  DEFINED TERM                                    SECTION
- --------------------------------------------------------------------------------  -----------
Acquisition Proposal............................................................  4.2
Affiliates......................................................................  5.7
Agreement.......................................................................  Preamble
Average Daily Price.............................................................  2.1(c)
Bank Credit Facility............................................................  5.13
CERCLA..........................................................................  3.1(o)(A)
Certificate of Merger...........................................................  1.1
Certificates....................................................................  2.2(b)
Closing.........................................................................  1.1
Closing Date....................................................................  1.2
Code............................................................................  Recitals
Confidentiality Agreements......................................................  5.4
Constituent Corporations........................................................  1.3(a)
Conversion Number...............................................................  2.1(c)
Daily Price.....................................................................  2.1(c)
DGCL............................................................................  1.1
Dresser.........................................................................  Preamble
Dresser Common Stock............................................................  2.1(c)
Dresser ERISA Affiliate.........................................................  3.2(l)1
Dresser Litigation..............................................................  3.2(j)
Dresser Option Plans............................................................  3.2(b)
Dresser Order...................................................................  3.2(j)
Dresser Employee Benefit Plans..................................................  3.2(l)(iii)
Dresser ERISA Affiliate.........................................................  3.2(l)(i)
Dresser Intangible Property.....................................................  3.2(n)
Dresser Pension Plans...........................................................  3.2(l)(i)
Dresser Permits.................................................................  3.2(i)
Dresser Preferred Stock.........................................................  3.2(b)
Dresser Rights Agreement........................................................  2.1(c)
Dresser SEC Documents...........................................................  3.2(d)
Dresser Series A Preferred Stock................................................  2.1(c)
Dresser Stock Purchase Rights...................................................  2.1(c)
Effective Time..................................................................  1.1
Environmental Laws..............................................................  3.1(o)
ERISA...........................................................................  3.1(l)(i)
Excess Securities...............................................................  2.2(e)
Exchange Act....................................................................  3.1(c)(iii)
Exchange Agent..................................................................  2.2(a)
Exchange Fund...................................................................  2.2(a)
Fractional Dividends............................................................  2.2(e)
GAAP............................................................................  3.1(d)
Governmental Entity.............................................................  3.1(c)(iii)
Hazardous Materials.............................................................  3.1(o)(B)
HSR Act.........................................................................  3.1(c)(iii)
Indemnified Liabilities.........................................................  5.11
Indemnified Parties.............................................................  5.11
Injunction......................................................................  6.1(e)
IRS.............................................................................  3.1(k)(ii)
Material Adverse Change.........................................................  3.1(a)

                                                                                 DEFINED IN
                                  DEFINED TERM                                    SECTION
                                  ------------                                   ----------
Material Adverse Effect.........................................................  3.1(a)
Merger..........................................................................  Recitals
NYSE............................................................................  2.1(c)
OSHA............................................................................  3.1(o)(A)
Proxy Statement.................................................................  3.1(c)(iii)
Release.........................................................................  3.1(o)(C)
Remedial Action.................................................................  3.1(o)(D)
Returns.........................................................................  3.1(k)(i)
S-4.............................................................................  3.1(e)
SEC.............................................................................  3.1(a)
Securities Act..................................................................  3.1(d)
Significant Subsidiary..........................................................  3.1(a)
Surviving Corporation...........................................................  1.3(a)
Sub.............................................................................  Preamble
Subsidiary......................................................................  2.1(b)
Taxes...........................................................................  3.1(k)
Voting Debt.....................................................................  3.1(b)
Wheatley........................................................................  Preamble
Wheatley Common Stock...........................................................  2.1
Wheatley Convertible Note.......................................................  3.1(b)
Wheatley Employee Benefit Plans.................................................  3.1(l)(iii)
Wheatley ERISA Affiliate........................................................  3.1(l)(i)
Wheatley Intangible Property....................................................  3.1(n)
Wheatley Litigation.............................................................  3.1(j)
Wheatley Order..................................................................  3.1(j)
Wheatley Pension Plans..........................................................  3.1(l)(i)
Wheatley Permits................................................................  3.1(i)
Wheatley Preferred Stock........................................................  3.1(b)
Wheatley Representatives........................................................  4.2
Wheatley SEC Documents..........................................................  3.1(d)
Wheatley Stock Option...........................................................  5.10
Wheatley Stock Plan.............................................................  3.1(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 31, 1994 (this "Agreement"), among Dresser Industries, Inc., a Delaware corporation ("Dresser"), WTXT Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Dresser ("Sub"), and Wheatley TXT Corp., a Delaware corporation ("Wheatley").

     WHEREAS, the Boards of Directors of Dresser, Sub and Wheatley each have determined that it is in the best interests of their respective stockholders for Sub to merge with and into Wheatley (the "Merger") upon the terms and subject to the conditions of this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

     WHEREAS, Dresser, Sub and Wheatley desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger; Effective Time of the Merger. Upon the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Wheatley at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable on or after the closing of the Merger (the "Closing").

     1.2 Closing. The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Dresser, unless another date or place is agreed to in writing by the parties.

     1.3 Effects of the Merger. (a) At the Effective Time: (i) Sub shall be merged with and into Wheatley, the separate existence of Sub shall cease and Wheatley shall continue as the surviving corporation (Sub and Wheatley are sometimes referred to herein as the "Constituent Corporations" and Wheatley is sometimes referred to herein as the "Surviving Corporation"); (ii) the Restated Certificate of Incorporation of Wheatley shall be amended so that Article Fourth of such Restated Certificate of Incorporation reads in its entirety as follows:
"The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $0.01 per share" and, as so amended, such Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Wheatley as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (b) The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Certificate of Incorporation and Bylaws.

     (c) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of Wheatley ("Wheatley Common Stock") or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Dresser-Owned Stock. Each share of Wheatley Common Stock and all other shares of capital stock of Wheatley that are owned by Wheatley as treasury stock and any shares of Wheatley Common Stock and all other shares of capital stock of Wheatley owned by Dresser, Sub or any other wholly owned Subsidiary (as hereinafter defined) of Dresser or Wheatley shall be canceled and retired and shall cease to exist and no stock of Dresser or other consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

          (c) Exchange Ratio for Wheatley Common Stock. Subject to the provisions of Section 2.2(e) hereof, each share of Wheatley Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into 0.7 (the "Conversion Number") shares of common stock, par value $0.25 per share, of Dresser ("Dresser Common Stock"), together with the corresponding number of associated rights ("Dresser Stock Purchase Rights") to purchase one one-hundredth of a share of Series A Junior Preferred Stock, without par value, of Dresser ("Dresser Series A Preferred Stock") pursuant to the Rights Agreement dated as of August 16, 1990, between Dresser and Harris Trust Co. of New York, as Rights Agent, as amended (the "Dresser Rights Agreement"), provided that the Average Daily Price (as hereinafter defined) of the Dresser Common Stock is at least $20.00 but not more than $27.00; provided, however, that in the event the average of the per share Daily Prices (as hereinafter defined) on the New York Stock Exchange, Inc. (the "NYSE") of Dresser Common Stock (as reported in the New York Stock Exchange Composite Transactions) during the 20 consecutive trading days ending on the fifth trading day prior to the stockholders meeting of Wheatley at which the stockholders of Wheatley will have voted upon this Agreement and the Merger (the "Average Daily Price") is less than $20.00 but equal to or greater than $18.00, then the Conversion Number shall be deemed to be that fraction, rounded to the nearest ten thousandths, or if there shall not be a nearest ten thousandth, to the next higher ten thousandth, equal to the quotient obtained by dividing (x) $14.00 by
         (y) the product of 0.5 times the sum of (a) the Average Daily Price plus (b) $20.00; and in the event such Average Daily Price is greater than $27.00 but equal to or less than $29.00, then the Conversion Number shall be deemed to be that fraction, rounded to the nearest ten thousandth, or if there shall not be a nearest ten thousandth, to the next lower ten thousandth, equal to the quotient obtained by dividing
         (x) $18.90 by (y) the product of 0.5 times the sum of (a) the Average Daily Price plus (b) $27.00; provided, further, that the Conversion Number shall in no event be greater than 0.7368 nor less than 0.6750; and provided, further, that if the Average Daily Price is less than $18.00 or greater than $29.00, then the Conversion Number shall be
         0.7368 or 0.6750, respectively. As used herein, the term "Daily Price" shall mean the volume weighted average of the selling prices on the day in question. All references in this Agreement to the Dresser Common Stock to be received pursuant to the Merger shall be deemed to include the Dresser Stock Purchase Rights. All such shares of Wheatley Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Dresser Common Stock and cash in lieu of fractional shares of Dresser Common Stock as contemplated by Section 2.2(e), to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Assumption of Stock Options. Each outstanding Wheatley Stock Option (as defined in Section 5.10) shall be assumed by Dresser as provided in Section 5.10.

          (e) Wheatley Convertible Note. Dresser shall agree to be bound by the conversion provisions of the Wheatley Convertible Note (as defined in Section 3.1(b)), such that the Wheatley Convertible Note shall be convertible into Dresser Common Stock in accordance with the terms of Wheatley Convertible Note.

     2.2  Exchange of Certificates

     (a) Exchange Agent. As of the Effective Time, Dresser shall deposit with Harris Trust Co. of New York or such other bank or trust company designated by Dresser and reasonably acceptable to Wheatley (the "Exchange Agent"), for the benefit of the holders of shares of Wheatley Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Dresser Common Stock (such shares of Dresser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Wheatley Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Dresser Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Wheatley Common Stock (the "Certificates"), which holder's shares of Wheatley Common Stock were converted into the right to receive shares of Dresser Common Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Dresser may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Dresser Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Dresser, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Dresser Common

Stock which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of fractional shares of Dresser Common Stock as contemplated by Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Wheatley Common Stock which is not registered in the transfer records of Wheatley, a certificate representing the appropriate number of shares of Dresser Common Stock may be issued to a transferee if the Certificate representing such Wheatley Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Dresser Common Stock and cash in lieu of any fractional shares of Dresser Common Stock as contemplated by this
Section 2.2. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Dresser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Dresser Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the right to receive shares of Dresser Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Dresser Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Dresser Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Dresser Common Stock.

     (d) No Further Ownership Rights in Wheatley Common Stock. All shares of Dresser Common Stock issued upon the surrender for exchange of shares of Wheatley Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Wheatley Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Wheatley on such shares of Wheatley Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Wheatley Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Dresser Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article II, and, except as provided in this
Section 2.2(e), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Dresser. In lieu of any fractional security, each holder of shares of Wheatley Common Stock who would otherwise have been entitled to a fraction of a share of Dresser Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the sum of (i) the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 2.2(e), on behalf of all such holders, of the aggregate fractional shares of Dresser Common Stock issued pursuant to this Article II and (ii) the aggregate dividends or other distributions that are payable with respect to such shares of Dresser Common Stock pursuant to Section 2.2(c) (such dividends and distributions being herein called the "Fractional Dividends"). As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Dresser Common Stock delivered to the Exchange Agent by Dresser pursuant to Section 2.2(a) over (y) the aggregate number of full shares of Dresser Common Stock to be distributed to holders of Common Stock pursuant to
Section 2.2(b) (such excess being herein called the "Excess Securities") and the Exchange Agent, as agent for the former holders of Common Stock, shall sell the Excess Securities at the prevailing prices on the NYSE. The sale of the Excess Securities by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Dresser shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities and the Fractional Dividends have been distributed to the former stockholders of Wheatley, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Wheatley in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Dresser Common Stock made available to the Exchange Agent that remain undistributed to the former stockholders of Wheatley for one year after the Effective Time shall be delivered to Dresser, upon demand, and any stockholders of Wheatley who have not theretofore complied with this Article II shall thereafter look only to Dresser for payment of their claim for Dresser Common Stock, any cash in lieu of fractional shares of Dresser Common Stock and any dividends or distributions with respect to Dresser Common Stock.

     (g) No Liability. Neither Dresser nor Wheatley shall be liable to any holder of shares of Wheatley Common Stock or Dresser Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Dresser Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares two years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Dresser free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Wheatley. Wheatley represents and warrants to Dresser and Sub as follows:

          (a) Organization, Standing and Power. Each of Wheatley and its Significant Subsidiaries (as defined below) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below). Wheatley has heretofore delivered to Dresser complete and correct copies of its Restated Certificate of Incorporation and Bylaws. All Significant Subsidiaries of Wheatley and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1(a). As used in this Agreement: (i) a "Significant Subsidiary" means any Subsidiary of Wheatley or Dresser, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"); and
     (ii) a "Material Adverse Effect" or "Material Adverse Change" shall mean, in respect of Wheatley or Dresser, as the case may be, any effect or change that is or, as far as can be reasonably determined, may be, materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operation of such party and its Subsidiaries taken as a whole; provided, however, that any such effect or change which, individually or in the aggregate, relate to an amount (which, in any case, shall be measured net of any related insurance, indemnity, reimbursement, contribution, compensation or similar right that would operate to reduce, offset, compensate or otherwise limit the impact thereof) in excess of $7,500,000 in the case of Wheatley, or $70,000,000 in the case of Dresser, shall be deemed to constitute a Material Adverse Effect or Material
     Adverse Change.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of Wheatley consists of 14,500,000 shares of Wheatley Common Stock and 2,500,000 shares of preferred stock, par value $0.01 per share ("Wheatley Preferred Stock"). At the close of business on May 15, 1994: (i) 11,823,405 shares of Wheatley Common Stock and no shares of Wheatley Preferred Stock were issued and outstanding, and 496,726 shares of Wheatley Common Stock and no shares of Wheatley Preferred Stock were reserved for issuance pursuant to Wheatley's 1990 Stock Option Plan (the "Wheatley Stock Plan"); (ii) 32 shares of Wheatley Common Stock were held by Wheatley in its treasury; and (iii) except for the $1,000,000 principal amount convertible note of Wheatley issued in connection with Wheatley's acquisition of the assets of Clif Mock Company (the "Wheatley Convertible Note"), which is convertible into Wheatley Common Stock at the conversion price of $13.11 per share, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which Wheatley stockholders may vote ("Voting Debt") were issued or outstanding. Except as set forth on
     Schedule 3.1(b), all outstanding shares of Wheatley Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.1(b), all outstanding shares of capital stock of the Subsidiaries of Wheatley are owned by Wheatley, or a direct or indirect wholly owned Subsidiary of Wheatley, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) and except for changes since May 15, 1994 resulting from the exercise of employee stock options granted pursuant to, or from issuances or purchases under, the Wheatley Stock Plan, the conversion of the Wheatley Convertible Note or as contemplated by this Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Wheatley; (ii) no securities of Wheatley or any Subsidiary of Wheatley convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Wheatley or any Subsidiary of Wheatley; and
     (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Wheatley or any Subsidiary of Wheatley is a party or by which it is bound in any case obligating Wheatley or any Subsidiary of Wheatley to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Wheatley or of any Subsidiary of Wheatley, or obligating Wheatley or any Subsidiary of Wheatley to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Wheatley is a party or by which it is bound relating to the voting of any shares of the capital stock of Wheatley that will limit in any way the solicitation of proxies by or on behalf of Wheatley from, or the casting of votes by, the stockholders of Wheatley with respect to the Merger. There are no restrictions on Wheatley to vote the stock of any of its Subsidiaries.

          (c) Authority; No Violations; Consents and Approvals.

          (i) The Board of Directors of Wheatley has approved the Merger and the Merger Agreement, by vote of the directors with no negative vote, and declared the Merger and the Merger Agreement to be in the best interests of the stockholders of Wheatley. The directors have advised Wheatley and Dresser that they intend to vote or cause to be voted all of the shares beneficially owned by them and their affiliates in favor of approval of the Merger and the Merger Agreement. Wheatley has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Wheatley in accordance with the DGCL, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Wheatley, subject, with respect to consummation of the

     Merger, to approval of this Agreement and the Merger by the stockholders of Wheatley in accordance with the DGCL. This Agreement has been duly executed and delivered by Wheatley and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of Wheatley in accordance with the DGCL, and assuming this Agreement constitutes the valid and binding obligation of Dresser and Sub, constitutes a valid and binding obligation of Wheatley enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (ii) Except as set forth on Schedule 3.1(c), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wheatley or any of its Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or Bylaws of Wheatley or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Wheatley or any of its Subsidiaries or
     (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of Wheatley has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Wheatley or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Wheatley, materially impair the ability of Wheatley to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Wheatley or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Wheatley or the consummation by Wheatley of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect, except for: (A) the filing of a premerger notification report by Wheatley under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (B) the appropriate filings or notifications as may be required by comparable Canadian or European laws;
     (C) the filing with the SEC of (x) a proxy statement in preliminary and definitive form relating to the meeting of Wheatley's stockholders to be held in connection with the Merger (the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby;
     (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; and (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation.

          (d) SEC Documents. Wheatley has made available to Dresser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Wheatley with the SEC since February 28, 1991 and prior to the date of this Agreement (the "Wheatley SEC Documents") which are all the documents that Wheatley was required to file with the SEC since such date. As of their respective dates, the Wheatley SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Wheatley SEC Documents, and none of the Wheatley SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Wheatley included in the Wheatley SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Wheatley and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Wheatley and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Wheatley SEC Documents or in Schedule 3.1(d), there are no agreements, arrangements or understandings between Wheatley and any party who is at the date of this Agreement or was at any time prior to the date hereof but after February 28, 1991 an Affiliate of Wheatley that are required to be disclosed in the Wheatley SEC Documents.

          (e) Information Supplied. None of the information supplied or to be supplied by Wheatley for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by Dresser in connection with the issuance of shares of Dresser Common Stock in the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Wheatley and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of Wheatley or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Wheatley or any of its Subsidiaries, or with respect to other information supplied by Wheatley for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Wheatley. The Proxy Statement, insofar as it relates to Wheatley or its Subsidiaries or other information supplied by Wheatley for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Wheatley SEC Documents or on Schedule 3.1(f), or except as contemplated by this Agreement, since February 28, 1994, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Wheatley's capital stock, except for regular quarterly cash dividends of $.01 per share on Wheatley Common Stock (or a pro rata amount for any dividend less than a full quarter) with usual record and payment dates for such dividends; (ii) any amendment of any material term of any outstanding equity security of Wheatley or any Significant Subsidiary; (iii) any repurchase, redemption or other acquisition by Wheatley or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Wheatley or any Subsidiary, except as contemplated by Wheatley Benefit Plans; (iv) any material change in any method of accounting or accounting practice by Wheatley or any Significant Subsidiary; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that could have a Material Adverse Effect on Wheatley, except for general economic changes and changes that may affect the industries of Wheatley or any of its Subsidiaries generally.

          (g) No Undisclosed Material Liabilities. Except as disclosed in the Wheatley SEC Documents or on Schedule 3.1(g), as of the date hereof, there are no liabilities of Wheatley or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Wheatley, other than: (i) liabilities adequately provided for on the balance sheet of Wheatley dated as of February 28, 1994 (including the notes thereto) contained in Wheatley's Annual Report on Form 10-K for the year ended February 28, 1994; and (ii) liabilities under this Agreement.

          (h) No Default. Neither Wheatley nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) in the case of Wheatley and its Significant Subsidiaries, their respective charter and by-laws, (ii) except as disclosed in Schedule 3.1(h), any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Wheatley or any of its Subsidiaries is now a party or by which Wheatley or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Wheatley or any of its Subsidiaries, except in the case of
     (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on Wheatley.

          (i) Compliance with Applicable Laws. Wheatley and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Wheatley Permits"), except where the failure so to hold would not have a Material Adverse Effect on Wheatley. Wheatley and its Subsidiaries are in compliance with the terms of the Wheatley Permits, except where the failure so to comply would not have a Material Adverse Effect on Wheatley. Except as disclosed in the Wheatley SEC Documents or as set forth on Schedule 3.1(i), 3.1(j), 3.1(k), 3.1(l), 3.1(m) or 3.1(o), the businesses of Wheatley and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on Wheatley. Except as set forth on Schedule 3.1(i), as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Wheatley or any of its Subsidiaries is pending or, to the best knowledge of Wheatley as of the date hereof, threatened, other than those the outcome of which would not have a Material Adverse Effect on Wheatley. Schedule 3.1(i) sets forth each such failure to hold or comply with the terms of Wheatley Permits, each such violation of law, ordinance or regulation of any governmental entity and each such pending or threatened investigation or review by any governmental entity existing on the date hereof that involves amounts in excess of $250,000.

          (j) Litigation. Except as disclosed in the Wheatley SEC Documents or on Schedule 3.1(j) hereto, there is no suit, action or proceeding pending, or, to the best knowledge of Wheatley, threatened against or affecting Wheatley or any Subsidiary of Wheatley ("Wheatley Litigation"), and Wheatley and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Wheatley Litigation, that (in any case) is reasonably likely to have a Material Adverse Effect on Wheatley, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Wheatley or any Subsidiary of Wheatley ("Wheatley Order") that is reasonably likely to have a Material Adverse Effect on Wheatley or its ability to consummate the transactions contemplated by this Agreement. In addition, the aggregate reasonable estimate of uninsured exposures or losses under all claims and judgments pending, or to the best knowledge of Wheatley as of the date hereof, threatened, pursuant to all Wheatley Litigation and Wheatley Orders, existing on the date hereof, excluding individual, unrelated claims or judgments of less than $250,000 each, does not exceed $7,500,000.

          (k)  Taxes.

          (i) Except as set forth on Schedule 3.1(k)(i), each of Wheatley, each of its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (A) timely (taking into account any extensions) filed all federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in Wheatley's most recent audited financial statements) for which Wheatley or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Wheatley and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

          (ii) Schedule 3.1(k)(ii) sets forth the last taxable period through which the federal income Tax Returns of Wheatley and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Wheatley's most recent audited financial statements. Except as adequately provided for in the Wheatley SEC Documents, no material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any federal, state or local income or franchise Taxes for which Wheatley or any of its Subsidiaries would be liable, and no material deficiency for any such income or franchise Taxes has been proposed, asserted or assessed pursuant to such examination against Wheatley or any of its Subsidiaries by any federal, state or local taxing authority with respect to any period other than as set forth in Schedule 3.1(k)(ii).

          (iii) Except as disclosed on Schedule 3.1(k)(iii), neither Wheatley nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any federal, state or local income or franchise Taxes for which Wheatley or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state or local income tax law that relates to the assets or operations of Wheatley or any of its Subsidiaries.

          (iv) Except as to the matters described in Schedule 5.9, neither Wheatley nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

          (v) Neither Wheatley nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Wheatley or any of its Subsidiaries.

          (vi) Except as set forth in Wheatley SEC Documents or as disclosed on
     Schedule 3.1(k)(vi), neither Wheatley nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

          For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

          (l)  Pension and Benefit Plans; ERISA.

          (i) All "employee pension plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Wheatley or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Wheatley under Section 414(b), (c), (m) or (o) of the Code ("Wheatley ERISA Affiliate") or to which Wheatley or any of its Subsidiaries or any Wheatley ERISA Affiliate contributed or is obligated to contribute thereunder (the "Wheatley Pension Plans") intended to qualify under Section 401 of the Code so qualify and the trusts maintained pursuant thereto have been determined by the IRS to be exempt from federal income taxation under Section 501 of the Code, and, to the best knowledge of Wheatley as of the date hereof, nothing has occurred with respect to the operation of the Wheatley Pension Plans that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code.

          (ii) Except as disclosed in Schedule 3.1(l)(ii), there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Wheatley Pension Plans subject to Title IV of ERISA that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

          (iii) There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding all the "employee benefit plans," as defined in Section 3(3) of the ERISA and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Wheatley or any of its Subsidiaries or to which Wheatley or any of its Subsidiaries contributed or is obligated to contribute thereunder (all such plans, other than the Wheatley Pension Plans, being hereinafter referred to as the "Wheatley Employee Benefit Plans"), or Wheatley Pension Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Wheatley Employee Benefit Plans or Wheatley Pension Plans.

          (iv) The Wheatley Employee Benefit Plans and Wheatley Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and neither Wheatley nor any of its Subsidiaries or any "party in interest" or "disqualified person" with respect to the Wheatley Employee Benefit Plans and Wheatley Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

          (v) Except as disclosed on Schedule 3.1(l)(v) or Schedule 5.9, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of Wheatley or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Wheatley Employee Benefit Plan or Wheatley Pension Plan or the profit sharing plan of Wheatley or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on Schedule 3.1(l)(v), on Schedule 5.9 or in the Wheatley SEC Documents, there are no severance agreements or employment agreements between Wheatley or any of its Subsidiaries and any employee of Wheatley or such Subsidiary.

          True and correct copies of all such severance agreements and employment agreements have been provided to Dresser. Except as set forth on
     Schedule 3.1(l)(v), neither Wheatley nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving compensation in excess of $50,000, except as are terminable upon one month's notice or less.

          (vi) Except as disclosed on Schedule 3.1(l)(vi) hereto, no stock or other security issued by Wheatley or any of its subsidiaries forms or has formed a material part of the assets of any Wheatley Employee Benefit Plan or Wheatley Pension Plan.

          (m)  Labor Matters.

          (i) Except as set forth in Schedule 3.1(m)(i) hereto, as of the date of this Agreement, (1) no employees of Wheatley or any of its Subsidiaries are represented by any labor organization; (2) no labor organization or group of employees of Wheatley or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (3) to the knowledge of Wheatley, there are no organizing activities involving Wheatley or any of its Subsidiaries pending with any labor organization or group of employees of Wheatley or any of its Subsidiaries.

          (ii) Except as set forth on Schedule 3.1(m)(ii) hereto, Wheatley and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, except where the failure to comply would not have a Material Adverse Effect on Wheatley.

          (n) Intangible Property. Wheatley and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs and copyrights necessary for the operation of the businesses of each of Wheatley and its Subsidiaries (collectively, the "Wheatley Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not reasonably be expected to have a Material Adverse Effect on Wheatley. Except as set forth on Schedule 3.1(n), all of the Wheatley Intangible Property is owned by Wheatley or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that are not reasonably likely to have a Material Adverse Effect on Wheatley, and neither Wheatley nor any such Subsidiary has forfeited or otherwise relinquished any Wheatley Intangible Property which forfeiture would result in a Material Adverse Effect. To the knowledge of Wheatley, except as disclosed to patent counsel for Dresser, the use of the Wheatley Intangible Property by Wheatley or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither Wheatley nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Wheatley Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Wheatley Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not reasonably be expected to have a Material Adverse Effect.

          (o)  Environmental Matters.

          For purposes of this Agreement:

             (A) "Environmental Law" means any applicable law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

             (B) "Hazardous Material" means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

             (C) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

             (D) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to
        (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

             (i) Except as disclosed on Schedule 3.1(o), the operations of Wheatley and its Subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Wheatley;

             (ii) Except as disclosed on Schedule 3.1(o), Wheatley and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not reasonably be expected to lead to a Material Adverse Effect on Wheatley;

             (iii) Except as disclosed on Schedule 3.1(o), as of the date hereof Wheatley and its Subsidiaries are not subject to any material (individually or in the aggregate) outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

             (iv) Except as disclosed on Schedule 3.1(o), Wheatley and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect on Wheatley;

             (v) Except as disclosed on Schedule 3.1(o), neither Wheatley nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) that would reasonably be expected to lead to a Material Adverse Effect on Wheatley;

             (vi) Except as disclosed on Schedule 3.1(o), the operations of Wheatley or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Wheatley; and

             (vii) Except as disclosed on Schedule 3.1(o), to the knowledge of Wheatley as of the date hereof, there is not now on or in any property of Wheatley or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls, any of which ((A), (B), or (C) preceding) could reasonably be expected to have a Material Adverse Effect on Wheatley.

          (p) Opinion of Financial Advisor. Wheatley has received the opinion of Simmons & Company International (a copy of which has been delivered to Dresser) to the effect that, as of the date hereof, the consideration to be received by the holders of Wheatley Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

          (q) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Wheatley Common Stock is the only vote of the holders of any class or series of Wheatley capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (r) Accounting Matters. To the best knowledge of Wheatley as of the date hereof, prior to the date hereof, neither Wheatley nor any of its Affiliates has taken any action that (without giving effect to any action taken or agreed to be taken by Dresser or any of its affiliates) would jeopardize the treatment of the business combination to be effected by the Merger as a pooling of interests for accounting purposes.

          (s) Beneficial Ownership of Dresser Common Stock. As of the date hereof, assuming the accuracy of the representation set forth in Section 3.2(b), neither Wheatley nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) in the aggregate one percent (1%) or more of the outstanding Dresser Common Stock.

          (t) Insurance. Wheatley has delivered to Dresser an insurance schedule of Wheatley's and each of its Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. Wheatley maintains insurance coverage reasonably adequate for the operation of the business of Wheatley and each of its Subsidiaries (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not materially adversely affect such coverage.

          (u) Brokers. Except as disclosed on Schedules 3.1(u) or 5.9 hereof, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Wheatley.

          (v) Tax Matters. As of the date hereof, to the knowledge of Wheatley, the representations set forth in the numbered paragraphs of the form of Certificate of Wheatley included as Schedule 3.1(v) are true and correct in all material respects, assuming for purposes of this representation and warranty that the Merger referred to in such form had been consummated on the date hereof.

     3.2 Representations and Warranties of Dresser and Sub. Dresser and Sub jointly and severally represent and warrant to Wheatley as follows:

          (a) Organization, Standing and Power. Each of Dresser, Sub and Dresser's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Dresser. Dresser and Sub have heretofore delivered to Wheatley complete and correct copies of their respective Certificates of Incorporation and Bylaws.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of Dresser consists of 400,000,000 shares of Dresser Common Stock and 10,000,000 shares of preferred stock, without par value, of Dresser (the "Dresser Preferred Stock"). At the close of business on May 15, 1994 (i) 175,401,976 shares of Dresser Common Stock were issued and outstanding and 21,831,973 shares of Dresser Common Stock were reserved for issuance pursuant to Dresser's:

            1992 Stock Compensation Plan.................................   9,860,273
            1989 Directors Retirement Plan...............................     155,437
            1982 Stock Option Plan.......................................   4,641,197
            Automatic Dividend Reinvestment Plan.........................     180,639
            1986 Performance Stock Units.................................     440,829
            Baroid Plans.................................................   3,030,164
            Stock Purchase Plan..........................................   1,765,098
            Deferred Compensation Plan...................................   1,758,356

     (collectively, the "Dresser Option Plans"); (ii) 193,130 shares of Dresser Common Stock were held by Dresser in its treasury or by its wholly owned Subsidiaries; (iii) no shares of Dresser Preferred Stock are issued and outstanding and 2,000,000 shares of Dresser Series A Preferred Stock were reserved for issuance in connection with the Dresser Rights Agreement; and
     (iv) no Voting Debt was outstanding. All outstanding shares of Dresser capital stock are, and the shares of Dresser Common Stock when issued in accordance with this Agreement, and upon exercise of the Wheatley Stock Options (as defined in Section 5.10) to be assumed pursuant to the Merger, will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.2(b), all outstanding shares of capital stock of the Subsidiaries of Dresser are owned by Dresser or a direct or indirect wholly owned Subsidiary of Dresser, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.2(b) or on Schedule 3.2(b) and except for changes since May 15, 1994 resulting from the exercise of employee stock options granted pursuant to, or from issuances or purchases under, Dresser Option Plans, or as contemplated by this Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Dresser; (ii) no securities of Dresser or any Subsidiary of Dresser convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Dresser or any Subsidiary of Dresser; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Dresser or any Subsidiary of Dresser is a party or by which it is bound in any case obligating Dresser or any Subsidiary of Dresser to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Dresser or of any Subsidiary of Dresser or obligating Dresser or any Subsidiary of Dresser to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Dresser is a party or by which it is bound relating to the voting of any shares of the capital stock of Dresser. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued, fully paid and nonassessable and are owned by Dresser and the balance of which are not issued or outstanding.

          (c) Authority; No Violations, Consents and Approvals.

          (i) Each of Dresser and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the issuance of the Dresser Common Stock pursuant to the Merger, have been duly authorized by all necessary corporate action on the part of Dresser and Sub. This Agreement has been duly executed and delivered by Dresser and Sub and, assuming this Agreement constitutes the valid and binding obligation of Wheatley, constitutes a valid and binding obligation of each of Dresser and Sub enforceable in accordance with its terms.

          (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Dresser or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of Dresser or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Dresser or any of its Subsidiaries or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of Dresser has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dresser or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Dresser, materially impair the ability of Dresser to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Dresser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Dresser and Sub or the consummation by Dresser and Sub of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect, except for: (A) the filing of a premerger notification report by Dresser under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Proxy Statement, the S-4, such reports under
     Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) filings with, and approval of, the NYSE; (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or environmental laws; and (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation.

          (d) SEC Documents. Dresser has made available to Wheatley a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Dresser with the SEC since January 1, 1991 and prior to the date of this Agreement (the "Dresser SEC Documents"), which are all the documents (other than preliminary material) that Dresser was required to file with the SEC since such date. As of their respective dates, the Dresser SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Dresser SEC Documents, and none of the Dresser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Dresser included in the Dresser SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of Dresser and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Dresser and its consolidated Subsidiaries for the periods presented therein.

          (e) Information Supplied. None of the information supplied or to be supplied by Dresser or Sub for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Dresser or Dresser Sub and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of Wheatley or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Dresser or any of its Subsidiaries, or with respect to other information supplied by Dresser or Sub for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Proxy Statement, insofar as it relates to Dresser, Sub or other Subsidiaries of Dresser or other information supplied by Dresser or Sub for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Dresser SEC Documents or on Schedule 3.2(f), or except as contemplated by this Agreement, since January 31, 1994, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Dresser's capital stock, except for regular quarterly cash dividends of $.17 per share on Dresser Common Stock (or a pro rata amount for any dividend less than a full quarter) with usual record and payment dates for such dividends; (ii) any amendment of any material term of any outstanding equity security of Dresser or any Significant Subsidiary; (iii) any repurchase, redemption or other acquisition by Dresser or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Dresser or any Subsidiary, except as contemplated by Dresser Benefit Plans; (iv) any material change in any method of accounting or accounting practice by Dresser or any Significant Subsidiary; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that could have a Material Adverse Effect on Dresser, except for general economic changes and changes that may affect the industries of Dresser or any of its Subsidiaries generally.

          (g) No Undisclosed Material Liabilities. Except as specifically and individually set forth on Schedule 3.2(g), as of the date hereof, there are no liabilities of Dresser or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Dresser, other than: (i) liabilities adequately provided for on the balance sheet of Dresser dated as of January 31, 1994 (including the notes thereto) contained in Dresser's Annual Report on Form 10-Q for the quarter ended January 31, 1994; and (ii) liabilities under this Agreement.

          (h) No Default. Neither Dresser nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) in the case of Dresser and its Significant Subsidiaries, their respective charter and by-laws, (ii) except as disclosed in Schedule 3.2(h), any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Dresser or any of its Subsidiaries is now a party or by which Dresser or any of its Subsidiaries or any of their respective properties or assets may be bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby) or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Dresser or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on Dresser.

          (i) Compliance with Applicable Laws. Dresser and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Dresser Permits"), except where the failure so to hold would not have a Material Adverse Effect on Dresser. Dresser and its Subsidiaries are in compliance with the terms of the Dresser Permits, except where the failure so to comply would not have a Material Adverse Effect on Dresser. Except as disclosed in the Dresser SEC Documents or as set forth in Schedules 3.2(i), 3.2(j), 3.2(k), 3.2(l), 3.2(m) or 3.2(o), the businesses of Dresser and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on Dresser. Except as set forth on Schedule 3.2(i), as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Dresser or any of its Subsidiaries is pending or, to the best knowledge of Dresser as of the date hereof, threatened, other than those the outcome of which would not have a Material Adverse Effect on Dresser. Schedule 3.2(i) sets forth each such failure to hold or comply with the terms of Dresser Permits, each such violation of law, ordinance or regulation of any governmental entity and each such pending or threatened investigation or review by any governmental entity existing on the date hereof that involves amounts in excess of $1,500,000.

          (j) Litigation. Except as disclosed in the Dresser SEC Documents or on
     Schedule 3.2(j) hereto, there is no suit, action or proceeding pending, or, to the best knowledge of Dresser, threatened against or affecting Dresser or any Subsidiary of Dresser ("Dresser Litigation"), and Dresser and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Dresser Litigation, that (in any case) is reasonably likely to have a Material Adverse Effect on Dresser, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Dresser or any Subsidiary of Dresser ("Dresser Order") that is reasonably likely to have a Material Adverse Effect on Dresser or its ability to consummate the transactions contemplated by this Agreement. In addition, the aggregate reasonable estimate of uninsured exposures or losses under all claims and judgments pending, or to the best knowledge of Dresser, threatened, pursuant to all Dresser Litigation and Dresser Orders, existing on the date hereof, excluding individual, unrelated claims or judgments of less than $1,500,000 each, does not exceed $70,000,000.

          (k) Taxes.

          (i) Except as set forth on Schedule 3.2(k)(i), each of Dresser, each of its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (A) timely filed all federal and all material state, local and foreign Returns, required to be filed or sent by or with respect to it in respect of any Taxes, (B) timely paid all Taxes that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in Dresser's most recent audited financial statements) for which Dresser or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Dresser and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

          (ii) Schedule 3.2(k)(ii) sets forth the last taxable period through which the federal income Tax Returns of Dresser and any of its Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Dresser's most recent audited financial statements. Except as adequately provided for in the Dresser SEC Documents, no material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any federal, state or local income or franchise Taxes for which Dresser or any of its Subsidiaries would be liable, and no material deficiency for any such income or franchise Taxes has been proposed, asserted or assessed pursuant to such examination against Dresser or any of its Subsidiaries by any federal, state or local taxing authority with respect to any period other than as set forth in Schedule 3.2(k)(ii).

          (iii) Except as disclosed on Schedule 3.2(k)(iii), neither Dresser nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any federal, state or local income or franchise Taxes for which Dresser or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state or local income tax law that relates to the assets or operations of Dresser or any of its Subsidiaries.

          (iv) Neither Dresser nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

          (v) Neither Dresser nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Dresser or any of its Subsidiaries.

          (vi) Except as set forth on Schedule 3.2(k)(vi), and except as set forth in Dresser SEC Documents, neither Dresser nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

          (l) Pension and Benefit Plans; ERISA.

          (i) All "employee pension plans," as defined in Section 3(2) of ERISA, maintained by Dresser or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Dresser under Section 414(b), (c), (m) or (o) of the Code ("Dresser ERISA Affiliate") or to which Dresser or any of its Subsidiaries or any Dresser ERISA Affiliate contributed or is obligated to contribute thereunder (the "Dresser Pension Plans") intended to qualify under Section 401 of the Code so qualify and the trusts maintained pursuant thereto are exempt from federal income taxation under
     Section 501 of the Code, and nothing has occurred with respect to the operation of the Dresser Pension Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code that is reasonably likely to have a Material Adverse Effect on Dresser.

          (ii) There has been no "reportable event" as that term is defined in
     Section 4043 of ERISA and the regulations thereunder with respect to the Dresser Pension Plans subject to Title IV of ERISA that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

          (iii) There is no violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the "employee benefit plans," as defined in Section 3(3) of ERISA and all other material employee compensation and benefit arrangements or payroll practices including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Dresser or any of its Subsidiaries or to which Dresser or any of its Subsidiaries contributed or is obligated to contribute thereunder (all such plans, other than the Dresser Pension Plans, being hereinafter referred to as the "Dresser Employee Benefit Plans") or Dresser Pension Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Dresser Employee Benefit Plans or Dresser Pension Plans, which violation is reasonably likely to have a Material Adverse Effect on Dresser.

          (iv) The Dresser Employee Benefit Plans and Dresser Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and neither Dresser nor any of its

     Subsidiaries or any "party in interest" or "disqualified person" with respect to the Dresser Employee Benefit Plans and Dresser Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

          (v) Except as disclosed on Schedule 3.2(l)(v), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of Dresser or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Dresser Employee Benefit Plan or Dresser Pension Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (vi) Except as disclosed on Schedule 3.2(l)(vi) hereto, no stock or other security issued by Dresser or any of its subsidiaries forms or has formed a material part of the assets of any Dresser Employee Benefit Plan or Dresser Pension Plan.

          (m) Labor Matters. Except as set forth on Schedule 3.2(m) hereto, Dresser and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and or Social Security Taxes and similar Taxes, except where the failure to comply would not have a Material Adverse Effect on Dresser.

          (n) Intangible Property. Dresser and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs and copyrights necessary for the operation of the businesses of each of Dresser and its Subsidiaries (collectively, the "Dresser Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not reasonably be expected to have a Material Adverse Effect on Dresser. Except as set forth on Schedule 3.2(n), all of the Dresser Intangible Property is owned by Dresser or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that are not reasonably likely to have a Material Adverse Effect on Dresser and neither Dresser nor any such Subsidiary has forfeited or otherwise relinquished any Dresser Intangible Property which forfeiture would result in a Material Adverse Effect. To the knowledge of Dresser, the use of the Dresser Intangible Property by Dresser or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither Dresser nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Dresser Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Dresser Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not reasonably be expected to have a Material Adverse Effect.

          (o) Environmental Matters.

          (i) Except as disclosed on Schedule 3.2(o), the operations of Dresser and its Subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Dresser;

          (ii) Except as disclosed on Schedule 3.2(o), Dresser and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not reasonably be expected to lead to a Material Adverse Effect on Dresser;

          (iii) Except as disclosed on Schedule 3.2(o), Dresser and its Subsidiaries are not subject to any outstanding written orders or material contracts with any Governmental Entity or other person respecting

     (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material, except such orders or contracts the compliance with which would not reasonably be expected to have a Material Adverse Effect;

          (iv) Except as disclosed on Schedule 3.2(o), Dresser and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect on Dresser;

          (v) Except as disclosed on Schedule 3.2(o), neither Dresser nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) that would reasonably be expected to lead to a Material Adverse Effect on Dresser;

          (vi) Except as disclosed on Schedule 3.2(o), none of the operations of Dresser or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent are in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Dresser; and

          (vii) Except as disclosed on Schedule 3.2(o), to the knowledge of Dresser as of the date hereof, there is not now on or in any property of Dresser or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls, which ((A), (B), or (C) preceding) could reasonably be expected to have a Material Adverse Effect on Dresser.

          (p) No Vote Required. No vote of the holders of any class or series of Dresser capital stock is necessary to approve the issuance of Dresser Common Stock pursuant to this Agreement and the transactions contemplated hereby.

          (q) Accounting Matters. To the best knowledge of Dresser as of the date hereof, prior to the date hereof, neither Dresser nor any of its Affiliates has taken any action that (without giving effect to any action taken or agreed to be taken by Wheatley or any of its affiliates) would jeopardize the treatment of the business combination to be effected by the Merger as a pooling of interests for accounting purposes.

          (r) Beneficial Ownership of Wheatley Common Stock. As of the date hereof, assuming the accuracy of the representation set forth in Section 3.1(b), neither Dresser nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Wheatley Common Stock.

          (s) Dresser Rights Agreement. Dresser will, prior to the Effective Time, take or cause to be taken all action so that each issued and outstanding share of Wheatley Common Stock (other than shares to be canceled in accordance with Section 2.1(b)), upon conversion of such shares into Dresser Common Stock in accordance with Section 2.1(c), shall have associated rights to purchase the appropriate number of shares of Dresser Series A Junior Preferred Stock pursuant to the Dresser Rights Agreement.

          (t) Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Dresser.

          (u) Interim Operations of Sub. Sub was formed by Dresser solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business or activities, has incurred no other obligations or liabilities, has no other assets and has conducted its operations only as contemplated hereby. All of the outstanding capital stock of Sub is owned directly by Dresser.

          (v) Tax Matters. As of the date hereof, to the knowledge of Dresser, the representations in the numbered paragraphs set forth in the form of Certificate of Purchaser included as Schedule 3.2(v) are true and correct in all material respects, assuming for purposes of this representation and warranty that the Merger referred to in such form had been consummated on the date hereof.

                                   ARTICLE IV

             COVENANTS RELATING TO CONDUCT OF BUSINESS OF WHEATLEY

     4.1 Conduct of Business by Wheatley Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, Wheatley agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Dresser shall otherwise consent in writing):

          (a) Ordinary Course. Except as provided on Schedule 4.1(a), each of Wheatley and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, subject to Section 5.9, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

          (b) Dividends; Changes in Stock. Except as provided on Schedule 4.1(b), Wheatley shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or partnership interests, except for the declaration and payment of regular quarterly cash dividends not in excess of $.01 per share of Wheatley Common Stock and dividends from a Subsidiary of Wheatley to Wheatley or another Subsidiary of Wheatley and except for cash dividends or distributions paid on or with respect to the capital stock or partnership interests of a Subsidiary of Wheatley; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Wheatley capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

          (c) Issuance of Securities. Except as provided on Schedule 4.1(c), Wheatley shall not and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than: (i) the issuance of Wheatley Common Stock upon the exercise of stock options granted under the Wheatley Stock Plan that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Wheatley Stock Plan or upon conversion of the Wheatley Convertible Note; and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent.

          (d) Governing Documents. Except as contemplated hereby or in connection herewith, Wheatley shall not amend or propose to amend its Restated Certificate of Incorporation or Bylaws.

          (e) No Acquisitions. Other than acquisitions listed on Schedule 4.1(e) or acquisitions as to which the aggregate purchase price is not in excess of $1.5 million, Wheatley shall not and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

          (f) No Dispositions. Other than: (i) dispositions or proposed dispositions listed on Schedule 4.1(f); (ii) as may be necessary or required by law to consummate the transactions contemplated hereby; or
     (iii) dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to Wheatley and its Subsidiaries taken as a whole, Wheatley shall not and it shall not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

          (g) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Agreement, Wheatley shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Wheatley or any of its Significant Subsidiaries.

          (h) Certain Employee Matters. Except as set forth on Schedule 4.1(h) or pursuant to Section 5.9, Wheatley shall not and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees, except increases in the ordinary course of business and in accordance with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Wheatley Employee Benefit Plans or Wheatley Pension Plans as in effect on the date hereof to any such director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) become obligated under any new Wheatley Employee Benefit Plan or Wheatley Pension Plan, which was not in existence or approved by the Board of Directors of Wheatley prior to or on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (i) Indebtedness; Leases; Capital Expenditures. Except as set forth on
     Schedule 4.1(i), Wheatley shall not, nor shall Wheatley permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except for working capital under Wheatley's existing credit facilities, and refinancings of existing debt that permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of Wheatley or any of its Subsidiaries in connection with any indebtedness thereof, except for those securing purchase money indebtedness or (iii) commit to aggregate capital expenditures in excess of $250,000 outside the capital budget, as amended and approved by Wheatley prior to the date hereof and disclosed to Dresser on Schedule 4.1(i).

     4.2 No Solicitation. From and after the date hereof, Wheatley will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any of its Subsidiaries (collectively, "Wheatley Representatives") to, directly or indirectly, solicit or initiate any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person; provided, however, that, notwithstanding any other provision of this Agreement, (i) Wheatley may engage in discussions or negotiations with a third party who (without any solicitation or initiation, directly or indirectly, by or with Wheatley or any Wheatley Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Wheatley and its business, properties and assets, (ii) Wheatley's Board of Directors may take and disclose to Wheatley's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (iii) following receipt of an Acquisition Proposal that is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by Wheatley's Board of Directors after consultation with Wheatley's financial advisors), the Board of Directors of Wheatley may withdraw, modify or not make its recommendation referred to in Section 5.5 or terminate this Agreement in accordance with Section 7.1(b), but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of Wheatley shall conclude in good faith that such action is necessary in order for the Board of Directors of Wheatley to act in a manner that is consistent with its fiduciary obligations under applicable law. Wheatley shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Wheatley or any Wheatley Representatives with respect to any Acquisition Proposal existing on the date hereof. Wheatley will promptly notify Dresser of any such requests for such information or the receipt of any

Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and (unless the Board of Directors of Wheatley concludes such disclosure is inconsistent with its fiduciary obligations under applicable law) the material terms and conditions of any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Dresser or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Wheatley or any Significant Subsidiary of Wheatley or any proposal to acquire in any manner a substantial equity interest in, or substantially all of the assets of, Wheatley or any of its Significant Subsidiaries.

     4.3 Pooling of Interests. Wheatley shall, and shall cause its independent accountants and other representatives to, fully cooperate with Dresser, its independent accountants and other representatives in seeking to obtain confirmation from the SEC that the combination of Wheatley and Dresser should be accounted for as a "pooling of interests."

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of S-4 and the Proxy Statement. Dresser and Wheatley shall promptly prepare and file with the SEC the Proxy Statement and Dresser shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Dresser and Wheatley shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Wheatley and Dresser shall use its best efforts to cause the Proxy Statement to be mailed to stockholders of Wheatley at the earliest practicable date. Dresser shall use its best efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Dresser Common Stock in the Merger and upon the exercise of Wheatley Stock Options (as defined in Section 5.10) and Wheatley shall furnish all information concerning Wheatley and the holders of Wheatley Common Stock as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

     5.2 Letter of Wheatley's Accountants. Wheatley shall use its best efforts to cause to be delivered to Dresser a letter of Arthur Andersen & Co., Wheatley's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Dresser and Wheatley, in form and substance reasonably satisfactory to Dresser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.3 Letter of Dresser's Accountants. Dresser shall use its best efforts to cause to be delivered to Wheatley a letter of Price Waterhouse, Dresser's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Wheatley and Dresser, in form and substance reasonably satisfactory to Wheatley and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.4 Access to Information. Upon reasonable notice, Wheatley and Dresser shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Wheatley and Dresser shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Wheatley and Dresser agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreements dated as of May 11, 1994 and May 22, 1994 between Dresser and Wheatley (the "Confidentiality Agreements") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

     5.5 Wheatley Stockholders Meeting. Wheatley shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger. Subject only to the proviso of the first sentence of Section 4.2, Wheatley will, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its best efforts to obtain approval and adoption of this Agreement and the Merger by its stockholders. Wheatley shall use all reasonable efforts to hold such meeting as soon as practicable after the date upon which the S-4 becomes effective.

     5.6 Legal Conditions to Merger. Each of Wheatley, Dresser and Sub will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger (including, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Wheatley, Dresser and Sub will, and will cause its Subsidiaries to, take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by Wheatley, Dresser or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, including complying with any requests or orders made by the Justice Department or the Federal Trade Commission in connection with the Merger.

     5.7 Agreements of Others. Prior to the Effective Time, Wheatley shall cause to be prepared and delivered to Dresser a list identifying all persons who, at the time of the Stockholder Meeting, may be deemed to be "affiliates" of Wheatley as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). Wheatley shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to Dresser, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Dresser Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Wheatley shall use its best efforts to cause each person who is identified as an Affiliate in such list to sign on or prior to the thirtieth day prior to the Effective Time, a written agreement, in the form to be approved by Dresser and Wheatley, that such party will not sell or in any other way reduce such party's risk relative to any shares of Dresser Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 (or any successor thereto) issued by the SEC.

     5.8 Authorization for Shares and Stock Exchange Listing. Prior to the Effective Time, Dresser shall have taken all action necessary to permit it to issue the number of shares of Dresser Common Stock required to be issued pursuant to Section 2.1. Dresser shall use all reasonable efforts to cause the shares of Dresser Common Stock to be issued in the Merger and the shares of Dresser Common Stock to be reserved for issuance upon exercise of Wheatley Stock Options and issuances under the Wheatley Stock Plan to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     5.9 Employee Matters. Dresser and Wheatley agree to the matters described on Schedule 5.9. Dresser and Wheatley agree that all employees of Wheatley immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that Dresser shall not have any obligations to continue employing such employees for any length of time thereafter. Dresser and Wheatley further agree that the Wheatley Employee Benefit Plans and Wheatley Pension Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined after the Effective Time. To the extent such Wheatley Employee Benefit Plans and Wheatley Pension plans are not continued, Dresser will maintain for a period of one year after the Effective Time benefit plans that are not less favorable, in the aggregate, to the employees covered by Wheatley Employee Benefit Plans and Wheatley Pension Plans, except to the extent compliance with this sentence would be unduly burdensome, or would materially increase the cost thereof in the aggregate, due to changes in national policy, plan or regulation governing health care. In the case of Wheatley Employee Benefit Plans and Wheatley Pension Plans that are continued and under which the employees' interests are based upon Wheatley Common Stock, Dresser and Wheatley agree that such interests shall be based on Dresser Common Stock in an equitable manner (and in the case of any such interests existing at the Effective Time, on the basis of the Conversion Number); provided, however, that nothing contained herein shall be construed as requiring Dresser or the Surviving Corporation to continue any specific Wheatley Employee Benefit Plan or Wheatley Pension Plan.

     5.10 Stock Options. (a) At the Effective Time, each outstanding option to purchase Wheatley Common Stock and any stock appreciation rights related thereto that has been granted pursuant to the Wheatley Stock Plan ("Wheatley Stock Option"), whether vested or unvested, shall be assumed by Dresser. Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Wheatley Stock Option (except as set forth on Schedule 5.9), a number of shares of Dresser Common Stock equal to the number of shares of Wheatley Common Stock purchasable pursuant to such Wheatley Stock Option multiplied by the Conversion Number, at a price per share equal to the per-share exercise price for the shares of Wheatley Common Stock purchasable pursuant to such Wheatley Stock Option divided by the Conversion Number; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and provided further, that the number of shares of Dresser Common Stock that may be purchased upon exercise of such Wheatley Stock Option shall not include any fractional share and, upon exercise of such Wheatley Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Dresser Common Stock on the NYSE on the last trading day of the calendar month immediately preceding the date of exercise.

     (b) Dresser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Dresser Common Stock for delivery upon exercise of the Wheatley Stock Options assumed in accordance with this Section
5.10. As soon as practicable after the Effective Time, Dresser shall file with the SEC a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Dresser Common Stock subject to the Wheatley Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Wheatley Stock Options remain outstanding.

     5.11 Indemnification; Directors' and Officers' Insurance. (a) Wheatley shall, and from and after the Effective Time, Dresser and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Wheatley or any of its Subsidiaries or an employee of Wheatley or any of its Subsidiaries who acts as a fiduciary under any Wheatley Employee Benefit Plans or Wheatley Pension Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of Wheatley or any Subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted under applicable Delaware law (and Dresser and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Wheatley (or them and Dresser and the Surviving

Corporation after the Effective Time) and Wheatley (or after the Effective Time, Dresser and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Wheatley (or after the Effective Time, Dresser and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Wheatley, Dresser nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Wheatley (or after the Effective Time, Dresser and the Surviving Corporation), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.11, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Wheatley, Dresser and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties (including in the Restated Certificate of Incorporation or Bylaws or in the indemnification agreements previously provided to Dresser) with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     (b) For a period of six years after the Effective Time, Dresser shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Wheatley and its Subsidiaries (provided that Dresser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Dresser shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by Wheatley prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     5.12 Assumption of Registration Rights. Dresser agrees that at the Effective Time, all rights, and obligations of Wheatley under that certain Registration Rights Agreement dated August 23, 1990 by and among Wheatley and the stockholders of Wheatley appearing on the signature pages thereof, as amended, shall be assumed by Dresser and all such registration rights previously granted thereunder with respect to Wheatley Common Stock shall be deemed to apply to the Dresser Common Stock received in exchange for such Wheatley Common Stock pursuant to the Merger.

     5.13 Wheatley Credit Agreement. At or prior to the Closing, Dresser shall refinance (or arrange for the continuation of) or repay all Wheatley's debt under its $80 million bank credit facility with Chase Manhattan Bank, N.A. and the other lenders thereunder (the "Bank Credit Facility"). Dresser acknowledges that the Merger may constitute an "Event of Default" as a result of a change of control under the Bank Credit Facility. Notwithstanding the foregoing, Dresser acknowledges that the receipt of the consent or waiver of the lenders under the Bank Credit Facility shall not be a condition to Dresser's obligation to effect the Merger.

     5.14 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     5.15 Accounting Matters. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Dresser, Sub, any other Subsidiary of Dresser, Wheatley or any Subsidiary of Wheatley shall knowingly take or fail to take any reasonable action which action or failure to act would jeopardize the treatment of Sub's combination with Wheatley as a pooling of interests for accounting purposes; provided, however, that pooling shall not be a condition to Closing.

     5.16 Public Announcements. Dresser and Sub, on the one hand, and Wheatley, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

     5.17 Other Actions. Except as contemplated by this Agreement, neither Dresser nor Wheatley shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in
Article VI not being satisfied.

     5.18 Advice of Changes; SEC Filings. Dresser and Wheatley shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on Dresser or Wheatley, as the case may be. Wheatley and Dresser shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     5.19 Reorganization. It is the intention of Dresser and Wheatley that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state law). Neither Dresser nor Wheatley (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Returns and other filings.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Wheatley Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Wheatley Common Stock entitled to vote thereon.

          (b) NYSE Listing. The shares of Dresser Common Stock issuable to Wheatley stockholders pursuant to this Agreement and such other shares of Dresser Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Wheatley, Dresser and Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, and authorizations would not be reasonably likely to result in a Material Adverse Effect on Dresser (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

          (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.6 hereof and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

     6.2 Conditions of Obligations of Dresser and Sub. The obligations of Dresser and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Dresser and Sub.

          (a) Representations and Warranties. Each of the representations and warranties of Wheatley set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.1 hereof) could not reasonably be expected to have a Material Adverse Effect on Wheatley or as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of Wheatley. Wheatley shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Letters from Wheatley Affiliates. Dresser shall have received from each person named in the letter referred to in Section 5.7 an executed copy of an agreement as provided in Section 5.7.

     6.3 Conditions of Obligations of Wheatley. The obligation of Wheatley to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Wheatley:

          (a) Representations and Warranties. Each of the representations and warranties of Dresser and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.2 hereof) could not reasonably be expected to have a Material Adverse Effect on Dresser or as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of Dresser and Sub. Dresser and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Tax Opinion. Wheatley shall have received an opinion, satisfactory to Wheatley, dated on or about the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of Wheatley, a copy of which will be furnished to Dresser, of Baker & Botts, L.L.P., counsel to Wheatley, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, Dresser, Sub and Wheatley will each be a party to that reorganization within the meaning of Section 368(b) of the Code and no gain or loss will be recognized by a stockholder of Wheatley as a result of the Merger upon the conversion of shares of Wheatley Common Stock into shares of Dresser Common Stock, which opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates of Dresser, Sub and Wheatley.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Wheatley:

          (a) by mutual written consent of Wheatley and Dresser, or by mutual action of their respective Boards of Directors;

          (b) by either Wheatley or Dresser if (i) the Merger shall not have been consummated by October 31, 1994 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);
     (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) any required approval of the stockholders of the other shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or (iv) the Board of Directors of Wheatley shall have approved or recommended any Acquisition Proposal which is financially superior to the Merger and reasonably capable of being financed (as determined in each case in good faith by Wheatley's Board of Directors after consultation with Wheatley's financial advisors), and the Board of Directors of Wheatley is advised by its outside counsel that the fiduciary duties of the Board of Directors require acceptance or recommendation of such Acquisition Proposal.

          (c) by Dresser if (i) for any reason Wheatley fails to call and hold a stockholders meeting for the purpose of voting upon this Agreement and the Merger by October 31, 1994 (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Dresser if Wheatley would be entitled to terminate this Agreement under Section 7.1(d)); (ii) Wheatley shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Wheatley at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Wheatley of notice of such breach and is existing at the time of termination of this Agreement); (iii) any representation or warranty of Wheatley contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Wheatley of notice of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.1 hereof) could not reasonably be expected to have a Material Adverse Effect; (iv) the Board of Directors of Wheatley withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Dresser or Sub or shall have resolved to do any of the foregoing; (v) after the date hereof there has been any Material Adverse Change with respect to Wheatley, except for general economic changes or changes that may affect the industries of Wheatley or any of its Subsidiaries generally; or (vi) the Average Daily Price of Dresser Common Stock is greater than $29.00.

          (d) by Wheatley if (i) Dresser or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Dresser of notice of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Dresser or Sub contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by Dresser of notice of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.2 hereof) could not reasonably be expected to have a Material Adverse
     Effect; (iii) after the date hereof there has been any Material Adverse Change with respect to Dresser, except for general economic changes or changes that may affect the industries of Dresser or any of its Subsidiaries generally; or (iv) the Average Daily Price of Dresser Common Stock is less than $18.00.

          (e) Due Diligence. Wheatley and Dresser have substantially completed the due diligence review of each other by the date hereof, except on-site facilities and environmental inspections of manufacturing plants and other assets. The parties agree to conduct all such reviews and inspections on or before June 13, 1994. If, as a result of such reviews and inspections, either party in good faith determines that (i) undisclosed liabilities of the other party at the date of this Agreement, after deducting the reserves therefor on the most recent balance sheet of such other party included in the Wheatley SEC Documents or the Dresser SEC Documents, as applicable, would exceed an amount that constitutes, or could reasonably be foreseen to constitute, a Material Adverse Change with respect to such other party or that (ii) the assets of the other party as of the date of this Agreement are deficient by an amount that constitutes, or could reasonably be foreseen to constitute, a Material Adverse Change with respect to such other party as compared to the assets disclosed on the most recent balance sheet of such other party included in the Wheatley SEC Documents or the Dresser SEC Documents, as applicable, then such party may terminate this Agreement by notice on or before June 16, 1994.

     7.2 Effect of Termination. (a) In the event of termination of this Agreement by either Wheatley or Dresser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Dresser, Sub or Wheatley except (i) with respect to this Section 7.2, the second and third sentences of Section 5.4, Section 5.11 and Section 8.1, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties or of any of its covenants or agreements, in each case, as set forth in this Agreement except as provided in Section 8.8.

     (b) If Dresser or Wheatley terminates this Agreement pursuant to Sections 7.1(b)(iv) or 7.1(c)(iv) and the Acquisition Proposal is consummated, Wheatley shall, on the day of such consummation, pay Dresser a fee of $5,000,000 in cash by wire transfer of immediately available funds to an account designated by Dresser.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Wheatley, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that the filing fees with respect to the Proxy Statement and the S-4 shall be paid by Dresser.

     8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.9 through 5.13 and 7.2 and
Article VIII, the agreements delivered pursuant to Section 5.7 and the representations, covenants and agreements contained in Section 5.19. The Confidentiality Agreements shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreements shall apply to all information and material delivered hereunder.

     8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a) if to Dresser or Sub, to:

              Dresser Industries, Inc.
              2001 Ross Avenue
              P.O. Box 718
              Dallas, TX 75221-0718

              Attention: W. E. Bradford
              President and Chief Operating Officer

              with a copy to:

              Dresser Industries, Inc.
              2001 Ross Avenue
              P.O. Box 718
              Dallas, TX 75221-0718

              Attention: Clint E. Ables
              Vice President -- General Counsel

                    and

          (b) if to Wheatley, to:

              Wheatley TXT Corp.
              700 Louisiana, Suite 3900
              Houston, TX 77002

              Attention: Gary L. Rosenthal
              Chairman and Chief Executive Officer

              with a copy to:

              Baker & Botts, L.L.P.
              3000 One Shell Plaza
              Houston, TX 77002

              Attention: J. David Kirkland, Jr.

     8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase

"made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. Any representations and warranties of Wheatley that are qualified by the phrase "to the best knowledge of Wheatley" or phrases with similar wording shall be interpreted to refer to the knowledge, after reasonable investigation, of Messrs. Stuart M. Brightman, John W.H. Geddes, Ronald J. Foster, M. J. Keady, Jim B. McMichael, David A. Moore, C. Lance Poulsen, Michael D. Reynolds and Gary L. Rosenthal.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreements and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Sections 5.7, 5.9, 5.11 and 5.19, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.6 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed direct wholly owned Subsidiary of Dresser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Schedules. For purposes of this Agreement, Schedules shall mean the Schedules contained in the Confidential Disclosure Schedule, dated the date hereof, delivered in connection with this Agreement and initialed by the parties hereto.

     IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                          DRESSER INDUSTRIES, INC.

                                          By:         CLINT E. ABLES
                                           ------------------------------------
                                                      Clint E. Ables
                                            Vice President -- General Counsel

                                          WTXT ACQUISITION CORPORATION

                                          By:         CLINT E. ABLES
                                          --------------------------------------
                                                      Clint E. Ables
                                                      Vice President

                                          WHEATLEY TXT CORP.

                                          By:        GARY L. ROSENTHAL
                                         --------------------------------------
                                                    Gary L. Rosenthal
                                                   President and Chief
                                                    Executive Officer

                                                                     APPENDIX II

                               SIMMONS & COMPANY
                                 INTERNATIONAL

- --------------------------------------------------------------------------------

May 27, 1994
Board of Directors
Wheatley TXT Corp.
700 Louisiana Street
Suite 3900
Houston, Texas 77002

Members of the Board:

     You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock par value $0.01 per share (the "Company Common Stock"), of Wheatley TXT Corp. (the "Company") of the consideration to be received by such stockholders in the proposed merger of the Company with a wholly owned subsidiary (the "Dresser Sub") of Dresser Industries, Inc. ("Dresser"), pursuant to the Agreement and Plan of Merger (the "Agreement"), to be executed by Dresser, the Dresser Sub and the Company (the "Proposed Merger").

     As more specifically set forth in the Agreement, in the Proposed Merger each issued and outstanding share of the Company Common Stock will be converted into 0.7 (the "Conversion Number") of a share of common stock, par value $0.25 per share, of Dresser (the "Dresser Common Stock"), provided that the Average Daily Price (as defined below) of the Dresser Common Stock is at least $20 but not more than $27 and subject to adjustment in the event that such Average Daily Price of the Dresser Common Stock is less than $20 but equal to or greater than $18 or greater than $27 but equal to or less than $29. Simmons understands that, pursuant to the Agreement, the Conversion Number shall in no event be greater than 0.7368 nor less than 0.6750 and that, in the Proposed Merger, cash will be exchanged in lieu of fractional shares of the Dresser Common Stock. As set forth in the Agreement, the "Average Daily Price" of the Dresser Common Stock shall mean the average of the per share weighted average selling price of the Dresser Common Stock as reported on the New York Stock Exchange Composite Tape during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of the stockholders of the Company at which the stockholders of the Company will vote upon the Agreement and the Proposed Merger.

     Simmons, as a specialized energy-related investment banking firm, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity, and the management and underwriting of sales of equity and debt to the public. Simmons has previously rendered investment banking services to the Company and Dresser in connection with a number of transactions for which Simmons received customary compensation. In addition, in the ordinary course of business, Simmons may actively trade the securities of the Company and Dresser for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with rendering its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) the Letter of Intent between Dresser and the Company dated May 22, 1994; (ii) the Agreement; (iii) the financial statements and other information concerning the Company, including the Annual Reports on Form 10-K of the Company for the years ended February 28, 1992 through 1994; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of the Company furnished by the Company for purposes of Simmons' analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (vi) certain publicly available information concerning Dresser, including the Annual Reports on Form 10-K of Dresser for each of the years ended October 31, 1991 through 1993 and the Quarterly Report on Form 10-Q of Dresser for

      700 LOUISIANA, SUITE 5000 HOUSTON, TEXAS 77002-2753 (713) 236-9999
                             FAX: (713) 223-7800
the quarter ended January 31, 1994 and the current report on Form 8-K dated January 21, 1994 as amended; (vii) certain other internal information, primarily financial in nature, concerning the business and operations of Dresser furnished by Dresser for purposes of Simmons' analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, Dresser Common Stock; (ix) certain publicly available information concerning the estimates of the future operating and financial performance of the Company and Dresser prepared by industry experts unaffiliated with either the Company or Dresser (the "Analysts' Estimates"); (x) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to the Company or Dresser and the trading markets for certain of such other companies' securities; and (xi) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons has also met with certain officers and employees of the Company and Dresser to discuss the foregoing as well as other matters believed relevant to the inquiry.

     In arriving at its opinion, Simmons has assumed and relied upon the accuracy and completeness of all of the financial and other information provided or publicly available, including without limitation information with respect to liability reserves and insurance coverages, and has not attempted independently to verify any of such information. Simmons has not conducted a physical inspection of any of the properties or facilities of the Company, nor has Simmons made or obtained any independent evaluations or appraisals of any of such properties or facilities. In addition, although Simmons has discussed the prospects of the Company and Dresser with certain representatives of their respective managements, Simmons has been provided with only limited financial projections and other similar analyses prepared by the Company's management with respect to the Company's future performance and by Dresser's management with respect to Dresser.

     In conducting its analysis and arriving at its opinion as expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and Dresser; (ii) the business prospects of the Company and Dresser;
(iii) the historical and current market for the Company Common Stock, for Dresser Common Stock and for the equity securities of certain other companies believed to be comparable to the Company or Dresser; and (iv) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof.

     Simmons is acting as financial advisor to the Company in this transaction and will receive a customary fee for its services. Simmons was not authorized to solicit, nor did Simmons solicit from others, indications of interest with respect to acquiring the Company. Simmons is not expressing any opinion regarding the value that would be realized upon the liquidation or sale of the Company.

     Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that the consideration to be received by the holders of the Company Common Stock in the Proposed Merger is fair from a financial point of view.

                                       Sincerely,

                                       SIMMONS & COMPANY INTERNATIONAL, INC.

                                       /s/ BEN A. GUILL
                                           Ben A. Guill
                                           Managing Director

      700 LOUISIANA, SUITE 5000 HOUSTON, TEXAS 77002-2753 (713) 236-9999
                             FAX: (713) 223-7800

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, except that no indemnification shall be made in respect of any claim or issue as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the court shall deem proper. Indemnification, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct. Such determination is made (1) by the board of directors by a majority vote of a quorum consisting of disinterested directors, or (2) by independent legal counsel in a written opinion, or (3) by the stockholders. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such matter, Section 145 requires that the corporation indemnify him against expenses actually and reasonably incurred by him in his defense. Further, expenses may be paid by the corporation in advance of final disposition of the matter upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Such indemnification and advancement of expenses is not deemed exclusive of any other right to which a director or officer might be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who might be indemnified thereunder whether or not the corporation would have the power to indemnify him against such liability under such Section.

     Dresser's Restated Certificate of Incorporation, as amended, provides for indemnification of certain persons including directors and officers to the fullest extent permitted under Section 145 of the DGCL.

     Insurance is maintained by Dresser covering certain expenses, liability or losses which may be incurred by any person by reason of his being a director or officer of the Company or a subsidiary corporation, partnership, joint venture, trust or other enterprise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


         2.1         -- Agreement and Plan of Merger dated as of May 31, 1994, among Dresser,
                        WAC and Wheatley (attached as Appendix I to Proxy
                        Statement/Prospectus and incorporated herein by reference). Dresser agrees to furnish supplementally to the Commission a copy of any schedule upon request.
        *4.1         -- Restated Certificate of Incorporation of Dresser and amendments thereto. (Incorporated by reference to Exhibit 3(a) to Dresser's Form
                        10-K for the year ended October 31, 1991).
        *4.2         -- By-Laws, as amended, of Dresser. (Incorporated by reference to
                        Exhibit 3.2 of Dresser's Form 10-K for the year ended October 31,
                        1993).
        *4.3         -- Rights Agreement dated August 16, 1990, between Dresser and Harris
                        Trust Company of New York as Rights Agent. (Incorporated by reference to Exhibit 1 to Dresser's Registration Statement on Form 8-A filed on
                        October 3, 1990).
         5.1         -- Opinion of Rebecca R. Morris as to legality of securities being registered, including consent.
         8.1         -- Opinion of Baker & Botts, L.L.P. with respect to tax matters, including consent.
       *21.1         -- Subsidiaries of Dresser (Incorporated by reference to Exhibit 21 to
                        Dresser's Form 10-K for the year ended October 31, 1993).
        23.1         -- Consent of Price Waterhouse.
        23.2         -- Consent of Arthur Andersen & Co.
        23.3         -- Consent of Coopers & Lybrand.
        23.4         -- Consent of Ernst & Young.
        23.5         -- Consent of Rebecca R. Morris is included in Exhibit 5.1.
        23.6         -- Consent of Baker & Botts, L.L.P. is included in Exhibit 8.1.
        23.7         -- Consent of Havard + Batte, LLP.
        23.8         -- Consent of Arthur Andersen & Co.
      **24.1         -- Powers of Attorney.
        99.1         -- Form of Wheatley Proxy.


- ---------------
 * Incorporated by reference.

** Previously filed.


     (b) Financial Statement Schedules

          Not Applicable.

     (c) Reports, Opinions or Appraisals

         1.1         -- Opinion of Simmons & Company International (attached as Appendix II to Proxy Statement/Prospectus and incorporated by reference herein).

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on July 5, 1994.


                                          DRESSER INDUSTRIES, INC.

                                          By:      /s/ GEORGE H. JUETTEN
                                                     George H. Juetten
                                                Vice President - Controller


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on July 5, 1994.


                 SIGNATURE                                          TITLE
- --------------------------------------------     --------------------------------------------
              *JOHN J. MURPHY                               Chairman of the Board
- --------------------------------------------            (Principal Executive Officer)
              (John J. Murphy)
           /s/ GEORGE H. JUETTEN                         Vice President -- Controller
- --------------------------------------------            (Principal Accounting Officer)
            (George H. Juetten)
              *B. D. ST. JOHN                             Vice Chairman of the Board
- --------------------------------------------            (Principal Financial Officer)
              (B. D. St. John)
                 Directors:
            *WILLIAM E. BRADFORD                              *J. LANDIS MARTIN
- --------------------------------------------     --------------------------------------------
           (William E. Bradford)                              (J. Landis Martin)
- --------------------------------------------     --------------------------------------------
           (Samuel B. Casey, Jr.)                             (Lionel H. Olmer)
          *LAWRENCE S. EAGLEBURGER                             *JAY A. PRECOURT
- --------------------------------------------     --------------------------------------------
          Lawrence S. Eagleburger                             (Jay A. Precourt)
              *RAWLES FULGHAM                                  *A. KENNETH PYE
- --------------------------------------------     --------------------------------------------
              (Rawles Fulgham)                                 (A. Kenneth Pye)
- --------------------------------------------
              (John A. Gavin)                    --------------------------------------------
                                                             (Richard W. Vieser)
                *RAY L. HUNT
- --------------------------------------------
               (Ray L. Hunt)
      *By:   /s/ STANLEY E. McGLOTHLIN
           Stanley E. McGlothlin
             (Attorney-In-Fact)

                               INDEX TO EXHIBITS


  EXHIBIT                                DESCRIPTION                                  PAGE
- ---------------------------------------------------------------------------------- -----------
   2.1     Agreement and Plan of Merger dated May 31, 1994, among Dresser, WAC and
           Wheatley (attached as Appendix I to Proxy Statement/Prospectus and incorporated herein by reference)......................................
  *4.1     Restated Certificate of Incorporation of Dresser and amendments thereto. (Incorporated by reference to Exhibit 3(a) to Dresser's Form
           10-K for the year ended October 31, 1991)..............................
  *4.2     By-Laws, as amended, of Dresser. (Incorporated by reference to Exhibit
           3.2 of Dresser's Form 10-K for the year ended October 31, 1993)........
  *4.3     Rights Agreement dated August 16, 1990, between Dresser and Harris
           Trust Company of New York as Rights Agent. (Incorporated by reference to Exhibit 1 to Dresser's Registration Statement on Form 8-A filed on
           October 3, 1990).......................................................
   5.1     Opinion of Rebecca R. Morris as to the legality of securities being registered, including consent..........................................
   8.1     Opinion of Baker & Botts, L.L.P. with respect to tax matters, including consent................................................................
 *21.1     Subsidiaries of Dresser at October 31, 1992. (Incorporated by reference to Exhibit 21 to Dresser's Form 10-K for the year ended October 31,
           1992)..................................................................
  23.1     Consent of Price Waterhouse............................................
  23.2     Consent of Arthur Andersen & Co. ......................................
  23.3     Consent of Coopers & Lybrand...........................................
  23.4     Consent of Ernst & Young...............................................
  23.5     Consent of Rebecca R. Morris is included in Exhibit 5.1................
  23.6     Consent of Baker & Botts, L.L.P. is included in Exhibit 8.1............
  23.7     Consent of Havard + Batte, LLP.........................................
  23.8     Consent of Arthur Andersen & Co. ......................................
**24.1     Powers of Attorney.....................................................
  99.1     Form of Wheatley Proxy.................................................


- ---------------

 * Incorporated by reference.
** Previously filed.